Exhibit 10.19

PSC              -

STATE OF NEW MEXICO

HUMAN SERVICES DEPARTMENT

MEDICAID MANAGED CARE SERVICES AGREEMENT

This agreement (“Agreement”) between the New Mexico Human Services Department (“HSD”) and Cimarron Health Plan of Albuquerque, New Mexico, (“CONTRACTOR”), specifies the terms and conditions under which the CONTRACTOR shall provide Medicaid managed care services for HSD’s Medical Assistance Division (“MAD”).

The term of this Agreement shall be from July 1, 2001 and shall expire June 30, 2003, unless amended, or terminated pursuant to its terms. Pursuant to the Request for Proposals (“RFP”), HSD and the CONTRACTOR mutually may extend this Agreement for two additional one-year terms, or a single additional two-year term. In no circumstance shall the Agreement exceed a total of four years in duration. This Agreement shall not become effective until approved in writing by the Department of Finance and Administration and the United States Department of Health and Human Services’ Health Care Financing Administration (“HCFA”). The New Mexico Attorney General’s Office must also review this agreement for legal form and sufficiency.

The term day(s) refers to calendar days, unless otherwise specified. The first day is excluded and the last day is included. Timelines or due dates falling on a weekend or state or federal holiday shall be extended to the first business day after the weekend or holiday.

The terms “contract” and “agreement” are used interchangeably throughout this document.

ARTICLE 1 - RECITALS

1.1	All services provided pursuant to this Agreement are subject to the Procurement Code and 1 NMAC 5.2 unless specifically provided otherwise herein.

1.2	All services purchased under this Agreement shall be subject to the following provisions for administration of the Medicaid program, which are incorporated herein by reference:

(1)	The MAD program eligibility and provider policy manuals, including all updates, revisions, substitutions and replacements;

(2)	Title XIX and Title XXI of the Social Security Act and Code of Federal Regulations Title 42 Parts 430 to end, as revised from time to time;

(3)	The RFP; all RFP Amendments; CONTRACTOR Questions and HSD Answers; and HSD written Clarifications;

(4)	The CONTRACTOR’S Best and Final Offer;

(5)	The CONTRACTOR’S Proposal (including any and all written materials presented in the orals portion of the procurement) where not inconsistent with this Agreement and subsequent amendments to this Agreement;

(6)	All applicable statutes, regulations and rules implemented by the Federal Government, the State of New Mexico (“State”), and HSD, concerning Medicaid services, managed care organizations, health maintenance organizations, fiscal and fiduciary responsibilities applicable under the Insurance Code of New Mexico, NMSA 1978 §§ 59A-1-1 et. seq., and any other applicable laws; to this effect, the CONTRACTOR is put on notice that regulations have been promulgated by the federal government implementing the Balanced Budget Act. The effective date of these regulations has been delayed until June 18, 2001, with the possibility of another extension. However, the CONTRACTOR and its subcontractors shall comply with these regulations, if not repealed, as of their effective date.

(7)	The HSD’s MAD Policy Manual, including all updates and revisions thereto, or substitutions and replacements thereof, duly adopted in accordance with applicable law. All defined terms used within the Agreement shall have the meanings given them in the Policy Manual; and

(8)	All applicable statutes, regulations and rules implemented by the Federal Government, the State of New Mexico, and HSD concerning State Children’s Health Insurance Program (“SCHIP”).

1.3	HSD is responsible for administering New Mexico’s Medicaid program. Due to increasing budgetary constraints, HSD shall require that most Medicaid recipients enroll with managed care organizations (“MCOs”). HSD plans to execute agreements with managed care organizations which meet the requirements specified under the terms of this Agreement and the RFP.

1.4	HSD shall award risk-based contracts to the CONTRACTORS with statutory authority to enter into capitated agreements, assume risk and that meet applicable requirements and/or standards delineated under state and federal law.

1.5	The CONTRACTOR possesses the required authorization and expertise to meet the terms of this Agreement.

1.6	The CONTRACTOR shall be National Committee for Quality Assurance (“NCQA”) accredited, or in active pursuit of accreditation by July 1, 2001. “Active pursuit” is defined as having applied for accreditation.

NOW, THEREFORE, in consideration of the mutual promises contained herein, HSD and the CONTRACTOR agree as follows:

ARTICLE 2 - SCOPE OF WORK

The CONTRACTOR shall perform professional services including, but not necessarily limited to, the following:

2.1	PROGRAM ADMINISTRATION

(1)	Member Services

HSD shall implement procedures governing the following activities by the CONTRACTOR or entities acting on behalf of the CONTRACTOR: Development of information and educational media; Provision of materials explaining the enrollment options and process to potential members; and provision of informational presentations to eligible members, members, member advocates and other interested parties.

The CONTRACTOR shall have a member services function that coordinates communication with members and acts as a member advocate. There should be sufficient staff to allow members to resolve problems or inquiries.

A.	Policies and Procedures:

The CONTRACTOR shall have and comply with written policies and procedures regarding the treatment of minors; those adults who are in the custody of the State; those children and adolescents who are under the jurisdiction of the Children, Youth, and Families Department (CYFD); and any

individual who is unable to exercise rational judgment or give informed consent, under applicable federal and state laws and New Mexico Medicaid Regulations.

i.	The CONTRACTOR shall have and comply with written policies and procedures that describe a process to detect, measure, and eliminate operational bias or discrimination against enrolled Medicaid members by the CONTRACTOR or its providers.

ii.	The CONTRACTOR shall maintain and comply with written policies and procedures to ensure that its providers and their facilities are in compliance with the Americans with Disabilities Act (“ADA”).

iii.	The CONTRACTOR shall maintain and comply with written policies and procedures regarding members’ and/or legal guardians’ right to select a primary care provider.

iv.	The CONTRACTOR shall perform an initial assessment of member’s health care needs within 90 days of the date of a member’s enrollment. A member is considered to be enrolled for the purpose of this subsection at the time the member is considered locked in the CONTRACTOR’S MCO. The initial assessment shall, at a minimum, include the distribution of an appropriate form to members and the clinical review of any form returned by members. The form, if mailed to a member, shall include a pre-addressed return postage paid envelope.

v.	The CONTRACTOR shall provide potential and enrolled members with a directory to include MCO addresses and telephone numbers, (and primary care and specialty provider lists and relevant phone numbers) and the identity, location, phone number and qualifications to include area of specialty, board certification and any areas of special expertise that would be helpful to individuals deciding to enroll with the CONTRACTOR, for each primary care and specialty provider. At the option of the CONTRACTOR, the directory may be limited to primary care and self-refer providers.

vi.	The CONTRACTOR shall provide potential and enrolled members a list of all items and services that are available to members covered either directly or through a method of referral and/or prior authorization.

vii.	The CONTRACTOR’S written policies and procedures shall be made available upon request to members and their representatives for review during normal business hours.

B.	Member Education

Medicaid recipients shall be educated about their rights, responsibilities, service availability, and administrative roles under the managed care system. Member education is initiated when they become eligible for Medicaid and is augmented by information provided by HSD and the CONTRACTOR.

C.	Initial Information

The education of the member is initiated when the member becomes eligible for Medicaid. HSD distributes information about Medicaid managed care and the enrollment process.

D.	MCO Enrollment Information

Once a member is determined to be an MCO mandatory member, HSD provides specific information about services included in the benefit packages, MCOs from which the member can choose, and enrollment of the member(s).

E.	Member Handbook

i.	The CONTRACTOR shall maintain written policies and procedures governing the development and distribution of marketing materials for members.

ii.	The CONTRACTOR is responsible for providing members with a member handbook. The CONTRACTOR shall provide periodic updates to the handbook as needed explaining changes in all policies and procedures that affect the member.

iii.

The CONTRACTOR shall send a provider directory and member handbook to enrollees or potential enrollees requesting a copy and as requested by HSD. The CONTRACTOR shall direct a person requesting a member handbook or a provider directory to an internet site. However, a specific request for a printed document shall be met. The CONTRACTOR shall provide a one page, two-sided summary of its benefits which may be distributed by HSD at its discretion.

iv.	Member handbooks shall be made available in formats other than written English, (e.g. Braille), if in the CONTRACTOR’S or HSD’s determination five percent of the CONTRACTOR’S Salud! members are conversant only in those other languages or formats. In addition, such language used shall be prepared in a manner which is clear and understandable to an individual who has completed no more than the sixth grade. The handbook shall include:

a)	Limitations to the receipt of care from non-participating providers;

b)	Coordination of care by PCPs;

c)	The CONTRACTOR demographic information including the organization’s toll-free member phone number;

d)	Services for which prior authorization or a referral is required, and the method of obtaining both;

e)	The provider list, including phone numbers, addresses and type of service designations which need not physically be a part of the handbook;

f)	Notice to members on both the internal and HSD grievance and appeal processes;

g)	Information on how to obtain services;

h)	The members’ rights and responsibilities;

i)	Information on obtaining care in emergency or urgent conditions;

(j)	The CONTRACTOR’S operating rules as required by NCQA;

(k)	Information on accessing behavioral health or other specialty services, including but not limited to EPSDT, and family planning services, including a discussion of member’s rights to self refer to in-plan and out-of-plan family planning providers;

(l)	Information on the member’s right to terminate enrollment and the process for voluntarily disenrolling from the plan; and

(m)	Other information determined by the State to be essential during the member’s initial contact with the CONTRACTOR.

F.	Second Opinions

i.	The CONTRACTOR shall provide members with the option of receiving a second opinion from another provider participating with the CONTRACTOR when members need additional information regarding recommended treatment or when requested care has been denied by the provider.

ii.	The CONTRACTOR may select the provider giving the second opinion, in accordance with a method established by the CONTRACTOR to equitably distribute these duties, provided that the provider selected practices in an area that provides expertise appropriate to the member’s specific treatment or condition.

G.	Maintenance of Toll-Free Line

The CONTRACTOR shall maintain one or more toll-free telephone line(s) which is accessible twenty-four (24) hours a day, seven (7) days a week, to facilitate member access to qualified clinical staff. MCO Members may also leave a voice mail message to obtain the CONTRACTOR’S policy information, and /or to register grievances with the CONTRACTOR. The phone call shall be returned the next business day by an appropriate CONTRACTOR staff person.

H.	Member Notification

i.	The CONTRACTOR shall adopt written policies and procedures to require prompt notification of abnormal results of diagnostic laboratory, diagnostic imaging, and other testing and, if clinically indicated, to notify the member of a scheduled follow-up visit. This shall be documented in the member’s record.

ii.	At the request of a member, the CONTRACTOR shall provide information to the member on options for private health insurance when the member’s enrollment is terminated due to loss of Medicaid eligibility. This shall be documented in the member’s records maintained by the CONTRACTOR.

I.	Benefit Information

i.	The CONTRACTOR shall provide in English and Spanish each member and/or legal guardian with written information about benefits, including:

a)	Benefits and services, including preventive services, included in, and excluded from, coverage;

b)	Any special benefit provisions that may apply to services obtained outside the CONTRACTOR’S system;

c)	Any restrictions on benefits that apply to services obtained outside the CONTRACTOR’S service area; and

d)	The following information regarding the member’s rights of access to, and coverage of, emergency services, both inside and outside of the CONTRACTOR’S network:

1.	That both in-network and out-of-network emergency services are a covered benefit;

2.	That emergency services are defined as covered inpatient and outpatient services furnished by a qualified Medicaid provider that are necessary to evaluate or stabilize an emergency condition;

3.

That an emergency condition is a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in placing the individual’s health (or with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy, serious impairment to body function or serious dysfunction of any bodily organ or part;

4.	That the CONTRACTOR shall not retroactively deny a claim for an emergency screening examination because the condition, which appeared to be an emergency medical condition under the prudent layperson standard (defined in (3) above), turned out to be non-emergency in nature; and

5.	That the CONTRACTOR does not require prior authorization for emergency services rendered in or out of network with all emergency services reimbursed at the in network rate.

ii.	The CONTRACTOR shall provide each member with written information in English or Spanish, as appropriate, that instructs members about how to obtain primary and specialty care, including:

a)	A list of providers, by provider type and specialty, available through the CONTRACTOR and how to access them; such list, at the option of the CONTRACTOR, may be limited to primary care providers and those providers to whom members may self-refer, including, but not limited to, family planning providers, point-of-entry behavioral health providers, urgent and emergency care providers, IHS and other Native American providers, and pharmacies. Upon request, the CONTRACTOR shall provide information on the participation status of any provider;

b)	The means for obtaining more information about providers who participate in the MCO;

c)	The means for obtaining primary care services;

d)	The means for obtaining specialty care, behavioral health services and hospital services;

e)	The means for obtaining care after normal office hours;

f)	The means for obtaining emergency care, including the CONTRACTOR’S policy on when to directly access emergency care or use 911 services;

g)	The means for obtaining care and coverage when out of the CONTRACTOR’S service area;

h)	The means by which the CONTRACTOR shall notify members affected by the termination or change in any benefit, service or service delivery office/site.

iii.	The CONTRACTOR shall provide each member and/or legal guardian with written policies and procedures in English and Spanish and procedures concerning:

a)	Its policy on freedom of provider choice;

b)	Changing assigned providers, if applicable;

c)	Accessing the toll-free phone lines;

d)	Filing a grievance and/or appeal;

e)	The procedure for appealing a decision that adversely affects the member’s coverage, benefits, or other relationship with the CONTRACTOR; and

f)	All other policies and procedures regarding member rights and responsibilities.

iv.	The CONTRACTOR shall provide affected members and/or legal guardians with updated information within 30 days of any material change.

J.	Member Identification Card

The CONTRACTOR shall issue a member identification card within thirty (30) days of enrollment to each member. The card shall be substantially the same as the card issued to commercial enrollees. The card may not contain information which identifies the member as a Medicaid recipient, other than designations which are commonly used by the CONTRACTOR to identify for providers the members’ benefits, or copayments, such as group or plan numbers.

K.	Members’ Patient Bill of Rights and Responsibilities

The CONTRACTOR shall be required to comply with the MAD regulation on Patient Bill of Rights. The CONTRACTOR shall provide each member with written information, in English or Spanish, as appropriate, found in the MAD patient Bill of Rights pursuant to MAD 606.7.6 and 606.1.2.3.

i.	Members and/or legal guardians have a right to obtain equitable treatment, with respect and recognition of the member’s dignity and need for privacy.

ii.	Members have a right to receive health care services in a non-discriminatory fashion.

a)	Members and, as appropriate, their families and/or legal guardians have a right to participate with practitioners in decision making regarding all aspects of their health care, including development of the treatment plan. The policy shall contain procedures for obtaining informed consent.

b)	The policy shall ensure that legally determined surrogate decision makers shall be involved, as appropriate, to facilitate care decisions.

iii.	Members and/or legal guardians have a right and the means to voice complaints or file grievances and appeals about the care provided by the CONTRACTOR.

iv.	Members and/or legal guardians have a right and the means to be able to choose from among the available providers within the limits of the plan network and its referral and prior authorization requirements.

v.	Members have a right to formulate advance directives consistent with Federal and State laws and regulations.

vi.	Members have a right to have access to their medical records in accordance with the applicable Federal and State laws and regulations.

vii.	Members and/or legal guardians, to the extent possible, have a responsibility to provide information that the CONTRACTOR, its practitioners, and providers need in order to care for them.

viii.	Members and/or legal guardians, to the degree possible, have a responsibility to participate in understanding their health problems and developing mutually agreed upon treatment goals.

ix.	Members and/or legal guardians have a responsibility to follow the plans and instructions for care that they have agreed upon with their practitioners.

x.	Members and/or legal guardians have a responsibility to keep, reschedule, or cancel a scheduled appointment rather than to simply fail to keep it.

L.	Consumer Advisory Board

i.	The CONTRACTOR shall establish a Consumer Advisory Board representing both physical and behavioral health members. The board shall include regional representation, including members, advocates and providers.

ii.	The Consumer Advisory Board shall serve to advise the CONTRACTOR on issues concerning service delivery and quality, member rights and responsibilities, the process for resolving member grievances, and the needs of the groups they represent as they pertain to Medicaid managed care. The Board shall meet on at least a quarterly basis in the state’s regions. The CONTRACTOR is responsible for keeping a written record of the board meetings.

iii.	The CONTRACTOR’S Consumer Advisory Board shall maintain documentation of all attempts to invite and include its members in its meetings. The Board roster and minutes shall be made available to HSD upon request.

iv.	The Consumer Advisory Board shall advise HSD in writing ten (10) days in advance of all meetings to be held. HSD reserves the right to attend and observe the meetings of the Board at its discretion.

v.	The Consumer Advisory Board shall consist of a fair representation of the CONTRACTOR’S members in terms of race, gender and New Mexico geographic areas.

vi.	The CONTRACTOR shall send the CONTRACTOR’S representatives to attend at least two statewide consumer meetings to help ensure that member issues are being heard and addressed.

M.	Standards for Utilization Management (UM)

i.	The CONTRACTOR’S Utilization Management (UM) Program shall properly manage the use of limited resources, maximize the effectiveness of care by evaluating clinical appropriateness, and authorize the type and volume of services through fair, consistent and culturally competent decision making to assure equitable access to care and to a successful link between care and outcomes;

ii.	The CONTRACTOR shall define in writing the UM program structure and accountability mechanisms;

iii.	The CONTRACTOR senior management and the CONTRACTOR Medical Director or the CONTRACTOR’S Internal Quality Management and Improvement (“QI”) program shall annually evaluate and approve or revise the UM program;

iv.	The CONTRACTOR shall define all services which require prior authorization;

v.	The CONTRACTOR shall develop and implement written policies and procedures for review of utilization decisions to ensure their basis in sound clinical evidence and that conform to medical necessity criteria;

vi.	The CONTRACTOR shall ensure the involvement of appropriate, practicing practitioners in the development of UM procedures;

vii.	The CONTRACTOR shall comply with NCQA Standards for Utilization Management and follow NCQA timeliness standards for routine, urgent and emergent situations. The decision-making timeframes should accommodate the clinical urgency of the situation and not delay the provision of services to members for lengthy periods of time;

viii.	The CONTRACTOR shall approve or deny services for routine/nonurgent, urgent care requests within the timeframes stated in regulation. These required timeframes are not to be affected by “pend” decision;

ix.	The CONTRACTOR shall evaluate member and provider satisfaction with the utilization process;

x.	The CONTRACTOR shall ensure that UM functions are appropriately implemented, monitored and professionally managed;

xi.	The CONTRACTOR shall submit quarterly to HSD in a format to be determined by HSD after consultation with the CONTRACTOR, a job description and the qualifications of each individual behavioral health UM staff who makes behavioral health determinations; and

xii.	The CONTRACTOR shall provide to HSD ad hoc reports about service utilization upon request by HSD.

N.	Denials

i.	The CONTRACTOR shall clearly document in English or Spanish, as appropriate, on a form agreed to by HSD, and communicate in writing the reasons for each denial. A “denial” is defined as a refusal by the CONTRACTOR to authorize a service requested or recommended by the member’s health care provider.

ii.	The CONTRACTOR shall provide in writing the reason for a denial of service coverage to the requesting practitioner and the affected member. There shall be established and well publicized internal and accessible grievance and appeals mechanism for both providers and members; the notification of a denial shall include a description of how to file a grievance and notice of appeal.

iii.	The CONTRACTOR shall recognize that a utilization review decision resulting from a Fair Hearing conducted by the designated HSD official is final and shall be honored by the CONTRACTOR, unless the CONTRACTOR successfully appeals the Fair Hearing decision in a court of competent jurisdiction.

iv.	The CONTRACTOR shall evaluate member and provider satisfaction with the UM process as a part of its member satisfaction survey while maintaining the federal and state confidentiality requirements of surveyed participants.

v.	The CONTRACTOR shall forward survey results to HSD. HSD shall have access to the CONTRACTOR’S UM review documentation.

(2)	Standards for Internal Quality Management and Improvement

A.	The CONTRACTOR shall have Quality Improvement (QI) Programs based on a model of continuous quality improvement. The QI programs shall encompass physical, mental and behavioral health. The ultimate responsibility for QI is with the CONTRACTOR and shall not be delegated to subcontractors. The QI structures and procedures shall be clearly defined with responsibilities appropriately assigned.

B.	The CONTRACTOR shall produce and deliver to HSD and the CONTRACTOR’S members, upon request, an annually evaluated and updated program description. The QI program description shall contain a work plan, or schedule of activities to be reviewed quarterly and to include:

i.	Objectives, scope, and planned projects or activities for the year;

ii.	Planned monitoring of previously identified issues, including tracking of issues over time; and

iii.	Planned evaluation of the QI program.

C.	The CONTRACTOR shall designate a physician and a behavioral health care practitioner with primary responsibility for the implementation of the QI program.

D.	The CONTRACTOR shall establish a committee to oversee and implement QI requirements and such requirements shall address:

i.	QI Program and Policy;

ii.	QI Committee and Policy;

iii.	Annual QI Workplan and Evaluation;

iv.	Confidentiality Policy and Procedures;

v.	Medical Records Documentation Policy and Procedures;

vi.	Policy and Procedures for working with high need members;

vii.	Member Satisfaction Surveys;

viii.	Disease Management Protocols and Procedures; and

ix.	Policy and Procedures for Continuity and Coordination of Care.

E.	The CONTRACTOR shall every two years, appropriately update and disseminate evidence-based practice guidelines for providing services for acute and/or chronic conditions, both physical and behavioral, relevant to enrolled membership. The QI program shall be approved by HSD prior to implementation.

F.	Quality Management/Quality Improvement Program (QM/QI)

i.	The CONTRACTOR shall have a QM/QI program, including goals; objectives; structure; policies; and authorities that shall result in continuous quality improvement in the physical, mental and behavioral health care;

ii.	The CONTRACTOR shall have a QI work plan that includes immediate objectives for each contract period and long term objectives for the entire contract period. This work plan shall contain the scope of the objectives, activities planned; timeframe and other relevant information;

iii.	The CONTRACTOR shall evaluate the overall effectiveness of its QI program and demonstrate improvements in the quality of clinical care and the quality of service to its members;

iv.	The CONTRACTOR shall have a process for exchanging information throughout the CONTRACTOR’S organization;

v.	The CONTRACTOR shall have written policies and procedures for medical records documentation;

vi.	The CONTRACTOR shall have disease management protocols and procedures;

vii.	The CONTRACTOR shall have policies and procedures for working with high need members;

viii.	The CONTRACTOR shall have written policies and procedures for conducting member and provider surveys;

ix.	The CONTRACTOR shall have written policies and procedures for continuity and coordination of care; and

x.	The CONTRACTOR shall have written policies and procedures on confidentiality, including a provision that all materials concerning the care and treatment of members shall be made available to HSD.

G.	QI Projects and Reviews

The CONTRACTOR shall:

i.	Be responsible to demonstrate to HSD that the results of QI projects and reviews are used to improve the quality of service coverage and delivery with appropriate individual practitioners and institutional providers. When the CONTRACTOR determines that there are provider performance problems, the CONTRACTOR is responsible to take and document appropriate action.

ii.	Ensure that the QI program is applied to the entire range of health services provided through the CONTRACTOR by assuring that all major population groups, care settings, and service types are included in the scope of the review. A major population group is one which represents at least ten percent of a CONTRACTOR’S enrollment.

H.	Continuous Quality Improvement

The CONTRACTOR shall ensure that management is based on principles of Continuous Quality Improvement/Total Quality Management (CQI/TQM),

including, the recognition that opportunities for improvement are unlimited that the QI process shall be data driven, requiring continual measurement of clinical and non-clinical effectiveness and programmatic improvements of clinical and non-clinical processes driven by such measurements; requiring re-measurement of effectiveness and continuing development and implementation of improvements as appropriate; and shall rely on customer input.

I.	QI Program Effectiveness Evaluation

The CONTRACTOR shall annually evaluate the overall effectiveness of its QI program and demonstrate improvements in the quality of clinical care and the quality of service to its members. The CONTRACTOR shall submit its written evaluation of the QI program to HSD. This evaluation shall include at least the following:

i.	A description of completed and ongoing QI activities;

ii.	Trending of measures to assess performance in quality of clinical care and quality of service;

iii.	An analysis of whether there have been demonstrated improvements in the quality of clinical care and quality of service; and

iv.	An evaluation of the overall effectiveness of the QI program.

J.	Delegation

HSD reserves the right to approve and disapprove any delegated subcontract templates.

The CONTRACTOR shall:

i.	Have a written document (Agreement), signed by both parties, that describes the responsibilities of the CONTRACTOR and the delegate; the delegated activities; the frequency of reporting (if applicable) to the CONTRACTOR; the process by which the CONTRACTOR evaluates the delegate; and the remedies, including revocation of the delegation, available to the CONTRACTOR if the delegate does not fulfill its obligation;

ii.	Have written policies and procedures to ensure that the delegated agency meets all standards of performance mandated by HSD for the SALUD! program;

iii.	Have written policies and procedures for the oversight of the delegated agency’s performance of the delegated functions;

iv.	Have written policies and procedures to ensure consistent statewide application of all utilization management criteria when utilization management is delegated;

v.	Include in its agreement with the delegate whether the CONTRACTOR or the delegate shall oversee the performance of the subdelegate to ensure that there is a mutually agreed document in place for any subdelegated functions;

vi.	Be ultimately accountable for all delegated activities and may not under any circumstances abrogate any responsibility for decisions made by a delegate regarding delegated functions;

vii.	Provide a list of all delegates to HSD;

viii.	Ensure that it notifies HSD of any proposed new agreement for delegation at least thirty (30) calendar days prior to the proposed beginning date of the Agreement or any material changes to existing Agreements; and

ix.	Not delegate quality oversight, utilization management, prevention, education, outreach, grievance, internal hearings, appeals, data collection, or claims payment for behavioral health services.

K.	Clinical Performance

The CONTRACTOR shall identify and monitor on an on-going basis indicators of clinical performance; and, implement activities designed to improve the process of providing a clinical service;

L.	Member Satisfaction Survey

As part of its QI Program, the CONTRACTOR shall conduct at least one annual survey of member satisfaction with the CONTRACTOR, which shall be designed by the CONTRACTOR with input from the Consumer Advisory Board and which shall assess member satisfaction with the quality, availability, and accessibility of care. The survey shall provide a statistically valid sample of all CONTRACTOR members, including members who have requested to change his/her primary care provider (PCP) and all members who have voluntarily disenrolled from the CONTRACTOR. The member survey shall address member receipt of educational materials, and use and usability of the provided education materials. The CONTRACTOR’S survey shall address the satisfaction of members with serious/chronic care conditions. The CONTRACTOR shall follow all federal and state confidentiality requirements in conducting this survey with members.

The CONTRACTOR shall:

i.	Use the CAHPS 2.0H Adult and Child survey Instruments (most current version) to assess member satisfaction as part of the HEDIS requirements and report the results of the CAHPS survey to HSD.

ii.	Disseminate results of the member satisfaction survey to practitioners, providers, HSD and members.

iii.	Participate in the design of a separate annual member satisfaction survey to be conducted by an independent entity determined by HSD. The survey itself shall not be the financial responsibility of the CONTRACTOR.

iv.	Follow NCQA guidelines for the conduct of Provider Satisfaction surveys; cooperate with HSD in conducting provider satisfaction survey, including making available a current, unduplicated provider file(s) available to HSD or its EQRO upon request; conduct a provider satisfaction survey, at least annually, of all in-network providers; and report information from this survey to HSD annually; and, include the results in the QI/QM Effectiveness Evaluation into the QI/QM plan for the upcoming contract year. (HSD will work towards reducing the administrative burden of this requirement on providers by combining surveys or conducting one survey. However, until such is accomplished, the CONTRACTOR must comply with this requirement as stated.)

M.	External Quality Review

i.	HSD shall retain the services of an external quality review organization in accordance with the Social Security Act, Section 1902 (a) (30) [C], and the CONTRACTOR shall cooperate fully with that organization and prove to that organization the CONTRACTOR’S adherence to HSD’s quality standards as set forth in MAD Policy Section 606.7. HSD shall also contract with an external review organization to audit a statistically valid sample of the CONTRACTOR behavioral health UM decisions including authorizations, reductions, terminations and denials. This audit is intended to determine if authorized service levels are appropriate with respect to accepted standards of clinical care. The CONTRACTOR shall cooperate fully with that organization.

ii.	The CONTRACTOR shall participate in various other tasks identified by HSD that shall enable HSD to gauge performance in a variety of areas, i.e., care coordination, treatment of special populations and behavioral health care delivery.

iii.	The CONTRACTOR shall utilize technical assistance and guidelines offered by the EQRO, unless otherwise agreed upon by HSD and the CONTRACTOR.

iv.	The external quality review organization retained by HSD shall not be a competitor of the CONTRACTOR.

N.	Publication

At its discretion, HSD shall release all aggregate results of the QI/audit functions to the public and to the Federal Government.

(3)	Performance Indicators

A.

Performance Improvement Projects (PIPs) are one of the tools that HSD has chosen to use to measure a CONTRACTOR’S ability to identify problematic areas within its operations and take actions which shall improve its performance in those focus areas. Examples of these include but, are not limited to, administrative functions (telephone response rates), utilization management (timeliness of Prior Authorizations), access to care, preventive care (improvement of EPSDT screening rates), and care coordination.

B.	The CONTRACTOR shall:

i.	Participate in six (6) PIPs per year chosen by HSD in consultation with the CONTRACTOR. Three (3) PIPs shall relate to behavioral health;

ii.	Adhere to timely and accurate collection of baseline project indicator data (physical health, behavioral health, administrative), which shall show the CONTRACTOR’S performance rate for those indicators identified for improvement by HSD;

iii.	Identify specific interventions that the CONTRACTOR intends to use to improve performance in a given area;

iv.	Demonstrate improvement in each quality indicator within each calendar year of the contract; and

v.	Perform subsequent measurement and written assessment of the ongoing effectiveness of named interventions.

C.	Critical Indicators Report

  The CONTRACTOR shall:

i.	Track, analyze, and report to HSD monthly, certain indicators identified specific to behavioral or physical health that shall enable HSD to determine potential problems areas within quality of care, access, or service delivery;

ii.	Collect the requested data monthly, perform analysis on the data for the purpose of determining completeness and validity, and report results to HSD monthly;

iii.	Analyze the data, including the identification of any significant trends; and

iv.	Address all negative trends in the analysis and develop appropriate CQI initiatives. Examples of negative trends may include involuntary hospitalizations, decrease in EPSDT screens, high infant mortality or an increase in suicides or suicide attempts.

(4)	Standards for Access

A.	The CONTRACTOR shall ensure the Salud! member caseload of any PCP does not exceed fifteen hundred (1,500) enrollees.

B.	The CONTRACTOR shall provide to members and providers clear instructions on how to access services, including those that require prior approval or referral.

C.	The CONTRACTOR shall meet time and distance standards for PCPs and pharmacies as determined by HSD or as described in MAD Policy 606.7.9.3. The CONTRACTOR shall have systems to track and report this data and such data shall be available to HSD upon request.

D.	The CONTRACTOR shall meet provider appointment and pharmacy in-person prescription fill time standards as described in MAD Policy 606.7.9.4; shall approve or deny requests for DME within seven (7) working days of the initial request. Members shall be able to obtain prescribed medical supplies and non-specialized DME within 24 hours, when needed on an urgent basis. All new, customized, made-to-measure equipment shall be delivered within 150 days of the request date. All repairs or modifications shall be delivered within 60 days of the request date.

E.	The CONTRACTOR shall provide Geo-Access or equivalent reports quarterly to HSD on the CONTRACTOR’S network capacity of behavioral health providers and facilities.

i.	Routine and non-specialized supplies

The CONTRACTOR shall:

a)	Ensure supplies are delivered consistent with clinical need;

b)	Have an emergency response plan for medical equipment or supplies needed on an emergent basis;

c)	Ensure that members and/or their family receive adequate instruction on use of the supplies or equipment;

d)	Be able to deliver the transportation benefit statewide;

e)	Have a sufficient transportation network available to meet the transportation needs of members. This includes requiring an appropriate number of handivans for members who are wheelchair or ventilator-dependent or have other equipment needs;

f)	Require that all transportation vehicles be equipped with a communication device for use in case of an emergency;

g)	Allow the member to self refer for behavioral health and substance abuse services, family planning, vision and dental services without approval from a PCP; and

h)	Allow a newly enrolled woman in her third trimester of pregnancy to continue to see her established obstetrical provider.

i)	Have CPR certified drivers to transport members whose clinical needs dictate.

F.	Emergency Conditions

The CONTRACTOR shall:

i.	Provide services for emergency and urgent conditions, including emergency transportation anywhere within the United States;

ii.	Ensure that there is no clinically significant delay caused by the CONTRACTOR utilization control measures; and

iii.	Ensure that members have access to the nearest appropriately designated Trauma Center according to established emergency Medical Services triage and transportation protocols.

G.	Non-Emergency Access Standards

The CONTRACTOR shall comply with the following non-emergency access standards for outpatient appointments:

i.	For routine, symptomatic, recipient-initiated, outpatient appointments for primary preventive medical care the request-to-appointment time shall be no greater than 30 days, unless the member requests a later time.

ii.	For routine, symptomatic, recipient-initiated, outpatient appointments for non-urgent primary medical care, the request-to-appointment time shall be no greater than 14 days, unless the member requests a later time.

iii.	For non-urgent behavioral health care, the request-to-appointment time shall be no greater than 14 days, unless the member requests a later time.

iv.	Primary medical, including behavioral health, and dental care outpatient appointments for urgent conditions shall be available within 24 hours.

v.	For specialty outpatient referral and/or consultation appointments, including behavioral health, the request-to-appointment time shall be consistent with the clinical urgency but no greater than 21 days, unless the member requests a later time.

vi.	For outpatient scheduled appointments the time the member is seen shall not be more than 30 minutes after the scheduled time unless the member is late.

vii.	For routine outpatient diagnostic laboratory, diagnostic imaging, and other testing appointments, the request-to-appointment time shall be consistent with the clinical urgency but no greater than 14 days unless the member requests a later time.

viii.	For urgent outpatient diagnostic laboratory, diagnostic imaging, and other testing, appointments availability shall be consistent with the clinical urgency but no greater than 48 hours.

ix.	The timing of scheduled follow-up outpatient visits with practitioners shall be consistent with the clinical need.

H.	The CONTRACTOR shall ensure that PCP and pharmacy availability meet specified geographic access standards based on the county of residence: 90% of members residing in urban counties shall travel no longer than 30 miles to receive pharmacy and PCP availability; 90% of members residing in rural counties shall travel no longer than 45 miles to receive pharmacy and PCP availability; and 90% of members residing in frontier counties shall travel no longer than 60 miles to receive pharmacy and PCP availability. The CONTRACTOR shall ensure that members have access to pharmacy availability within 24 hours of discharge from a hospital, urgent care facility or emergency room.

(5)	Referral and Coordination

The CONTRACTOR shall have and comply with written policies and procedures for the coordination of care. The CONTRACTOR’S policies and procedures shall ensure that referrals including referrals to the following providers: other specialists, out-of-network providers, and all publicly supported providers for medically necessary services are available to members. The CONTRACTOR’S referral process shall be effective and efficient and not present an impediment to timely receipt of services

(6)	General Care Coordination Requirements

A.	The CONTRACTOR shall:

i.	Provide statewide care coordination, either directly or through subcontractors, for SALUD! Members with multiple and complex special physical, mental and behavioral health care needs.

ii.	Provide as part of their care coordination program, the six targeted case management programs included in the SALUD! Benefit package, on a statewide basis, and be held accountable for delivering these services according to MAD policy.

iii.	Develop and implement written policies and procedures, approved by HSD, which govern how members with multiple and complex special physical, mental and behavioral health care needs shall be identified.

iv.	Develop and implement written policies and procedures, approved by HSD, governing how care coordination shall be provided for members. These shall address the development of member’s individual treatment plan, based on a comprehensive assessment of the goals, capacities and medical condition of the member, and the needs and goals of the family; and criteria for evaluating a member’s response to care and revising the plan, as indicated. A member and family shall be involved in the development of the treatment plan, as appropriate. A member or family shall have a right to refuse care coordination or case management.

v.	Develop and implement policies and procedures which define care coordination, including the targeted case management programs, according to MAD policy on each; specify that care coordinators/case managers shall meet with members on a regular, face-to-face basis, as is indicated. Telephonic contacts alone do not meet the requirements of the six specific case management programs, or of care coordination services.

vi.	Specify how care coordination shall be supported by an internal information system.

vii.	Develop and implement policy and procedures to establish working relationships between care coordinators and providers.

viii.	Continue to work with the Medicaid in the Schools (MITS) program providers to identify and coordinate with the child’s SALUD! primary care provider (PCP).

B.	Specific Coordination Requirements

i.	Initial Written Referral Report. A written report of the outcome of any referral, containing sufficient information to coordinate the member’s care, shall be forwarded to the PCP by the behavioral health provider within seven (7) calendar days after the screening and evaluation visit.

ii.	Ongoing Reporting. While the member is receiving services from a behavioral health provider, the behavioral health provider shall keep the member’s PCP informed of drug therapy; laboratory and radiology results; sentinel events such as hospitalization, emergencies, incarceration, discharge from a psychiatric hospital or from behavioral health services; and transitions in level of care. The PCP shall keep the behavioral health provider informed of drug therapy; laboratory and radiology results; medical consultations; and sentinel events such as hospitalization and emergencies.

iii.	Behavioral Health Referral Policies and Procedures. The CONTRACTOR shall develop and implement written policies and procedures that allow members access to behavioral health services without first going through the PCP. These policies and procedures shall accord timely access to behavioral health services. The CONTRACTOR shall notify members of their rights to access behavioral health services without a referral. The CONTRACTOR shall notify members of their rights to access behavioral health services without a referral.

iv.	Psychiatric Consultation. A psychiatrist shall be available to the PCP to assist with pharmacotherapy and diagnostic evaluations.

v.	Physical Health Consultation and Treatment. The CONTRACTOR shall have and comply with written policies and procedures governing referrals from behavior health providers for physical health consultation and treatment.

vi.	Coordination With Waiver Programs. The CONTRACTOR shall provide all covered benefits to members who are waiver participants. There are four Home and Community-Based Waiver programs: the Developmentally Disabled Waiver, the Disabled and Elderly Waiver, the Medically Fragile Waiver and the AIDS Waiver. An integral part of each waiver is the provision of case management. The CONTRACTOR shall coordinate closely with the Waiver case manager to ensure that case information is shared, necessary services are provided and are not duplicative. HSD shall monitor utilization to ensure that the CONTRACTOR provides to members who are waiver participants all benefits included in the CONTRACTOR benefit package.

vii.

Coordination of Services with Children, Youth and Families Department (CYFD). The CONTRACTOR shall have written policies and procedures requiring coordination with the CYFD Protective Services and Juvenile Justice Divisions to ensure that members receive medically necessary services regardless of the member’s custody status.

These policies and procedures shall specifically address compliance to the following sections of the New Mexico Children’s Code: Section 32A-2-21 (Disposition of a mentally disordered or developmentally disabled child in a delinquency proceeding); Section 32A-3A-5 (Plan for family services/ family needs assessment and referral); Section 32A-3B-17 (Disposition of developmentally disabled or mentally disordered child in a proceeding under the Family in Need of Services Act); Section 32A-4-3 (Duty to report child abuse and child neglect and penalty); Section 32A-4-14 (Change in placement); Section 32A-4-23 (Disposition of a mentally disordered or developmentally disabled child in a proceeding under the Abuse and Neglect Act.); and Article 6, Children’s Mental Health and Developmental Disabilities. If Child Protective Services (CPS), Juvenile Justice or Adult Protective Services (APS) has an open case on a member, the CYFD social worker or Juvenile Probation Officer assigned to the case shall be involved in the assessment and treatment plan, including decisions regarding the provision of services for the member. The CONTRACTOR shall designate a single contact point for these cases.

viii.	Coordination of Services with Schools. The CONTRACTOR shall have and implement written policies and procedures regarding coordination with the schools for those members receiving services excluded from managed care as specified in the Individualized Education Program (IEP) or Individualized Family Service Program (IFSP). The CONTRACTOR shall provide the names of the members’ PCPs to schools participating in the Medicaid in the Schools (MITS) program.

(7)	Selection or Assignment to a Primary Care Provider (PCP)

The CONTRACTOR shall maintain and comply with written policies and procedures governing the process of member selection of a PCP and requests for change.

A.	Initial Enrollment. At the time of enrollment the CONTRACTOR shall ensure that each member has the freedom to choose a PCP within a reasonable distance from the member’s place of residence. The process whereby a CONTRACTOR assigns members to PCPs shall include at least the following features: The CONTRACTOR shall provide the member with the means for selecting a PCP within five (5) business days of enrollment. The

CONTRACTOR shall offer freedom of choice to members in making a PCP selection. If a member does not select a PCP within a reasonable period of enrollment, the CONTRACTOR shall make the assignment and notify the member in writing of his/her PCP’s name, location, and office telephone number, while providing the member with an opportunity to select a different PCP if he/she is dissatisfied with the assignment. The CONTRACTOR shall assign a PCP based on factors such as patient age, residence, and if known, current provider relationships.

B.	Subsequent Change in PCP Initiated by Member. Members may initiate a PCP change at any time, for any reason. The request can be made in writing or by telephone. Any change in PCP shall be effective as of the first of the month following the month in which the request was received.

C.	Subsequent Change in PCP Initiated by the CONTRACTOR The CONTRACTOR may initiate a PCP change for a member under the following circumstances:

i.	The member and the CONTRACTOR agree that assignment to a different PCP in the CONTRACTOR’S provider network is in the member’s best interest, based on the member’s medical condition;

ii.	A member’s PCP ceases to participate in the CONTRACTOR’S network;

iii.	A member’s behavior toward the PCP is such that it is not feasible to safely or prudently provide medical care and the PCP has made all reasonable efforts to accommodate the member; or

iv.	A member has initiated legal actions against the PCP.

D.	In instances where a PCP has been terminated, the CONTRACTOR shall allow affected members to select another PCP or make an assignment within fifteen (15) days of the termination effective date.

E.	PCP Lock In. HSD shall allow the CONTRACTOR to require that a member see a certain PCP when identification of utilization of unnecessary services indicates a need to provide case continuity. Prior to placing the member on PCP lock in, the CONTRACTOR shall inform the member of the intent to lock in, including the reasons for imposing the PCP lock in. The CONTRACTOR’S grievance procedure shall be made available to any member being designated for PCP lock in. The CONTRACTOR shall document review of the PCP. The PCP lock in shall be reviewed and documented by the CONTRACTOR and approved by HSD at least every six months. The member shall be removed from PCP lock in when the CONTRACTOR has determined that the utilization problems have been solved and that recurrence of the problems are judged to be improbable. HSD shall be notified of all lock in removals.

2.2	ENROLLMENT

(1)	Maximum Medicaid Enrollment

HSD and the CONTRACTOR may mutually agree in writing to establish a maximum Medicaid enrollment level for Medicaid beneficiaries, which may vary throughout the terms of the Agreement. The maximum Medicaid Enrollment also may be established by HSD on a statewide or county-by- county basis based on the capacity of the CONTRACTOR’S provider network, or to ensure that the CONTRACTOR has capacity for statewide Medicaid enrollment. Subsequent to the establishment of this limit, if the CONTRACTOR wishes to change its maximum enrollment level, the CONTRACTOR shall notify HSD in writing ninety (90) days prior to the desired effective date of the change. HSD shall approve all requests for changing maximum enrollment levels before implementation. Should a maximum enrollment level be reduced to below the actual enrollment level, HSD may disenroll members to establish compliance with the new limit.

(2)	Enrollment Requirements

As required by 42 C.F.R. 434.25, the CONTRACTOR shall accept eligible individuals, in the order in which they apply:

A.	Without restriction, unless authorized by the HCFA Regional Administrator;

B.	Up to the limits established pursuant to the Agreement;

C.	All enrollments shall be voluntary, and the CONTRACTOR shall not discriminate against eligible individuals on the basis of health status or need for health services.

D.	The CONTRACTOR shall assume responsibility for all covered medical conditions of each member inclusive of pre-existing conditions as of the effective date of enrollment.

(3)	Eligibility

A.	HSD shall determine eligibility for enrollment in the managed care program. All Medicaid eligible members are required to participate in the Medicaid managed care program except for the following:

i.	Members eligible for both Medicaid and Medicare, i.e. dual eligibles;

ii.	Institutionalized members i.e., those residing for greater than thirty (30) days in nursing facilities;

iii.	Members residing in intermediate care facilities for the mentally retarded;

iv.	Members participating in the Health Insurance Premium (HIPP) Program;

v.	Children and adolescents in out-of-state foster care or adoption placement; and

vi.	Native Americans who have the option to voluntarily enroll with the CONTRACTOR.

(4)	HSD Exemptions

HSD shall grant exemptions to mandatory enrollment based upon criteria established by HSD. A member or his or her representative, parent, or legal guardian shall submit such requests in writing to HSD, including a description of the special circumstances justifying an exemption. Requests are evaluated by HSD clinical staff and forwarded to the MAD Medical Director or his/her designee for final determination.

(5)	Special Situations

A.	Newborn Enrollment

Newborns are automatically eligible for a period of one (1) year and are immediately enrolled with the mother’s MCO. If the child’s mother is not a member at the time of the birth, in a hospital or at home, then the child is enrolled during the next applicable enrollment cycle. The CONTRACTOR is not responsible for care of a child hospitalized during enrollment, until discharge except for newborns born to enrolled mothers.

B.	Hospitalized Members.

A member who is hospitalized at the time he/she first enrolls with the CONTRACTOR may enroll with the CONTRACTOR. However, the CONTRACTOR shall not be responsible for the costs of such hospitalization, except newborns born to a member mother, until the member is discharged from the hospital. Instead, HSD shall pay the appropriate provider(s), on a fee-for-service basis, all provider-submitted claims related to a member who is hospitalized in a general acute care, rehabilitation or freestanding psychiatric hospital at the time such member enrolls with the CONTRACTOR, until such time as the member is discharged from the hospital.

C.	Members in Placement in Residential Treatment Centers.

If a child or adolescent becomes Medicaid eligible while residing in an accredited or non-accredited residential treatment center, they shall be immediately eligible for enrollment.

D.	Members in Treatment Foster Care Placements.

If a child or adolescent was residing in a treatment foster care placement at the time managed care enrollment began, they shall be exempt from enrolling in an MCO until they are discharged from treatment foster care.

E.	Native Americans

i.	Native Americans shall have the option to participate in managed care and be enrolled with the CONTRACTOR to receive medical care through Indian Health Services (IHS), tribal provider, and/or other non-Native American provider, or to not participate in managed care and continue to receive medical care. If a Native American member voluntarily chooses to enroll with the CONTRACTOR, the enrollment process is initiated.

ii.	The CONTRACTOR shall make good faith efforts to contract with the appropriate urban Indian clinics tribally owned health centers, and IHS facilities for the provision of medically necessary services.

iii.	The CONTRACTOR shall ensure that translation services are reasonably available when needed, both in providers’ offices and in contacts with the CONTRACTOR.

iv.	The CONTRACTOR shall ensure adequate medical transportation for Native American members residing in rural and remote areas.

v.	The CONTRACTOR shall ensure that culturally appropriate materials are reasonably available to Native Americans.

F.	Members Placed in Nursing Facilities:

A member placed in a nursing facility for what is expected to be a long term or permanent placement the CONTRACTOR remains responsible for the member until the member is disenrolled by HSD.

G.	Members Receiving Hospice Services

Members who have elected and are receiving hospice services at the time of enrollment shall be exempt from enrolling in an MCO unless they revoke their hospice election.

(6)	Enrollment Process for Members

Current members may request a change in MCOs during the first eighty five (85) days of a twelve (12) month enrollment period.

A.	Minimum Selection Period

A new member shall have at least fourteen (14) calendar days from the date of eligibility to select an MCO from the provided information. The new member can select anytime during this selection period. If a selection is not made during this selection period, HSD shall assign the new member to an MCO.

B.	Begin Date of Enrollment

Enrollment generally shall begin the first day of the first full month following selection or assignment. If the selection or assignment is made after the 25th day of the month and before the first full day of the next month, the enrollment shall begin on the first day of the second full month after the selection or assignment.

C.	Member Switch

A current CONTRACTOR member has the opportunity to change MCOs during the first eighty-five (85) days of a twelve (12) month period. HSD shall notify the CONTRACTOR members of their opportunity to select a new CONTRACTOR provider. A member is limited to one eighty-five day switch period per CONTRACTOR. After exercising the switching rights, and returning to a previously selected CONTRACTOR, the member shall remain with the CONTRACTOR until his/her lock-in period expires before being permitted to switch CONTRACTORS.

D.	Mass Transfer Process

The mass transfer process is initiated when HSD determines that the transfer of MCO members from one MCO to another is appropriate.

i.	Triggering Mass Transfer Process. The mass transfer process may be triggered by two situations: maintenance change, i.e., changes in CONTRACTOR identification number or CONTRACTOR name; and significant change in the CONTRACTOR contracting status including, but not limited to, loss of licensure, substandard care, fiscal insolvency or significant loss in network providers.

ii.	Effective Date of Mass Transfer. The change in enrollment initiated by the mass transfer begins with the first day of the month following the identification of the need to transfer the CONTRACTOR members.

iii.	Member Selection Period. Following a mass transfer, the CONTRACTOR members are given an opportunity to select a different CONTRACTOR.

E.	Transition of Care

i.	The CONTRACTOR shall develop a detailed plan that addresses the clinical transition issues and transfer of potentially large numbers of members into their organization. This plan shall include how the CONTRACTOR proposes to identify members currently receiving services;

ii.	The CONTRACTOR shall develop a detailed plan for the transition of an individual member, which includes member and provider education about the CONTRACTOR, and the CONTRACTOR process to assure any existing treatment plans are revised as necessary;

iii.	The member’s current MCO shall be able to identify members and provide necessary data and information to the future MCO for members switching plans, either individually or in large numbers to avoid unnecessary delays in treatment that could be detrimental to the member;

iv.	The CONTRACTOR shall honor all prior approvals granted by HSD through its CONTRACTOR for the first thirty days of enrollment or until the CONTRACTOR has made other arrangements for the transition of services. Providers associated with these services shall be reimbursed by the CONTRACTOR;

v.	The CONTRACTOR shall adhere to the New Mexico Children’s Code NMSA 1978 §32A-3B-9 relating to notification of the child’s guardian ad litem, parent, guardian or legal custodian 10 days prior to a change in placement for members currently receiving behavioral health services requiring a level of care determination, unless an emergency situation requires moving the child prior to sending notice;

vi.	The current CONTRACTOR shall reimburse the providers and facilities approved by HSD, if a donor organ becomes available during the first thirty days of enrollment and transplant services have been prior approved by HSD;

vii.	The CONTRACTOR shall fill prescriptions for drug refills for the first thirty days or until the CONTRACTOR has made other arrangements, for newly enrolled managed care members;

viii.	The CONTRACTOR shall pay for DME costing $2000 or more, approved by the CONTRACTOR but delivered after disenrollment;

ix.	The CONTRACTOR shall be responsible for covered medical services provided to the member for any month they receive a capitation payment, even if the member has lost Medicaid eligibility;

x.	The CONTRACTOR is responsible for payment of all inpatient services until discharge from the hospital or transfer to a different level of care, if the member is hospitalized at the time of exemption or switch enrollment;

xi.	The CONTRACTOR is responsible for payment until disenrollment, if an enrollment member is placed in a nursing facility or intermediate care facility for the mentally retarded as a long term or permanent placement; and

xii.	The CONTRACTOR shall ensure the transition of care requirements outlined above can be met with both individual and mass enrollment into and out of their organization.

(7)	Member Disenrollment

A.	CONTRACTOR Requests for Disenrollment

Member disenrollment shall only be considered in rare circumstances. The CONTRACTOR may request that a particular member be disenrolled. Disenrollment requests shall be submitted in writing to HSD. The request and supporting documentation shall meet requirements specified by HSD. If the disenrollment request is granted the CONTRACTOR retains responsibility for the member’s care until such time as the member is enrolled with a new CONTRACTOR. If a request for disenrollment is approved the member shall not be re-enrolled with the CONTRACTOR for a period of time to be determined by HSD. Conditions that may permit lock-out or disenrollment are:

i.	The CONTRACTOR demonstrates that it has made a good faith effort to accommodate the member but such efforts have been unsuccessful;

ii.	The conduct of the member is such that it is not feasible safe or prudent to provide medical care subject to the terms of the contract;

iii.	The CONTRACTOR has offered to the member in writing the opportunity to utilize the grievance procedures;

iv.	The CONTRACTOR shall not terminate enrollment because of an adverse change in the member’s health. The CONTRACTOR shall provide adequate documentation that terminations are proper and not due to an adverse change in the member’s health; and

v.	The CONTRACTOR has received threats or attempts of intimidation from the member to the CONTRACTORS, providers or its own staff.

B.	Member Initiated Disenrollment

A Medicaid member who is required to participate in managed care may request to be disenrolled from the CONTRACTOR “for cause” at anytime, even during a lock-in period. This request shall be submitted in writing to HSD for review. HSD shall complete the review and furnish a written decision to the member and the CONTRACTOR in a timely manner. Members who voluntarily enroll may choose to disenroll at any time.

C.	HSD Initiated Disenrollment

HSD may initiate disenrollment in three circumstances:

i.	If a member loses Medicaid eligibility;

ii.	If the member is re-categorized into a Medicaid coverage category not included in the managed care initiative; or

iii.	The CONTRACTOR’S enrollment maximum is reduced to below contract levels. After HSD becomes aware of, or is alerted to, the existence of one of the reasons listed above, HSD shall immediately notify the member or family and the CONTRACTOR and shall update the enrollment roster.

2.3	PROVIDERS

The CONTRACTOR shall establish and maintain a comprehensive network of providers capable of serving all members who enroll in the MCO. Pursuant to Section 1932(b)(7) of the Social Security Act, the CONTRACTOR shall not discriminate against providers with respect to participation, reimbursement, or indemnification for any provider acting within the scope of that provider’s license or certification under applicable state law solely on the basis of the provider’s license or certification.

(1)	Required Policies and Procedures

A.	The CONTRACTOR shall maintain written policies and procedures on provider recruitment and termination of provider participation with the CONTRACTOR. HSD shall have the right to review these policies and procedures upon demand. The recruitment policies and procedures shall describe how a CONTRACTOR responds to a change in the network that affects access and its ability to deliver services in a timely manner.

B.	The CONTRACTOR shall require that each physician providing services to Medicaid members has a unique identifier in accordance with the provisions of Section 1173(b) of the Social Security Act. The CONTRACTOR shall annually develop and implement a training plan to educate providers and their staff on selected managed care or the CONTRACTOR processes and procedures. The plan shall be submitted to HSD for review and approval on or before July of each year.

(2)	General Information Submitted to HSD

The CONTRACTOR shall maintain an accurate list of all active PCPs, specialists, hospitals, and other providers participating or affiliated with the CONTRACTOR. The CONTRACTOR shall submit the list to HSD on a monthly basis and include a clear delineation of all additions and terminations that have occurred the prior month. The CONTRACTOR shall report quarterly the capacity of each contracted behavioral health provider to take new Medicaid clients and to serve current clients. The CONTRACTOR’S contracts with providers must include language stating that the MCO contractors will report any changes in their capacity to take new Medicaid clients or serve current clients.

(3)	The Primary Care Provider (PCP)

The PCP shall be a medical provider participating with the CONTRACTOR who has the responsibility for supervising, coordinating, and providing primary health care to members, initiating referrals for specialist care, and maintaining the continuity of the member’s care. The CONTRACTOR shall distribute information to the network providers that explains the Medicaid-specific policies and procedures relating to PCP responsibilities. The CONTRACTOR is prohibited from excluding providers as primary care providers based on the proportion of high-risk patients in their caseloads.

(4)	Primary Care Responsibilities

A.	The CONTRACTOR shall ensure that the following primary care responsibilities are met by the PCP, or in another manner. The CONTRACTOR shall provide twenty-four (24) hour, seven (7) day a week access; and ensure coordination and continuity of care with providers who participate with the CONTRACTOR network and with providers outside the CONTRACTOR network according to the CONTRACTOR policy; and, ensuring that the member receives appropriate prevention services for their age group.

B.	The CONTRACTORS are prohibited from excluding providers as primary care providers based on the proportion of high-risk patients in their caseloads.

C.	The CONTRACTOR shall have a formal process for provider education regarding SALUD!, the conditions of participation in the network and the provider’s responsibilities to the CONTRACTOR and its members. HSD shall be provided documentation upon request that such provider education is being conducted.

(5)	CONTRACTOR Responsibility for PCP Services

A.	The CONTRACTOR shall retain responsibility for monitoring PCP activities to ensure compliance with the CONTRACTOR and HSD policies. The CONTRACTOR shall educate PCPs about special populations and their service needs. The CONTRACTOR shall ensure that PCPs successfully identify and refer patients to specialty providers as medically necessary.

B.	The CONRACTOR shall have an internal provider appeals process.

(6)	Specialty Providers

The CONTRACTOR shall contract with a sufficient number of specialists with the applicable range of expertise to ensure that the needs of CONTRACTOR members shall be met within the CONTRACTOR network of providers. The CONTRACTOR shall also have a system to refer members to providers who are not affiliated with the MCO network if providers with the necessary qualifications or certifications do not participate in the network.

(7)	Provider to Member Ratios and Access Requirements

The CONTRACTOR shall ensure that member caseload of any PCP in its network does not exceed fifteen hundred (1,500) of its members. Exceptions to this limit may be made with the consent of HSD. Reasons for exceeding the limit may include continuing established care, assigning of a family unit or the availability of mid-level clinicians in the practice which expands the capacity of the PCP.

(8)	Geographic Access Requirements

The minimum number of primary care providers from which to choose and the distances to those providers shall vary by county based on whether the county is urban, rural or frontier as defined. Urban counties are: Bernalillo, Los Alamos, Santa Fe, and Dona Ana. Frontier counties are: Catron, Harding, DeBaca, Union, Guadalupe, Hidalgo, Socorro, Mora, Sierra, Lincoln, Torrance, Colfax, Quay, San Miguel, and Cibola. Rural counties are those which are not listed as urban or frontier. The standards are as follows: 90 percent of urban residents shall travel no longer than 30 miles to see a PCP; 90 percent of rural residents shall travel no longer than 45 miles to see a PCP; and 90 percent of frontier residents shall travel no longer than 60 miles to see a PCP.

(9)	Federally Qualified Health Centers (“FQHCs”)

A.	Federally Qualified Health Centers (FQHCs) are federally-funded Community Health Centers, Migrant Health Centers and Health Care for the Homeless Projects that receive grants under sections 329, 330 and 340 of the US Public Health Services Act. Current federal regulations {SSA 1902(a)(13)(E)} specify that states shall guarantee access to FQHCs and RHCs under Medicaid managed care programs; therefore the CONTRACTOR shall provide access to FQHCs and RHCs to the extent that access is required under federal law.

B.	The CONTRACTOR shall contract with as many FQHCs and RHCs as necessary to permit beneficiaries access to participating FQHCs and RHCs without having to travel a significant distance. At least one FQHC shall specialize in provider health care for the homeless in Bernalillo County. At least one FQHC shall be with one urban Indian FQHC in Bernalillo County.

C.	The CONTRACTOR shall contract with FQHCs and RHCs in accordance with the 30 minute travel time standards for routinely used delivery sites. A CONTRACTOR with an FQHC or RHC on its panel that has no capacity to accept new patients shall not satisfy these requirements unless there exist no other FQHCs or RHCs in the area.

D.	The CONTRACTOR shall offer FQHCs and RHCs terms and conditions, including reimbursement, that are at least equal to those offered to other providers of comparable services.

E.	If the CONTRACTOR cannot satisfy the standard for FQHC and RHC access at any time while the CONTRACTOR holds a Medicaid contract, the CONTRACTOR shall allow its members to seek care from non-contracting FQHCs and RHCs and shall reimburse these providers at the Medicaid fee schedule.

(10)	University of New Mexico Health Sciences Center

The CONTRACTOR shall contract with the University of New Mexico Health Sciences Center for specialty services provided by Carrie Tingley Hospital and the University of New Mexico Hospital including transplants, neonatal, burn and trauma, level I trauma center, and other specialized pediatric services, not otherwise available, provided that in the event the CONTRACTOR and University of New Mexico Health Sciences Center cannot reach agreement as to reimbursement for services that the CONTRACTOR shall agree to pay Medicaid fee-for-service rates for the services in question.

(11)	Local Department of Health Offices

A.	The CONTRACTOR shall contract with public health providers for services as described in Section MAD-606.A.6., BENEFITS PACKAGE, and those defined as public health services under State law, NMSA 1978 §§ 24-1-1, et. seq.

B.	The CONTRACTOR shall contract with local and district public health offices for family planning services.

C.	The CONTRACTOR may contract with local and district health offices for other clinical preventive services not otherwise available in the community such as prenatal care or prenatal case management.

(12)	Children’s Medical Services (CMS)

The CONTRACTOR shall contract with CMS to administer outreach clinics at sites throughout the State. The clinics offer pediatric sub-specialty services in local communities which include cleft palate, neurology, endocrine, and asthma and pulmonary.

(13)	Shared Responsibility between the CONTRACTOR and Public Health Offices

A.	The CONTRACTOR shall coordinate with the public health offices regarding the following services:

i.	Sexually transmitted disease services including screening, diagnosis, treatment, follow-up and contact investigations;

ii.	HIV prevention counseling, testing, and early intervention;

iii.	Tuberculosis screening, diagnosis, and treatment;

iv.	Disease outbreak prevention and management including reporting according to state law requirements, responding to epidemiology requests for information, and coordination with epidemiology investigations and studies;

v.	Referral and coordination to ensure maximum participation in the Supplemental Food Program for Women, Infants, and Children (WIC);

vi.	Health education services for individuals and families with a particular focus on injury prevention including car seat use, domestic violence, and lifestyle issues including tobacco use, exercise, nutrition, and substance use;

vii.	Development and support for family support programs such as home visiting programs for families of newborns and other at-risk families and parenting education; and

viii.	Participation and support for local health councils to create healthier and safer communities with a focus on coordination of efforts such as DWI councils, maternal and child health councils, tobacco coalitions, safety counsel, safe kids and others.

(14)	School-Based Providers

The CONTRACTOR shall participate in the School Based Health Clinic Project.

(15)	Indian Health Services (IHS) & Tribal Health Centers

A.	The CONTRACTOR shall allow members who are Native American to seek care from any IHS, Tribal Provider or Urban Indian Program Provider defined in the Indian Health Care Improvement Act (25 U.S.C. 1601 et seq.) whether or not the provider participates in the CONTRACTOR provider network.

B.	The CONTRACTOR shall not prevent members who are IHS beneficiaries from seeking care from IHS, Tribal or Urban Indian Providers, and network providers due to their status as Native Americans.

C.	The CONTRACTOR shall track IHS expenditures by members for those Native Americans who voluntarily enroll in the MCO. The CONTRACTOR shall reimburse these providers.

D.	The CONTRACTOR shall track reimbursement to these providers by member.

(16)	Family Planning Services and Providers

A.	Federal law prohibits restricting access to family planning services for Medicaid recipients. The CONTRACTOR shall implement written policies and procedures defining how members are educated about their right to family planning services, freedom of choice, and methods of accessing such services.

B.	The CONTRACTOR shall give each member, including adolescents, the opportunity to use his or her own primary care provider or go to any family planning center for family planning services without requiring a referral. Clinics and providers, including those funded by Title X of the Public Health Service Act, shall be reimbursed by the CONTRACTOR for all family planning services regardless of whether they are a participating or non-participating provider. Unless otherwise negotiated, the CONTRACTOR shall reimburse providers of family planning services at the Medicaid rate.

C.	Non-participating providers are responsible for keeping family planning information confidential in favor of the individual patient even if the patient is a minor. The CONTRACTOR is not responsible for the confidentiality of medical records maintained by non-participating providers.

D.	Family planning services are defined as the following:

i.	Health Education and counseling necessary to make informed choices and understand contraceptive methods;

ii.	Limited history and physical examination;

iii.	Laboratory tests if medically indicated as part of decision making process for choice of contraceptive methods;

iv.	Diagnosis and treatment of sexually transmitted diseases (STDs) if medically indicated;

v.	Screening, testing and counseling of at-risk individuals for human immunodeficiency virus (HIV) and referral for treatment;

vi.	Follow-up care for complications associated with contraceptive methods issued by the family planning provider;

vii.	Provision of, but not payment for, contraceptive pills;

viii.	Provision of devises/supplies;

ix.	Tubal legations;

x.	Vasectomies; and

xi.	Pregnancy testing and counseling

E.	If a non-participating provider of family planning services detects a problem outside of the scope of services listed above, the provider should refer the member back to the CONTRACTOR. The CONTRACTOR is not under any HSD initiated obligation to reimburse non-participating family planning providers for non-emergent services outside the scope of these defined services.

(17)	Behavioral Health Care

A.	The CONTRACTOR shall:

i.	Deliver all behavioral health services through direct contracts with individual behavioral health provider groups. All administrative functions associated with behavioral health shall be retained and integrated within the CONTRACTOR;

ii.	Minimize the administrative costs associated with the delivery of behavioral health care;

iii.	Build a statewide behavioral health provider network that ensures access to all levels of behavioral health services, across a continuum from the most to the least restrictive setting. The network shall be sufficient to ensure that the standards in MAD Policy 606 for access to care providers who want to refer members for behavioral health care and vice versa;

iv.	Develop and implement written policies and procedures for members on how to access behavioral health services without a referral along with written policies and procedures for primary care and other specialty care providers who want to refer members for behavioral health care and vice versa;

v.	Develop and implement written policies and procedures for co-ordination of physical and behavioral health services, monitoring its implementation;

vi.	Develop and distribute a provider manual, which includes a specific section on behavioral health; and

vii.	Develop procedures for communicating regularly with behavioral health providers on issues related to provision of services.

B.	Behavioral Health Clinical Practice Guidelines and Utilization Management

i.	The CONTRACTOR shall develop and implement written behavioral health clinical practice guidelines for major behavioral health diagnoses for children, youth and adult populations. These guidelines shall be based upon the MAD regulation definition of medical necessity, professionally accepted standards of practice, and national guidelines, and with input from the CONTRACTOR’S practitioners. Behavioral health clinical practice guidelines and utilization management criteria shall be applied consistently across the state.

ii.	The CONTRACTOR shall provide care coordination for members with multiple and complex special physical, mental, neurobiological, emotional and/or behavioral health care needs on an as needed basis, depending upon the clinical profile of the patient. The CONTRACTOR shall have written policies and procedures, approved by HSD, which govern how members with these multiple and complex needs will be identified and how these specific care coordination services will be provided.

iii.	The CONTRACTOR shall reevaluate the behavioral health clinical practice guidelines at least every two years, with input from the CONTRACTOR’S clinical providers. Any updates should be communicated to providers.

iv.	The CONTRACTOR shall ensure the continuity and coordination of a member’s medical and behavioral health care among practitioners treating the same member.

v.	The CONTRACTOR shall affect a smooth transition in situations when a network provider leaves the network.

vi.	The CONTRACTOR shall collect and report longitudinal data, on a quarterly basis for two (2) years, for all Medicaid SALUD! children and youth to age 21 accessing treatment foster care (TCI I and II); residential treatment centers (RTCs) and inpatient psychiatric hospitalization. This data shall track individual members, including the child or adolescent’s actual length of stay and disposition after discharge for data elements that are mutually agreed to in writing by HSD and the CONTRACTOR. The data shall be analyzed by the CONTRACTOR and used to evaluate the appropriateness of care and to identify any trends, including, but not limited to, premature discharges, as evidenced by readmissions to either TFC, RTC and/or inpatient psychiatric hospitalization.

vii.	The CONTRACTOR shall collect and report on a quarterly basis key variables of program performance related to behavioral health services. Key variables will be determined in consultation with the CONTRACTOR and stakeholders.

C.	Behavioral Health Care Coordination

The CONTRACTOR shall provide care coordination for members with multiple and complex special physical, mental, neurobiological, emotional and/or behavioral health care needs on an as needed basis, depending upon the clinical profile of the member. The CONTRACTOR shall have written policies and procedures, approved by HSD, which govern how members with these multiple and complex needs shall be identified and how these specific care coordination services shall be provided.

(18)	Standards For Provider Credentialing and Recredentialing

A.	Individual Providers

At the time of credentialing, the CONTRACTOR shall comply with all requirements in the MAD Policy Manual, which include the requirement to verify from primary sources that at a minimum the provider has:

i.	A current valid license to practice;

ii.	Clinical privileges in good standing at the institution designated by the practitioner as the primary admitting facility, if applicable;

iii.	A valid DEA or CDS certificate, if applicable;

iv.	Graduation from an accredited professional school/program and/or highest training program applicable to the academic or professional degree, discipline, and licensure of the practitioner;

v.	Board certification if the practitioner states that he/she is board certified in a specialty on the application;

vi.	Current, adequate malpractice insurance, in accordance with the CONTRACTOR’S requirements, if applicable;

vii.	The absence of a prohibitive history of professional liability claims that resulted in settlements or judgments paid by or on behalf of the practitioner; and

viii.	Not been barred from participation based on existing Medicare or Medicaid sanctions.

(19)	Organizational Providers

A.	The CONTRACTOR shall have written policies and procedures for the initial and ongoing assessment of all organizational providers with which it intends to contract or with which it is contracted. Providers include, but are not limited to hospitals; home health agencies; nursing facilities; free-standing surgical centers; ambulatory psychiatric and addiction disorder residential treatment centers, clinics, and other facilities; 24-hour programs included in the continuum of behavioral care, such as behavioral units of general hospitals; and freestanding psychiatric hospitals.

B.	The CONTRACTOR shall confirm that the provider is in good standing with State and Federal regulatory bodies, including HSD;

C.	The CONTRACTOR shall confirm that the provider has been reviewed and approved by an accrediting body (Accredited Residential Treatment Centers shall be accredited by the JCAHO, and other behavioral care providers shall be accredited by the Council on Accreditation of Rehabilitation Facilities (CARF) or the Council on Accreditation (COA) for child/adolescent providers); or

D.	The CONTRACTOR shall develop and implement standards of participation that demonstrates the provider is in compliance with provider participation requirements under federal laws and regulations, if the provider has not been approved by an accrediting body.

(20)	Recredentialing

The CONTRACTOR shall formally recredential its network providers at least every two years.

(21)	Primary Source Verification

A.	HSD shall have the right to name a single primary source verification entity to be used by the CONTRACTOR and its subcontractors in its provider credentialing process. All CONTRACTORS shall use one standardized credentialing form. HSD shall have the right to mandate a standard credentialing application to be used by the CONTRACTOR and its subcontractors in its provider credentialing process. The form shall meet NCQA standards.

B.	The CONTRACTOR shall provide to HSD copies of all Medicaid provider specific forms used in its health system operations and credentialing/recredentialing process for prior approval. The forms shall be user friendly. The CONTRACTOR shall participate in a workshop to consolidate and standardize forms across all plans and for its credentialing/recredentialing processes/applications.

C.	The CONTRACTOR shall maintain relatively low administrative expenses and reduce administrative burden and use current technology to minimize administrative burdens for subcontracted and provider staff.

2.4	BENEFITS/SERVICES

The CONTRACTOR shall be required to provide a comprehensive coordinated and fully integrated system of health care services. The CONTRACTOR does not have the option of deleting benefits from the Medicaid defined benefit package. The following services are included in the covered benefit package of this Agreement:

(1)	Inpatient Hospital Services

The benefit package includes hospital inpatient acute care, procedures, and services asset forth in MAD Program Manual section MAD-721, HOSPITAL SERVICES. The CONTRACTOR shall comply with the maternity length of stay in the Health Insurance and Portability Act of 1996. Coverage for a hospital stay following a normal vaginal delivery may generally not be limited to less than 48 hours for both the mother and newborn child. Health coverage for a hospital stay in connection with childbirth following a cesarean section may generally not be limited to less than 96 hours for both mother and newborn child.

(2)	Transplant Services

The benefit package includes transplantation services. The following transplants are covered in the benefit package: heart transplants, lung transplants, heart-lung transplants, liver transplants, kidney transplants, autologous bone marrow transplants, allegoric bone marrow transplants and corneal transplants, as detailed in MAD Program Manual Section MAD-764, TRANSPLANT SERVICES, Section MAD-765, EXPERIMENTAL OR INVESTIGATIONAL PROCEDURES, TECHNOLOGIES, OR NON-DRUG THERAPIES.

(3)	Hospital Outpatient Service

The benefit package includes hospital outpatient services for preventive, diagnostic, therapeutic, rehabilitative, or palliative medical services as set forth in MAD Program Manual Section MAD-721.61, OUTPATIENT COVERED SERVICES.

(4)	Case Management Services

The benefit package includes case management services as set forth in the MAD Program Manual Sections MAD 771-772, MAD 774- 775, and MAD-744, including, Case Management Services for Adults With Developmental Disabilities as set forth in the MAD Program Manual Section MAD-771, CASE MANAGEMENT SERVICES FOR ADULTS WITH DEVELOPMENTAL DISABILITIES; Case Management Services for Pregnant Women and Their Infants as set forth in MAD Program Manual Section MAD-772, CASE MANAGEMENT SERVICES FOR PREGNANT

WOMEN AND THEIR INFANTS; Case Management Services for Traumatically Brain Injured Adults set forth in the MAD Program Manual Section MAD-774, CASE MANAGED SERVICES FOR TRAUMATICALLY BRAIN INJURED ADULTS. Case management services for children up to the age of three (3) as set forth in MAD Program Manual Section MAD-775, CASE MANAGEMENT SERVICES FOR CHILDREN UP TO AGE THREE; Case Management Services for The Medically at Risk as set forth in MAD Program Manual Section MAD-744, EPSDT CASE MANAGEMENT. The benefit package does not include Case Management provided to DD children age 0 -3 who are receiving early intervention services, or case management provided by the Children, Youth and Families Department defined as child protective services management.

(5)	Emergency Services

A.	The benefit package includes services meeting the definition of emergency services. Emergency Services shall be provided in accordance with MAD-606.A.7. QUALITY MANAGEMENT.

B.	Reimbursement for Emergency Services

i.	The CONTRACTOR shall ensure that acute general hospitals are reimbursed for emergency services which they are required to provide because of federal mandates such as the “anti-dumping” law in the Omnibus Budget Reconciliation Act of 1989. P.L. 101-239 and 42 U.S.C. section 1395 dd (1867 of the Social Security Act).

ii.	The CONTRACTOR shall pay for both the services involved in the screening examination and the services required to stabilize the patient, if the screening examination leads to a clinical determination by the examining physician that an actual emergency medical condition exists.

iii.	The CONTRACTOR is required to pay for all emergency services which are medically necessary until the clinical emergency is stabilized. This includes all treatment that may be necessary to assure, within reasonable medical probability, that no material deterioration of the patient’s condition is likely to result from or occur during discharge of the patient or transfer of the patient to another facility.

iv.	If the screening examination leads to a clinical determination by the examining physician that an actual emergency medical condition does not exist, then the determining factor for payment liability is whether the member had acute symptoms of sufficient severity at the time of presentation. In these cases, the CONTRACTOR shall review the presenting symptoms of the member and shall pay for all services involved in the screening examination where the present symptoms (including severe pain) were of sufficient severity to have warranted emergency attention under the prudent layperson standard. If the member believes that a claim for emergency services has been inappropriately denied by the CONTRACTOR, the member may seek recourse through the CONTRACTOR or HSD appeal.

v.	When the member’s primary care physician or other CONTRACTOR representative instructs the member to seek emergency care in network or out-of-network, the CONTRACTOR is responsible for payment, at the in network rate, for the medical screening examination and for other medically necessary emergency services intended to stabilize the patient without regard to whether the member meets the prudent layperson standard.

vi.	The CONTRACTOR must be in compliance with Medicare Part C regulations for coordinating post-stabilization care.

(6)	Physical Health Services

The benefit package includes primary (including those provided in school-based settings) and specialty physical health services provided by a licensed practitioner performed within the scope of practice as defined by State Law and set forth in MAD Program Manual Section MAD-711, MEDICAL SERVICES PROVIDERS; Section MAD-718.1, MIDWIFE SERVICES; Section MAD-718.2, PODIATRY SERVICES; Section MAD-712, RURAL HEALTH CLINIC SERVICES; and Section MAD-713, FEDERALLY QUALIFIED HEALTH CENTER SERVICES.

(7)	Laboratory Services

The benefit package includes all laboratory services provided according to the applicable provisions of CLIA as set forth in MAD Program Manual Section MAD-751, LABORATORY SERVICES.

(8)	Diagnostic Imagining and Therapeutic Radiology Services

The benefit package includes medically necessary diagnostic imaging and radiology services as set forth in MAD Program Manual Section 752, DIAGNOSTIC IMAGINING AND THERAPEUTIC RADIOLOGY SERVICES.

(9)	Anesthesia Services

The benefit package includes anesthesia and monitoring services necessary for performance of surgical or diagnostic procedures as set forth in MAD Program Manual Section MAD-714, ANESTHESIA SERVICES.

(10)	Vision Services

The benefit package includes vision services as set forth in MAD Program Manual Section MAD-715, VISION CARE SERVICES.

(11)	Audiology Services

The benefit package includes audiology services as set forth in MAD Program Manual Section MAD-755, HEARING AIDS AND RELATED EVALUATION.

(12)	Dental Services

The benefit package includes dental services as set forth in MAD Program Manual Section MAD-716, DENTAL SERVICES.

(13)	Dialysis Services

The benefit package includes medically necessary dialysis services as set forth in MAD Program Manual Section MAD-761, DIALYSIS SERVICES. Dialysis providers shall assist members in applying for and pursuing final Medicare eligibility determination.

(14)	Pharmacy Services

A.

The benefit package includes all pharmacy and related services, as set forth in MAD MAD-753 PHARMACY SERVICES. The CONTRACTOR formulary shall use the following guidelines: (i) There is at least one representative drug for each of the categories in the First Data Bank Blue Book;

(ii) Generic substitution shall be based on AB Rating and/or clinical need; (iii) For a multiple source brand name product within a therapeutic class, the CONTRACTOR may select a representative drug; (iv) The formulary shall follow the HCFA special guidelines relating to drugs used to treat HIV infection; (v) The formulary shall include coverage of certain OTC drugs when prescribed by a licensed practitioner; and (vi) The CONTRACTOR shall implement an appeals process for practitioners who think that an exception to the formulary shall be made for an individual member.

B.	Drug Utilization Review Program

The CONTRACTOR shall maintain written policies and procedures governing its drug utilization review (DUR) program, in compliance with any applicable Federal Medicaid law.

(15)	Durable Medical Equipment and Medical Supplies

The benefit package includes the purchase, delivery, maintenance and repair of equipment, oxygen and oxygen administration equipment, nutritional products, disposable diapers, and disposable supplies essential for the use of the equipment as set forth in MAD Program Manual Section MAD-754, DURABLE MEDICAL EQUIPMENT AND MEDICAL SUPPLIES.

(16)	EPSDT Services

The benefit package includes the delivery of the Federally mandated Early and Periodic Screening, Diagnostic, and Treatment (EPSDT) services as set in forth MAD Program Manual Section MAD-740, EPSDT SERVICES.

A.	EPSDT Private Duty Nursing

The benefit package includes private duty nursing for the EPSDT population as set forth in MAD Program Manual Section MAD-746.3, EPSDT PRIVATE DUTY NURSING SERVICE. The services shall either be delivered in the member’s home or the school setting.

B.	EPSDT Personal Care

The CONTRACTOR shall pay for medically necessary personal care services furnished to eligible members under twenty-one (21) years of age as part of EPSDT. 42 CFR Section 440.167, MAD 746.5.

C.	Tot-to-Teen Health Checks

The CONTRACTOR shall adhere to the periodicity schedule and to ensure that eligible members receive EPSDT screens (Tot-to-Teen Health Checks) including: (i) Education of and outreach to members regarding the importance of the health checks; (ii) Development of a proactive approach to ensure that the services are received by the members; (iii) Facilitation of appropriate coordination with school-based providers; (iv) Development of a systematic communication process with CONTRACTOR’S participating providers regarding screens and treatment coordination with special emphasis on the behavioral health needs of the members; (v) Processes to document, measure, and assure compliance with the periodicity schedule; and (vi) Development of a proactive process to ensure the appropriate follow-up evaluation, referral, and/or treatment, especially early intervention for mental health conditions, vision and hearing screening and current immunizations.

(17)	Services Provided in Schools

The benefit package includes services provided in schools excluding those specified in the Individual Education Plan (IEP) or the Individualized Family Services Plan (IFSP) as set forth in the MAD Program Manual Section MAD-747, SCHOOL-BASED SERVICES FOR RECIPIENTS UNDER TWENTY-ONE YEARS OF AGE.

(18)	Nutritional Services

The benefit package includes nutritional services furnished to pregnant women and children as set forth in MAD Program Manual Section MAD-758, NUTRITIONAL SERVICES.

(19)	Home Health Services

The benefit package includes home health services as set forth in MAD Program Manual Section MAD-768, HOME HEALTH SERVICES. The CONTRACTOR shall coordinate Home Health and the Home and Community-Based Waiver programs if a member is eligible for both Home Health and Waiver Services.

(20)	Hospice Services

The benefit package includes hospice services as set forth in MAD Program Manual Section MAD- 763, HOSPICE CARE SERVICES.

(21)	Ambulatory Surgical Services

The benefit package includes surgical services rendered in an ambulatory surgical center setting as set forth in MAD Program Manual Section MAD- 759, AMBULATORY SURGICAL CENTER SERVICES.

(22)	Rehabilitation Services

The benefit package includes inpatient and outpatient hospital and outpatient physical, occupational, and speech therapy services as set forth in MAD Program Manual Section MAD-767, REHABILITATION SERVICES and licensed speech and language pathology services furnished under the EPSDT program as set forth in MAD Program Manual Section MAD-746.4, LICENSED SPEECH AND LANGUAGE PATHOLOGISTS. The CONTRACTOR shall coordinate rehabilitation services and Home and Community-Based Waiver programs if a member is eligible for both rehabilitation services and Waiver Services.

(23)	Reproductive Health Services

The benefit package includes reproductive health services as set forth in MAD Program Manual Section MAD-762, REPRODUCTIVE HEALTH SERVICES. The CONTRACTOR shall provide Medicaid members with sufficient information to allow them to make informed choices including: the types of family planning services available; the member’s right to access these services in a timely and confidential manner; and the freedom to choose a qualified family planning provider who participates in the CONTRACTOR network or from a provider who does not participate in the CONTRACTOR network.

(24)	Pregnancy Termination Procedures

The benefit package includes services for the termination of pregnancy and/or pre- or post-decision counseling or psychological services as set forth in MAD Program Manual Section MAD-766, PREGNANCY TERMINATION PROCEDURES.

(25)	Transportation Services

The benefit package includes transportation service such as ground ambulance, air ambulance, taxicab and/or handivan, commercial bus, commercial air, meal, and lodging services as indicated for medically necessary physical and behavioral health services as set forth in MAD Program Manual Section MAD-756, TRANSPORTATION SERVICES. Pursuant to NMSA 1978 Section 65-2-97.F and applicable rules and interpretations of these laws by the State Public Regulation Commission, rates paid by the CONTRACTOR to transportation providers are not subject to and are exempt from New Mexico State Public Regulation Commission approved tariffs.

(26)	Prosthetics and Orthotics

The benefit package includes prosthetic and orthotic services as set forth in the MAD Program Manual Section MAD-757, PROSTHETICS AND ORTHOTICS.

(27)	Behavioral Health Services Included in the Benefit Package for Adults and Children

A.	Inpatient Hospital Services

The benefit package includes inpatient hospital psychiatric services provided in general hospital units and/or PPS-Exempt Units in a general hospital as set forth in the MAD Program Manual Section MAD-721, HOSPITAL SERVICES,

B.	Hospital Outpatient Services

The benefit package includes outpatient psychiatric and partial hospitalization services provided in PPS-exempt units of general hospitals as set forth in the MAD Program Manual Section MAD-722, OUTPATIENT PSYCHIATRIC SERVICES AND PARTIAL HOSPITALIZATION.

C.	Outpatient Health Care Professional Services

The benefit package includes outpatient health care services as set forth in the MAD Program Manual Section MAD-717, PSYCHIATRIC AND PSYCHOLOGICAL SERVICES and MAD-746.2 LICENSED MASTERS LEVEL INDEPENDENT SOCIAL WORKER.

(28)	Behavioral Health Services Included only in the Benefit Package for Children

A.	The benefit package includes prevention, screening, diagnostics, ameliorative services, and other medically necessary behavioral health care and substance abuse treatment or services for Medicaid members under twenty-one (21) years of age whose need for behavioral health services is identified during an Early and Periodic Screening, Diagnosis, and Treatment (EPSDT) screen.

B.	All behavioral health care services shall be provided in accordance with the New Mexico Children’s Code. The services include:

i.	Inpatient Hospitalization in Free Standing Psychiatric Hospitals: The benefit package includes inpatient services in free standing psychiatric hospitals as set forth in the MAD Program Manual Section MAD-742.1, INPATIENT PSYCHIATRIC CARE IN FREESTANDING PSYCHIATRIC HOSPITALS.

ii.	Accredited Residential Treatment Center Services: The benefit package includes accredited residential treatment services as set forth in the MAD Program Manual Section MAD-742.2, ACCREDITED RESIDENTIAL TREATMENT CENTER SERVICES.

iii.	Non-Accredited Residential Treatment Centers: The benefit package includes residential treatment services as set forth in the MAD Program Manual Section MAD-742.3, NON-ACCREDITED RESIDENTIAL TREATMENT CENTERS AND GROUP HOMES.

iv.	Outpatient and Partial Hospitalization Services in Freestanding Psychiatric Hospital: The benefit package includes outpatient and partial hospitalization services provided in freestanding psychiatric hospitals as set forth in the MAD Program Manual Section MAD-742.4 OUTPATIENT AND PARTIAL HOSPITALIZATION SERVICES IN FREESTANDING PSYCHIATRIC HOSPITALS.

v.	Day Treatment Services: The benefit package includes day treatment services as set forth in the MAD Program Manual Section MAD-745.3, DAY TREATMENT SERVICES.

vi.	Behavior Management Skills Development Services (BMSDS): The benefit package includes behavior management services as set forth in the MAD Program Manual Section MAD-745.2, BEHAVIOR MANAGEMENT SKILLS DEVELOPMENT SERVICES.

vii.	School-Based Services: The benefit package includes counseling, evaluation, and therapy furnished in a school-based setting but not specified in the Individual Education Plan (IEP) or the Individualized Family Services Plan (IFSP) as set forth in the MAD Program Manual Section MAD-747, SCHOOL-BASED SERVICES FOR RECIPIENTS UNDER TWENTY-ONE YEARS OF AGE.

viii.	Case Management Services for The Medically at Risk: Case management services for individuals who are under twenty-one (21) who are medically at risk as set forth in MAD Program Manual Section MAD-744, EPSDT CASE MANAGEMENT.

ix.	Treatment Foster Care Services: Treatment Foster Care services as set forth in MAD Program Manual Section MAD-745.1, TREATMENT FOSTER CARE.

(29)	Behavioral Health Services Included only in the Benefit Package for Adults

A.	Psychosocial Rehabilitation

The benefit package includes psychosocial rehabilitation services as set forth in the MAD Program Manual Section MAD-737, MENTAL HEALTH REHABILITATION.

B.	Case Management Services for the Chronically Mentally Ill

The benefit package includes case management services as set forth in the MAD Program Manual Section MAD-773, CASE MANAGEMENT SERVICES FOR THE CHRONICALLY MENTALLY ILL.

(30)	Health Education and Preventive Care

A.

The CONTRACTOR shall provide a continuous program of health education without cost to members. Such a program may include publications (e.g., brochures, newsletters), media (e.g., films, videotapes), presentations (seminars, lunch-and-learn sessions) and classroom instruction.

B.	The CONTRACTOR shall provide programs of wellness education. Additional programs may be provided which address the social and physical consequences of high-risk behaviors.

C.	The CONTRACTOR shall make preventive services available to members.

The CONTRACTOR shall periodically remind and encourage their members to use benefits including physical examinations which are available and designed to prevent illness (e.g. HIV counseling and testing for pregnant women).

(31)	Advance Directives

A.	The CONTRACTOR shall implement written policies and procedures with respect to advance directives that address the following requirements:

i.	The CONTRACTOR shall provide written information to adult members concerning their rights to accept or refuse medical or surgical treatment and to formulate advance directives, and the MCO’s policies and procedures with respect to the implementation of such rights;

ii.	The CONTRACTOR shall document in the member’s medical record whether or not the member has executed an advanced directive;

iii.	The CONTRACTOR shall prohibit discrimination in the provision of care or in any other manner discriminating against a member based on whether the member has executed an advance directive;

iv.	The CONTRACTOR shall ensure compliance with requirements of Federal and State laws respecting advance directives; and

v.	The CONTRACTOR shall provide education for staff and the community on issues concerning advance directives.

(32)	Experimental Technology

The CONTRACTOR shall not deem a technology or its application experimental, investigational or unproven and deny coverage unless that technology or its application fulfills the definition of “experimental, investigational or unproven” contained in the MAD Program Policy Manual, Section 765, EXPERIMENTAL OR INVESTIGATIONAL PROCEDURES, TECHNOLOGIES OR THERAPIES.

(33)	Standards for Preventive Health Services

A.	Unless a member refuses offered services, and such refusal is documented, the CONTRACTOR shall provide, to the extent possible, the services described in this section. Member refusal is defined to include both failure to consent, and refusal to access care.

B.	Preventive health services shall include:

i.	Immunizations: The CONTRACTOR shall ensure that, within six months of enrollment, members are immunized and current according to the type and schedule provided by the most current version of the Recommendations of the Advisory Committee on Immunization Practices, Centers for Disease Control and Prevention, Public Health Service, Department of Health and Human Services. This may be done by providing the necessary immunizations or by verifying the immunization history by a method deemed acceptable by the ACIP. “Current” is defined as no more that four months overdue.

ii.	Screens: The CONTRACTOR shall ensure that, to the extent possible, within six months of enrollment or within six months of a charge in the standard, asymptomatic members receive and are current for at least the following preventative screening services. Current is defined as no more than four months overdue. The CONTRACTOR shall require its providers to perform the appropriate interventions based on the results of the screening.

a)	Screening for Breast Cancer. Females aged 50-69 years who are not at high risk for breast cancer shall be screened annually with mammography and a clinical breast examination.

b)	Screening for Cervical Cancer. Female members with a cervix shall receive Papanicolaou (Pap) testing starting at the onset of sexual activity, but at least by 18 years of age, and every three years thereafter until reaching 65 years of age if prior testing has been consistently normal and the member has been confirmed to be not at high risk. If the member is at high risk, the frequency shall be at least annual.

c)	Screening for Colorectal Cancer. All members aged 50 years and older at normal risk for Colorectal cancer shall be screened with annual fecal occult blood testing or sigmoidoscopy at a periodicity determined by the CONTRACTOR.

d)	Blood Pressure Measurement. Members of all ages shall receive a blood pressure measurement as medically indicated.

e)	Serum Cholesterol Measurement. All enrolled men aged 35-65 years and women aged 45-65 years who are at normal risk for coronary heart disease shall receive serum cholesterol measurement every five years. Those members with multiple risk factors shall also receive HDL-C measurement.

f)	Screening for Obesity. All members shall receive annual body weight and height measurements to be used in conjunction with a calculation of the Body Mass Index or reference to a table of recommended weights.

g)	Screening for Elevated Lead Levels. All members aged 9-15 months (ideally 12 months) shall receive a blood lead measurement at least once.

h)	Screening for Diabetes. All members shall receive a fasting or two-hour post-prandial serum glucose measurement at least once.

i)	Screening for Tuberculosis. Members shall receive a tuberculin skin test based on the level of individual risk for development of the infection.

j)	Screening for Rubella. All enrolled women of childbearing ages shall be screened for rubella susceptibility by history of vaccination or by serology at their first clinical encounter in an office setting.

k)	Screening for Visual Impairment. All members aged 3-4 years shall be screened at least once for amblyopia and strabismus by physical examination and a stereo acuity test.

l)	Screening for Hearing Impairment. All members aged 50 and beyond shall be routinely screened for hearing impairment by questioning them about their hearing.

m)	Screening for Problem Drinking and Substance Abuse. All adolescent and adult members shall be screened at least once by a careful history of alcohol use and/or the use of a standardized screening questionnaire such as the Alcohol Use Disorders Identification Test (AUDIT) or the four question CAGE instrument and the Substance Abuse Screening and Severity Inventory (SASSI). The frequency of screening shall be determined by the results of the first screen and other clinical indications.

n)	Prenatal Screening. All pregnant members shall be screened for preeclampsia, D (Rh) Incompatibility, Down syndrome, neural tube defects, and hemoglobinopathies, vaginal and rectal Group B Streptococcal infection, and counsel and offer testing for HIV.

o)	Newborn Screening. At a minimum, all newborn members shall be screened for phenylketonuria, congenital hypothyroidism, galactosemia, and any other congenital disease or condition specified in accordance with the Department of Health regulation 7 NMAC 30.6.

p)	During an encounter with a primary care provider, a behavioral health screen shall occur.

q)	The CONTRACTOR shall ensure that clinically appropriate follow-up and/or intervention is performed when indicated by the screening results and that this is done using the guidance provided in the Guide to Clinical Preventive Services, Report of the U.S. Preventive Services Task Force, Second Edition, Shalliams and Wilkins, 1996.

iii.	Tot-to-Teen Health checks: The CONTRACTOR shall operate a Tot-to-Teen Health check Program for members up to 21 years of age to ensure the delivery of the Federally mandated Early and Periodic Screening, Diagnostic, and Treatment (EPSDT) services. Within six months of enrollment the CONTRACTOR shall endeavor to ensure that eligible members (up to age 21) are current according to screening schedule in EPSDT services MAD-740.

iv.

The CONTRACTOR shall provide to applicable asymptomatic members counseling on the following unless recipient refusal is documented: to prevent tobacco use, to promote physical activity, to promote a healthy diet, to prevent osteoporosis and heart disease in menopausal women citing the advantages and disadvantages of calcium and hormonal supplementation, to prevent motor vehicle injuries, to prevent household and recreational injuries, to prevent dental and periodontal disease, to prevent HIV infection and other sexually transmitted diseases, and to prevent unintended pregnancies.

v.	The CONTRACTOR shall provide a toll-free health advisor telephone hotline which shall provide at least the following:

a)	General health information on topics appropriate to the various Medicaid populations, including those with severe and chronic conditions;

b)	Clinical assessment and triage to evaluate the acuity and severity of the member’s symptoms and make the clinically appropriate referral; and

c)	Prediagnostic and post-treatment health care decision assistance based on symptoms.

vi.	The CONTRACTOR shall have a written family planning policy. This policy shall ensure that members of the appropriate age of both sexes who seek Family Planning services shall be provided with counseling pertaining to the following: methods of contraception; evaluation and treatment of infertility; HIV and other sexually transmitted diseases and risk reduction practices; options for pregnant members who do not wish to keep a child; and options for pregnant members who may wish to terminate the pregnancy.

vii.	The CONTRACTOR shall operate a proactive prenatal care program to promote early initiation and appropriate frequency of prenatal care consistent with the standards of the American College of Obstetrics and Gynecology. The program shall include at least the following:

a)	Educational outreach to all members of child-bearing ages;

b)	Prompt and easy access to obstetrical care including providing an office visit with a practitioner within three weeks of having a positive pregnancy test (laboratory or home) unless earlier care is clinically indicated;

c)	Risk assessment of all pregnant members to identify high risk cases for special management;

d)	Counseling which strongly advises voluntary testing for HIV;

e)	Case management services to address the special needs of

members who have a high risk pregnancy especially if risk is due to psychosocial factors such as substance abuse or teen pregnancy;

f)	Screening for determination of need for a post-partum home visit; and

g)	Coordination with other services in support of good prenatal care including transportation and other community services and referral to an agency which dispenses free or reduced price baby car seats.

2.5	CULTURALLY COMPETENT SERVICES

(1)	The CONTRACTOR shall develop and implement a Cultural Competency/Sensitivity Plan, through which the CONTRACTOR shall ensure that it provides, both directly and through its health care providers and subcontractors, culturally competent services to its SALUD! members.

(2)	The CONTRACTOR shall phase-in the cultural competency plan over the first two years of the contract according to the following process:

A.	Year 1, and no later than July 1, 2002

The CONTRACTOR shall:

i.	Develop a Cultural Competency Plan that describes how the CONTRACTOR shall ensure that services provided are culturally competent.

ii.	Develop written policies and procedures that implement the Cultural Competency Plan and ensure that culturally competent services are provided by the CONTRACTOR both directly and through its health care providers and subcontractors.

iii.	Target cultural competency training to primary care providers, care coordinators/case mangers, home health care staff and licensed masters and doctoral level mental health and substance abuse professionals.

iv.	Develop and implement a plan for interpretive services and written materials to meet the needs of consumers and their decision-makers whose primary language is not English, using qualified medical interpreters, if available.

v.	Identify community advocates and agencies that could assist non-English and limited-English speaking individuals and/or that provider other culturally appropriate and competent services, which include methods for outreach and referral.

B.	Year 2, and no later than July 1, 2003

The CONTRACTOR shall:

i.	Incorporate cultural competence into treatment planning, utilization management and quality improvement.

ii.	Identify resources and interventions for high risk health conditions found in certain cultural groups.

iii.	Develop and incorporate contract language specific to cultural competency requirements for inclusion in contracts between the CONTRACTOR and providers and subcontractors.

2.6	CHILDREN WITH SPECIAL HEALTH CARE NEEDS (CSHCN)

(1)	General Requirements

CSHCN applies to individuals, under 21 years of age, who have or are at an increased risk for a chronic physical, developmental, or behavioral or emotional condition, and who also require health and related services of a type or amount beyond that required by children generally. The guiding principle for this definition is that the children shall be at individual risk and have a functional need. The primary purpose of the definition is to identify CSHCN so that the CONTRACTOR can facilitate access to appropriate services. The definition also allows for a flexible targeting of individuals based on clinical justification and discharging them when special services are no longer needed.

A.	CONTRACTOR Requirements:

i.	The CONTRACTOR shall include in its member services handbook a description of providers and programs available to children with special health care needs.

ii.	The CONTRACTOR shall identify from among its members children with special health care needs, using the proposed definition and criteria for identification.

B.	Criteria that the CONTRACTOR shall use in identifying CSHCN, include:

i.	Children who are eligible for SSI as disabled under Title XVI;

ii.	Children identified in the DOH Title V Children’s Medical Services program;

iii.	Children participating in the Home and Community Based Waivers;

iv.	Children receiving foster care or adoption assistance support through Title IV-E;

v.	Other children in foster care or out-of-home placement; and

vi.	Children who are described in the Individuals with Disabilities Education Act; and other children who, by merit of a clinical assessment, should be included.

C.	SALUD! Enrollment for CSHCN

The CONTRACTOR shall have written policies and procedures to facilitate a smooth transition of a member to another CONTRACTOR, when a member chooses and is approved to switch to another CONTRACTOR.

(2)	Parent/Child Information and Education

A.

The CONTRACTOR shall develop and distribute, as appropriate, information and materials specific to the needs of CSHCN members and their caregivers. This includes information, such as a list of items and services that are in SALUD! and those that are carved out, how to plan for and arrange transportation, how to access behavioral health care without going through the PCP, how the parent or legal guardian should present a child for care in an emergency room unfamiliar with the child’s special health care needs, and the availability of a care coordinator. This information could be included in a special member handbook on CSHCN or in an insert to the member handbook.

B.	The CONTRACTOR shall make available health education programs to assist the child’s caregiver(s) in understanding CSHCN and how to cope with the day-to-day stress of caring the child.

C.	The CONTRACTOR shall provide a list of key CONTRACTOR CSHCN resource people and their phone numbers.

D.	The CONTRACTOR shall designate a single entity that a parent or provider can call for information during the enrollment process and after becoming a member.

(3)	Choice of Specialist as Primary Care Provider (PCP)

The CONTRACTOR shall develop and implement written policies and procedures governing the process for member selection of a PCP, including the right to choose a specialist as a PCP, if warranted and agreed upon by the specialist provider.

(4)	Specialty Providers for CSHCN

The CONTRACTOR shall have enough specialty providers to ensure timely access to necessary specialty care, consistent with SALUD! access appointment standards for clinical urgency.

(5)	Transportation

A.	The CONTRACTOR shall have written policies and procedures in place to ensure that the appropriate level of transportation is arranged based on the member’s clinical condition.

B.	The CONTRACTOR shall have past member and service data available at the time services are requested to expedite appropriate arrangements.

C.	The CONTRACTOR shall ensure that CPR-certified drivers transport CSHCN whose clinical need dictates.

D.	The CONTRACTOR shall have written policies and procedures to ensure that transportation type is clinically appropriate, including access to non-emergency ground ambulance carriers.

E.	The CONTRACTOR shall develop and implement written policies and procedures to ensure that members can access and receive authorization for needed transportation services under certain unusual circumstances without the usual advance notification.

F.	The CONTRACTOR shall develop and implement a written policy regarding the transportation of minors if a parent or legal guardian shall not be in attendance to ensure the minor’s safety.

G.	The CONTRACTOR shall distribute clear and detailed written information to CSHCN and their families on how to obtain transportation services and also make this information available to network providers.

(6)	Care Coordination for CSHCN

A.	The CONTRACTOR shall have written policies and procedures for identifying CSHCN who could benefit from care coordination and ensuring that those children have access to care coordination.

B.	The CONTRACTOR shall have written policies and procedures for accessing care coordination.

C.	The CONTRACTOR shall have written policies and procedures for the development, implementation and periodic evaluation of a child’s treatment plan. These policies and procedures shall address the involvement of parent(s) and legal guardians, as well as the child, in decisions about the child’s care and development and implementation of the treatment plan. The caregivers of CSHCN and the children themselves, where indicated, shall be full participants in setting and achieving their own goals related to the child’s health.

D.	The CONTRACTOR shall have written policies and procedures for educating parent(s), legal guardians and children that care coordination is available and when it may be appropriate to their needs.

E.	The CONTRACTOR shall have written policies and procedures for educating providers about the availability of care coordination, its value as a resource in caring for the child, and how to access it.

(7)	Emergency, Inpatient and Outpatient Ambulatory Surgery Hospital Requirements for CSHCN

A.	The CONTRACTOR shall develop and implement written policies and procedures for educating caregivers of CSHCN with complicated clinical histories on how to utilize emergency room care, including what clinical history to present when emergency care or inpatient admission are needed for their child.

B.	The CONTRACTOR shall develop and implement written policies and procedures governing how coordination with the PCP and hospitalists shall occur when a child with a special health care need is hospitalized.

C.	The CONTRACTOR shall develop and implement written policies and procedures to ensure that the ER physician has access to the child’s medical history.

D.	The CONTRACTOR shall develop and implement written policies and procedures for obtaining any necessary referrals from PCPs for hospitals that require in-house staff to examine or treat members having outpatient or ambulatory surgical procedures performed.

(8)	Rehabilitation Therapy Services (Physical, Occupational, Speech Therapy) for CSHCN

A.	The CONTRACTOR shall develop and implement therapy clinical practice guidelines specific to the chronic or long term conditions of their CSHCN population, including the use of a home therapy program and involvement of a caretaker in the treatment plan, and based on Medicaid managed care policy on medical necessity.

B.	The CONTRACTOR shall be informed about and coordinate with other therapy services being delivered by: Special Rehabilitation Services, the Home and Community Based Waiver programs or by the schools to avoid unnecessary duplication.

C.	The CONTRACTOR shall involve families of members, physicians and therapy providers to identify issues that should be addressed in developing the new criteria.

D.	The CONTRACTOR shall develop and implement utilization prior approval and continued stay criteria, including timeframes, that are appropriate to the chronicity of the member’s status and anticipated development process.

(9)	Durable Medical Equipment (DME) and Supplies

A.	Subject to any requirements to procure a physician’s order to provide supplies to members, the CONTRACTOR shall develop and implement a process to permit members utilizing supplies on an ongoing basis to submit a list of supplies monthly. The CONTRACTOR shall contact the member’s legal guardian when requested supplies cannot be delivered (require back-ordering, etc.) and make other arrangements, consistent with clinical need.

B.	The CONTRACTOR shall develop and implement a system for monitoring compliance with standards for DME and medical supplies, and instituting corrective action, if the provider is out of compliance.

C.	The CONTRACTOR shall have an emergency response plan for DME and medical supplies needed on an emergent basis.

(10)	Clinical Practice Guidelines for Provision of Care to CSHCN

The CONTRACTOR shall develop clinical practice guidelines, practice parameters and/or other specific criteria that consider the needs of CSHCN and provide guidance in the provision of acute and chronic medical and behavioral health care services to this population. The guidelines should be professionally accepted standards of practice and national guidelines.

(11)	Utilization Management (UM) for Services to CSHCN

The CONTRACTOR shall develop written policies and procedures to exclude from prior authorization any item or service enumerated in the child’s treatment plan, and/or extend the authorization periodicity, for services provided for a chronic condition. There should be a process for review and periodic update of the treatment plan, as indicated.

(12)	Consumer Surveys Specific to CSHCN

The CONTRACTOR shall add questions about children with special health care needs to their HEDIS CAHPS 2.04 survey.

(13)	CSHCN Performance Improvement Project

The CONTRACTOR shall perform a performance improvement project specific to CSHCN.

2.7	SERVICES EXCLUDED FROM THE BENEFIT PACKAGE

(1)	The following services are not included in the benefit package. Reimbursement for these services shall be made by HSD on a fee-for-service basis:

A.	Services provided in nursing facilities or hospital swing beds to members residing over thirty (30) continuous days or on a permanent basis as set forth in MAD Program Manual Section MAD-731, NURSING FACILITIES, and MAD-723, SWING BED HOSPITAL SERVICES.

B.	Services provided in intermediate care facilities for the mentally retarded as set forth in MAD Program Manual Section MAD-732, INTERMEDIATE CARE FACILITY FOR THE MENTALLY RETARDED;

C.	Services provided pursuant to the Home and Community-Based Services Waiver programs as set forth in MAD Program Manual Sections MAD-733, HOME AND COMMUNITY-BASED SERVICES WAIVERS;

D.	Emergency services to undocumented aliens as set forth in MAD Program Manual Section MAD-769, EMERGENCY SERVICES FOR UNDOCUMENTED ALIENS;

E.	Experimental or investigational procedures, technologies or non-drug therapies as set forth in MAD Program Manual Section MAD-765, EXPERIMENTAL OR INVESTIGATIONAL PROCEDURES, TECHNOLOGIES OR NON-DRUG THERAPIES;

F.	Special Rehabilitation Services at set forth in MAD Program Manual Section MAD-743, SPECIAL REHABILITATION SERVICES;

G.	Case management provided by the Children Youth and Families Department defined as child protective services case management and as detailed in MAD Program Manual section MAD-744, EPSDT CASE MANAGEMENT;

H.	Case management provided by the Children Youth and Families Department as detailed in the Medical Assistance Manual Section MAD-776, ADULT PROTECTIVE SERVICES CASE MANAGEMENT.

I.	Case management provided by Children, Youth and Families Department as detailed in the Medical Assistance Manual Section MAD-778, CASE MANAGEMENT SERVICES FOR CHILDREN PROVIDED BY JUVENILE PROBATION AND PAROLE OFFICERS.

J.	Services provided in the schools and specified in the Individualized Education Program (IEP) or Individualized Family Service Plan (IFSP), as detailed in the medical assistance manual Section MAD 747, SCHOOL BASED SERVICES FOR RECIPIENTS UNDER TWENTY-ONE YEARS OF AGE.

2.8	ENHANCED BENEFITS/SERVICES

The CONTRACTOR shall provide a schedule for implementing enhanced services pursuant to the CONTRACTOR’S proposal. The schedule shall include identification of enhanced services that are already part of the benefit package. All enhancements shall be identifiable and measurable through the use of unique payment and/or processing codes, which shall be part of the encounter data submitted to HSD, unless the enhanced benefits offered by the CONTRACTOR do not generate claim or encounter data.

2.9	GRIEVANCE

The member, guardian of the member for minors, or representative of the member has the right to file a grievance if he/she is dissatisfied with the services rendered by the CONTRACTOR. This includes but is not limited to dissatisfaction with direct service provider(s), appropriateness of services rendered, timeliness of services rendered, availability of services, delivery of services, prescription of services, denial, reduction, and/or termination of services, disenrollment, or any other performance that is considered unsatisfactory. A participating provider also has the right to file a grievance with the CONTRACTOR if the provider is dissatisfied with the CONTRACTOR’S decision to terminate, suspend, reduce, or not provide services to a member. The CONTRACTOR shall implement written policies and procedures describing how the member and provider register a grievance with the CONTRACTOR and how the CONTRACTOR resolves a given type of grievance.

(1)	CONTRACTOR Grievance Hearing Policies and Procedures

A.	The CONTRACTOR shall establish and implement written policies and procedures for resolution of grievances, including internal CONTRACTOR hearings which shall include at minimum:

i.	The procedures for notifying members of the right to file a grievance and to request a hearing using the CONTRACTOR’S hearing process and provide members written notice of adverse actions as described in the Medical Assistance Division Program Manual;

ii.	The name of specific individual(s) designated as the MCO Medicaid member grievance coordinator with the authority to administer the policies and procedures for grievance resolution, to review patterns/trends in grievances and to initiate corrective action;

iii.	The policies and procedures for a toll-free telephone line for members to register a grievance with the CONTRACTOR;

iv.	The specific policies and procedures detailing how a thorough investigation of the grievance, using applicable statutory, regulatory, and contractual provisions, is conducted; The CONTRACTOR shall have physician involvement in reviewing medically-related grievances. The CONTRACTOR shall offer to meet with the member during the formal grievance process;

v.	The investigation and final CONTRACTOR decision for grievances filed by Medicaid members and providers shall be completed within thirty (30) calendar days of the receipt of the grievance with a report in writing stating the resolution of the grievance to HSD, the grievant, and involved parties. The CONTRACTOR shall implement policies and procedures for an expedited or emergency alternative appeal process for quality of care and level of care/placement issues, and for cases where the health and/or welfare of the member is immediately at risk; The expedited or emergency process shall result in a timely resolution such that a reasonable person would believe that a prevailing member would be able to realize the full benefit of a decision in his or her favor;

vi.	The procedures for maintaining a file of all grievances that contain sufficient information to identify the grievance, the date the grievance was received, the nature of the grievance, notice to the grievant of receipt of a grievance, all correspondence between affected parties, the date the grievance is resolved, the means of grievance resolution, and notices of final decision to affected parties and all other pertinent information. Documentation regarding the grievance shall be made available to the grievant, if requested;

vii.	Specific policies and procedures detailing how confidential information gathered or learned during the investigation or resolution of a grievance is to be maintained, including the confidentiality of the member’s status as a Medicaid member and status as a grievant; and

viii.	A statement that the member shall not be subject to retaliation for filing a grievance.

(2)	Accessibility of Grievance Files

All grievance files shall be maintained in a secure, designated area and be accessible to HSD upon request, for review. Grievance files shall be retained for six (6) years following the final decision, HSD or judicial appeal, or closure of a grievance case file.

(3)	Information Distribution

The CONTRACTOR shall have the following responsibilities with regard to the distribution of information:

A.	Member Notice With Initial Enrollment

Upon enrollment, the CONTRACTOR shall provide members, at no cost, with a member information sheet or handbook which provides information on how they and/or their representative(s) can file a grievance and about the grievance resolution process. The member information shall also advise members of their right to file a request for an administrative hearing with HSD Hearings Bureau, without first utilizing the CONTRACTOR’S grievance process, in those instances in which Medicaid benefits are terminated, suspended, reduced or not-provided. The information shall meet the standards for communication specified in Section MAD-606.7, QUALITY MANAGEMENT, Standards for Member Communication.

B.	The CONTRACTOR may not establish time limits of less than one year from the date of occurrence for the member to file a formal grievance.

i.	Method of Obtaining Hearing and the Right to Representation: The information shall include the method by which a hearing may be obtained and the right to self-representation or the use of a spokesperson or legal counsel.

ii.	Non-Disclosure of Information. The member information shall include a statement that information about the grievance is not disclosed without the member’s permission unless disclosure is required by law.

iii.	Non-Retaliation. The information shall include a statement which verifies that the member shall not be subjected to retaliation for filing a grievance.

(4)	Provider Receipt of Grievance Policies and Procedures

The CONTRACTOR shall provide a copy of its policies and procedures for grievance resolution to all service providers in the CONTRACTOR network.

(5)	Acknowledgment When Grievance Filed

Within five (5) working days of receipt of the grievance, the CONTRACTOR shall provide the grievant with written notice that the grievance has been received and the expected date of its resolution.

(6)	Notice to Member or Provider of Final Decision

The CONTRACTOR shall mail a copy of its final written decision to HSD, the member or provider to the address on file and all those parties affected by the decision. The final decision shall include and describe at least the following:

A.	The nature of the grievance;

B.	A statement of the action the CONTRACTOR intends to take;

C.	A statement describing the reasons for the CONTRACTOR’S action;

D.	Specific references and citations to applicable Medicaid and the CONTRACTOR’S policies and procedures, if any, that support the action;

E.	The member’s right to request an administrative hearing, if not already requested, to appeal the CONTRACTOR’S decision to the HSD Hearings Bureau within thirty (30) calendar days of the final CONTRACTOR’S decision to terminate, suspend, reduce, or not provide a benefit to the member; and

F.	The statement that the member’s request for an administrative hearing which is received by HSD within ten (10) calendar days of the CONTRACTOR’S final decision stays the enforcement of the CONTRACTOR’S decision to discontinue services currently provided, but does not require the CONTRACTOR to initiate any treatment or services or to increase the level of any current treatment or services.

(7)	Notice to HSD

If a request for an administrative hearing to appeal the CONTRACTOR’S final decision is received, an official record of the grievance and copy of the final CONTRACTOR’S decision shall be provided to the HSD Hearings Bureau by the CONTRACTOR within five (5) working days of HSD’s request for such information.

(8)	Administrative Hearings

Members may file a request for an administrative hearing through the HSD Hearings Bureau without first availing themselves of the CONTRACTOR’S grievance process when the final decision rendered by the CONTRACTOR is to terminate, suspend, reduce, or not-provide benefit(s) to a member.

(9)	Quarterly Reports

The CONTRACTOR shall provide a quarterly report to HSD of all grievances received from or about Medicaid members, by the CONTRACTOR or its subcontractors. The report shall include patient details according to the format in Guidance Memo #62.

(10)	Hearing Report

The CONTRACTOR shall provide a monthly report of all internal CONTRACTOR hearings filed and their disposition.

2.10	FIDUCIARY RESPONSIBILITIES

(1)	Solvency Requirements and Risk Protections

A CONTRACTOR that contracts with HSD for the provision of services shall comply with and is subject to all applicable State and Federal laws and regulations including those regarding solvency and risk standards. In addition to requirements imposed by State or Federal law, the CONTRACTOR shall be required to meet specific Medicaid financial requirements and to present to HSD or its agent any information and records deemed necessary to determine its financial condition. The response to requests for information and records shall be delivered to HSD, at no cost to HSD, in a reasonable time from the date of request or as specified herein.

(2)	Reinsurance

The CONTRACTOR shall have and maintain adequate protections against financial loss due to outlier (catastrophic) cases and member utilization that is greater than expected. The CONTRACTOR shall submit to HSD such documentation as is necessary to prove the existence of this protection, which may include policies and procedures of reinsurance.

(3)	Third Party Liability

The CONTRACTOR is responsible for identification of other third party coverage of members and coordination of benefits with applicable third parties. The CONTRACTOR shall inform HSD of any member who has other health care coverage. The CONTRACTOR shall provide documentation to HSD enabling HSD to pursue its rights under State and Federal law. Documentation includes payment information on enrolled members as requested by HSD, Third Party Liability Unit of the MAD, to be delivered within 20 business days from receipt of the request. Other documentation to be provided by the CONTRACTOR includes a quarterly listing of potential accident and personal injury cases to be pursued by HSD that are known to the CONTRACTOR. The CONTRACTOR and HSD shall jointly develop and agree upon a reporting format to carry out the requirement of this subsection. However, if an agreed upon format cannot be developed HSD retains the right to make a final determination of the reporting format.

(4)	Fidelity Bond Requirement

The CONTRACTOR shall maintain in force a fidelity bond in the amount specified under the Insurance Code, NMSA 1978 §§ 59A-1-1, et. seq..

(5)	Net Worth Requirement

The CONTRACTOR shall at all times be in compliance with the net worth requirements in the Insurance Code.

(6)	Solvency Cash Reserve Requirement

A.	The CONTRACTOR shall have sufficient reserve funds available to ensure that the provisions of services to Medicaid members is not at risk in the event of the CONTRACTOR insolvency. The CONTRACTOR shall comply with all state and federal laws and regulations regarding solvency, risk, audit and accounting standards.

B.	Per Member Cash Reserve

The CONTRACTOR shall maintain three (3) percent of the monthly capitated payments per member with an independent trustee during each month of the first year of the Agreement. The CONTRACTOR shall maintain this cash reserve for the duration of the Agreement. HSD shall adjust this cash reserve requirement annually, or as needed, based on the number of the CONTRACTOR’S members. Each CONTRACTOR shall maintain its own cash reserve account. This account may be accessed solely for payment for services to that CONTRACTOR’S members in the event that the CONTRACTOR becomes insolvent. Money in the reserve account remains the property of the CONTRACTOR and any interest earned (even if retained in the account) shall be the property of the CONTRACTOR.

(7)	Inspection and Audit for Solvency Requirements

The CONTRACTOR shall meet all requirements for licensure within the State with respect to inspection and auditing of financial records. The CONTRACTOR shall also cooperate with HSD or its designee, and provide all financial records required by HSD or its designee so that they may inspect and audit the CONTRACTOR’S financial records at least annually or at HSD’s discretion.

(8)	Timely Payments

A.	The CONTRACTOR shall make timely payments to both its contracted and non-contracted providers. The CONTRACTOR shall promptly pay for all covered emergency services, including medically necessary testing to determine if a medical emergency exists, that are furnished by providers that do not have arrangements with the CONTRACTOR. This includes all covered emergency services provided by a nonparticipating provider, including those when the time required to reach the CONTRACTOR’S facilities or the facilities of a provider with which the CONTRACTOR has contracted, would mean risk of permanent damage to the member’s health. The CONTRACTOR shall pay 90 percent of all clean claims from practitioners who are in individual or group practice or who practice in shared health facilities within 30 days of date of receipt, and shall pay 99 percent of all such clean claims within 90 days of receipt. A “clean claim” means a manually or electronically submitted claim from a participating provider that: contains substantially all the required data elements necessary for accurate adjudication without the need for additional information from outside of the health plan’s system; it includes a claim with errors originating in the states’ system. It does not include a claim from a provider who is under investigation for fraud or abuse, or a claim under review for medical necessity, is not materially deficient or improper, including lacking substantiating documentation currently required by the health plan; or has no particular or unusual circumstances requiring special treatment that prevent payment from being made by the health plan within thirty days of the date of receipt if submitted electronically or forty-five days if submitted manually.

(9)	Insurance

A.	The CONTRACTOR, its successors and assignees shall procure and maintain such insurance as is required by currently applicable federal and state law and regulation. Such insurance shall include, but not be limited to, the following:

i.	Liability insurance for loss, damage, or injury (including death) of third parties arising from acts and omissions on the part of the CONTRACTOR, its agents and employees;

ii.	Workers compensation;

iii.	Unemployment insurance, and;

iv.	Reinsurance.

v.	Automobile insurance to the extent applicable to CONTRACTOR’S operations.

B.	The CONTRACTOR shall provide HSD with documentation that the above specified insurance has been obtained; and the CONTRACTOR’S subcontractors shall provide the same documentation to the CONTRACTOR

(10)	The CONTRACTOR shall have and maintain adequate protections against financial loss due to outlier (catastrophic) cases and member utilization that is greater than expected. The CONTRACTOR shall submit to HSD such written documentation as is necessary to show the existence of this protection, which may include policies and procedures of reinsurance.

2.11	FRAUD AND ABUSE

(1)	The CONTRACTOR shall have written policies and procedures to address prevention, detection, preliminary investigation, reporting of potential and actual Medicaid fraud and abuse;

(2)	The CONTRACTOR shall have a comprehensive internal program to prevent, detect, preliminarily investigate and report potential and actual program violations to help recover funds misspent due to fraudulent actions;

(3)	The CONTRACTOR shall have specific controls for prevention such as claim edits, post processing, review of claims, provider profiling and credentialing; prior authorizations, utilization/quality management and relevant provisions in the plan’s contracts with its providers and subcontractors.

(4)	The CONTRACTOR shall cooperate with the Medicaid Fraud Control Unit (MFCU) and other investigatory agencies as mutually agreed to by the parties in writing;

(5)	The CONTRACTOR shall have systems that can monitor service utilization and encounters for fraud and abuse;

(6)	The CONTRACTOR shall immediately report to HSD any activity giving rise to a reasonable suspicion of fraud and abuse including aberrant utilization derived from provider profiling. The CONTRACTOR shall promptly conduct a preliminary investigation and report the results of the investigation to HSD as defined by the CONTRACTOR in consultation with HSD and the Medicaid Fraud Control Unit (MFCU). A formal investigation shall not be conducted by the CONTRACTOR but the full cooperation of the CONTRACTOR as mutually agreed to in writing between the parties during the investigation will be required.

(7)	The CONTRACTOR shall not use its organization’s determination as to whether questionable patterns in provider profiles are acceptable or not, as a basis to withhold this information from HSD.

2.12	REPORTING

The CONTRACTOR shall provide to HSD managerial, financial, and utilization and quality reports. The content, format, and schedule for submission shall be determined by HSD in advance for the financial reporting period and shall conform to reasonable industry, and/or HCFA standards. HSD may also require the CONTRACTOR to submit non-routine ad hoc reports, provided that HSD shall pay the CONTRACTOR to produce any non-routine ad hoc reports that require a significant amount of time, resources or effort on the part of the CONTRACTOR.

(1)	Reporting Standards

Reports submitted by the CONTRACTOR to HSD shall meet the following standards:

A.	Reports or other required data shall be received on or before scheduled due dates;

B.	Reports or other required data shall be prepared in strict conformity with appropriate authoritative sources and/or HSD defined standards; and

C.	All required information shall be fully disclosed in a manner that is both responsive and pertinent to report intent with no material omission.

D.	The submission of late, inaccurate, or otherwise incomplete reports constitutes failure to report. In such cases, a penalty may be assessed by HSD.

E.	Possibility for Change. HSD requirements regarding reports, report content, and frequency of submission are subject to change at any time during the term of the managed care contract. The CONTRACTOR shall comply with all changes specified by HSD.

(2)	Monitoring of Grievance Resolution

The CONTRACTOR shall submit a Quarterly Grievance Report to HSD using the Quarterly Grievance Report format no later than forty-five (45) days from the end of the quarter.

(3)	Financial Reporting

A.	The CONTRACTOR shall submit annual audited financial statements including but not limited to its Income Statement, Statement of Changes in Financial Condition or cash flow, and Balance Sheet and shall include an audited schedule of Salud! revenues and expenses including a breakout of the Salud! behavioral health revenue and expenses. The result of the CONTRACTOR’S annual audit and related management letters shall be submitted no later than one hundred fifty (150) days following the close of the CONTRACTOR’S fiscal year. The audit shall be performed by an independent Certified Public Accountant. The CONTRACTOR shall submit for examination any other financial reports requested by HSD and related to the CONTRACTOR’S solvency or performance of this Agreement.

B.	The CONTRACTOR and its subcontractors shall maintain their accounting systems in accordance with statutory accounting principles, generally accepted accounting principles, or other generally accepted system of accounting. The accounting system shall clearly document all financial transactions between the CONTRACTOR and its subcontractors, and the CONTRACTOR and HSD. These transactions shall include but are not limited to claim payments, refunds, and adjustments of payments.

C.	The CONTRACTOR and its subcontractors shall make available to HSD and any other authorized State or Federal agency, any and all financial records required to examine the compliance by the CONTRACTOR insofar as those records are related to CONTRACTOR’S performance under this Agreement. For the purpose of examination, review, and inspection of its records, the CONTRACTOR and its subcontractors shall provide HSD access to its facilities.

D.	The CONTRACTOR and its subcontractors shall retain all records and reports relating to agreements with HSD for a minimum of six (6) years from the date of final payment. In cases involving incomplete audits and/or unresolved audit findings, administrative sanctions, or litigation, the minimum six (6) year retention period shall begin when such actions are resolved.

E.	The CONTRACTOR shall submit records involving any business restructuring when changes in ownership interest of 5% or more have occurred. These records shall include, but are not limited to, an updated list of names and addresses of all persons or entities having ownership interest of 5% or more. These records shall be provided no later than sixty (60) days following the change of ownership.

F.	The following table gives an overview of the reporting requirements the HSD has established to monitor and examine CONTRACTOR for solvency and compliance with Federal requirements for financial stability. These requirements shall enable HSD or its designee to determine if changes have occurred which affect an MCO and its subcontractors financial condition. The CONTRACTOR’S required level of reinsurance, fidelity bond, or insurance and solvency cash reserves may change with changes to the MCO net worth or other financial condition.

G.	Behavioral Health Reporting

(1)	Submit monthly behavioral health UM reports to HSD, in a format to be determined by HSD after consultation with the CONTRACTOR. These monthly reports will include the following categories: total number of UM reductions of care, total number of terminations of care, the total of clinical denials of care and total number of administrative denials for all prior approved behavioral health services;

(2)	Submit a monthly behavioral health utilization report to HSD, in a format to be determined by HSD after consultation with the CONTRACTOR,

identifying the actual Medicaid clients impacted by any of the reporting elements above, including each client’s name, social security number, date of request, date of UM determinations, service requested, and final UM determination.

(3)	The CONTRACTOR shall collect and report on a quarterly basis key variables of program performance related to behavioral health services. Key variables will be determined in consultation with the CONTRACTOR and stakeholders.

H.	Financial Reporting Requirements:

Definition	Frequency	Objective	Due Date
Calendar year Independently Audited Financial Statements	Annual	Examine for Solvency and HCFA Compliance	June 1

CalendarYear Medicaid Specific Behavioral Health Schedule of Revenue and Expenses	Annual	Examine for Solvency and HCFA Compliance	June 1

Calendar Year Medicaid Specific Audited Schedule of Revenue and Expenses	Annual	Examine for Solvency and HCFA Compliance	June 1

MCO Quarterly Department of Insurance Unaudited Statements	Quarterly	DOI Quarterly Statements	45 days from end of Qtr

Department of Insurance Annual Statement including all supporting schedules (Medicaid specific included)	Annual	DOI Annual Statement	March 1

Department of Insurance Reports	Quarterly	Examine for Solvency and HCFA Compliance	45 days from end of Quarter, March 1 for Annual Statement

Claims Aging	Quarterly	Examine for Solvency and HCFA Compliance	30 days from end of Qtr

Expenditure by Category of Services for hospital, pharmacy, behavioral health, physician, dental, transportation and other	Quarterly	Determine Cost Efficiency	30 days from end of Qtr

Expenditure of services to FQHC’s.	Quarterly	Enable HSD to make wraparound payments to FQHC’s	30 days from end of Qtr

Expenditures of services to RHC’s	Quarterly	Enable HSD to make wraparound payments to RHC’s	30 days from end of Qtr

Expenditures specifically made to IHS, tribal 638 and urban Indian providers.	Quarterly	Enable HSD to reconcile the payments made by the CONTRACTOR to IHS, tribal 638, and urban Indian providers against the supplemental capitation payments made by HSD to the CONTRACTOR	30 days from end of Qtr

Analysis of Benefit Coordination savings of MCO by rate cell	Quarterly	Rate payment and Cost Efficiency	30 days from end of Qtr

Identify the Fidelity Bond or Insurance Protection by Amount of Coverage in relation to Annual Payments. Identify MCO Directors, Officers Employees or Partners.	Annual	Examine for Solvency and HCFA Compliance	Initially and upon renewal

Analysis of Stop-loss protection with Detail of Panel Composition	Quarterly and Annually	Examine for Solvency, Rate Payment, and HCFA Compliance Including Rules Regarding Physician Incentives	30 days from end of Qtr

Reinsurance Policy	Annual	Assess Solvency and HCFA Compliance	Initially and upon renewal

Cash Reserve Statement	Quarterly	Examine for Solvency and HCFA Compliance	30 days from end of Qtr

(4)	Automated Reporting

A.	The CONTRACTOR is required to submit data to HSD. HSD shall define the format and data elements after having consulted with the CONTRACTOR on the definition of these elements.

B.	The CONTRACTOR is responsible for identifying any inconsistencies immediately upon discovery. If any unreported inconsistencies are subsequently discovered, the CONTRACTOR shall make the necessary adjustments at its own expense.

C.	HSD, in conjunction with its fiscal agent, intends to implement electronic data interchange standards for transactions related to managed health care. The CONTRACTOR shall work with HSD to develop the technical components of such an interface.

(5)	Encounters

HSD maintains oversight responsibility for evaluating and monitoring the volume, timeliness, and quality of encounter data submitted by the CONTRACTOR. If the CONTRACTOR elects to contract with a third party Contractor to process and submit encounter data, the CONTRACTOR remains responsible for the quality, accuracy, and timeliness of the encounter data submitted to HSD. HSD shall communicate directly with the CONTRACTOR any requirements and/or deficiencies regarding quality, accuracy and timeliness of encounter data, and not with the third party Contractor. The CONTRACTOR shall submit encounter data to HSD in accordance with the following:

A.	Encounter Submission Media

The CONTRACTOR shall provide encounter data to HSD by electronic media, such as magnetic tape or direct file transmission. Paper submission is not permitted.

B.	Encounter Submission Time Frames

The CONTRACTOR shall submit encounters to HSD within 90 days of the date of service or discharge, regardless of whether the encounter is from a subcontractor or subcapitated arrangement. Encounters which do not clear edit checks shall be returned to the CONTRACTOR for correction and resubmission. The CONTRACTOR shall correct and resubmit the encounter data to HSD.

C.	Encounter Data Elements

Encounter data elements are based on the Medicaid-Medicare Common Data Initiative (McData Set) which is a minimum core data set for states and MCOs developed by HCFA and HSD for use in managed care. HSD may increase or reduce or make mandatory or optional, data elements as it deems necessary.

D.	Encounter Data Formats

The CONTRACTOR shall submit encounter data to HSD using the following formats:

i.	HCFA 1500 Encounter Format - This format is used to report individual medical services such as physician visits, nursing visits, surgical procedures, anesthesia services, laboratory test, radiology services, home and community based services, therapy procedures, durable medical equipment, supplies and transportation services. Services shall be reported through the use of HCFA Common Procedure Coding System (HCPCS) codes (level 1, 2, or 3).

ii.	UB92 Encounter Format - This encounter format is primarily used to report facility services such as inpatient or outpatient hospital, dialysis, and institutional services.

iii.	New Mexico Drug Form Encounter Format - This format is used to report pharmacy items provided to enrolled Medicaid Managed Care members.

iv.	ADA Dental Claim Encounter Format - This encounter format is used to report dental services provided to enrolled Medicaid Managed Care members.

v.	Turn Around Document (TAD) - This encounter format is used to report long term care and residential care stays.

(6)	Disease Reporting

The CONTRACTOR shall ensure that its providers comply with the disease reporting required by the A New Mexico Regulations Governing the Control of Disease and Conditions of Public Health Significance, 1980”.

(7)	HEDIS

The CONTRACTOR shall participate in the most current HEDIS reporting system; submit a copy of the HEDIS data in accordance with the NCQA requirement; and submit a final audit report to HSD along with the HEDIS data submission tool. The HEDIS compliance audit will be at the expense of the CONTRACTOR.

(8)	MHSIP

The CONTRACTOR shall report MHSIP data annually to HSD; utilize a standardized format for data submission, designed by HSD in consultation with the CONTRACTOR; pull a statistically valid sample from which to collect MHSIP data; and train its staff in the collection and reporting of MHSIP data and in survey conduct.

(9)	Health Management Systems Reports

The CONTRACTOR shall identify the number of adult Severely Disabled Mentally Ill (SDMI) and Severely Emotionally Disturbed Children (SED) and Chronic Substance Abuse (CSA) members served and report the following adverse events involving SDMI, SED, and CSA members to the HSD on a quarterly basis: suicides, other deaths, attempted suicides, involuntary hospitalizations, detentions for protective custody, and detention for alleged criminal activity.

(10)	Provider Network Reports

The CONTRACTOR shall notify HSD within five (5) working days of any unexpected changes to the composition of its provider network that negatively affects member access or the CONTRACTOR’S ability to deliver all services included in the benefit package in a timely manner. Any anticipated material changes in the CONTRACTOR’S provider network shall be reported to HSD in writing when the CONTRACTOR knows of the anticipated change or within thirty (30) calendar days, whichever comes first. The notice submitted to HSD shall include the following information: Nature of the change; Information about how the change affects the delivery of covered services or access to the services; and the CONTRACTOR’S plan for maintaining the access and quality of member care.

2.13	SYSTEM REQUIREMENTS

(1)	The CONTRACTOR’S Management Information System (MIS) shall be capable of accepting, processing, maintaining and reporting specific information necessary to the administration of the SALUD! Program by June 1, 2001. The CONTRACTOR’S MIS shall the following requirements.

(2)	System Hardware, Software and Information Systems Requirements: The CONTRACTOR is required to maintain system hardware, software, and information systems (IS) resources sufficient to provide the capability to:

A.	Accept, transmit, maintain, and store electronic data and enrollment roster files;

B.	Conduct automated claims processing;

C.	Estimate the number of records to be received from providers and subcontractors, monitor, and transmit electronic encounter data to HSD according to encounter data submission standards;

D.	Transmit data electronically over a Bulletin Board System and via internet;

E.	Disseminate enrollment information to providers within five (5) business days of receipt of the information;

F.	Maintain a website for dispersing information to providers and members, and be able to receive comments electronically;

G.	Have the systems capability to receive data elements associated with identifying members who are receiving ongoing services under fee-for-service Medicaid or from another CONTRACTOR;

H.	Have systems capability to transmit to HSD or another CONTRACTOR data elements associated with their members who have been receiving ongoing services within their organization; and

I.	Maintain a system backup and recovery plan.

(3)	Provider Network Information Requirements: The CONTRACTOR’S provider network capabilities shall include, but not be limited to:

A.	Maintaining complete provider information for all providers contracted with the CONTRACTOR and its subcontractors and any other non-contracted providers who have provided services to date;

B.	Transmitting a Provider Network File to HSD on a monthly basis, no later than the 28th day of each month, to include all contracted providers, non-contracted providers who have provided service to date, providers who have applied for contract and are pending, providers whose application has been denied, and providers who have been terminated from contract. The file is a general replacement file each month with no deletions from the file until 3 years past the date of the provider’s termination or denied status. Once a provider is shown on the file, the provider should continue to be reported regardless of whether any encounters are reported for that provider or not;

C.	Providing a complete and accurate designation of each provider according to the data elements and definitions included in the SALUD! Systems Manual; and

D.	Providing automated access to members and providers of a member’s PCP assignment.

(4)	Claims Processing Requirements: The CONTRACTOR and any of its subcontractors or providers paying their own claims are required to maintain claims processing capabilities to include, but not be limited to:

A.	Accepting National Standard Formats for electronic claims submission. In the event that final HIPAA regulations change any formats or data required on the standardized formats, the CONTRACTORS shall be required to adapt their systems accordingly;

B.	Assigning unique identifiers for all claims received from providers;

C.	Standardizing protocols for the transfer of claims information between the CONTRACTOR and its subcontractors/providers, audit trail activities, and the communication of data transfer totals and dates;

D.	Meeting both state and federal standards for processing claims;

E.	Generating remittance advice to providers;

F.	Participating in a joint committee for standardizing coding where national coding systems do not apply;

G.	Accepting from providers and subcontractors national standard codes and, where these codes don’t apply, acceptance of state-assigned codes that have been approved by the HSD joint committee for standardization;

H.	Editing claims to ensure providers licensed to render the services being billed are submitting services, that services are appropriate in scope and amount, and that enrollees are eligible to receive the service; and

I.	Developing and maintaining an electronic billing system for all providers submitting bills directly to the CONTRACTOR within six months of the inception of the Agreement. Require all subcontractor benefit managers to meet the same deadline.

(5)	Member Information Requirements: The CONTRACTOR’S member information requirements shall include, but not be limited to:

A.	Accepting, maintaining and transmitting member information:

B.

Monitoring newborns to ensure minimal lapse in time between the infant’s birth and their determination of Medicaid eligibility. The CONTRACTOR shall submit electronic claims for newborn capitations until the MMIS is capable of issuing the capitations automatically. The anticipated date for this capability is October 1, 2001, after which the CONTRACTOR shall only be responsible for submitting capitation claims in unusual circumstances, such as to correct a previously unidentified problem. Retroactive capitations shall only be issued for the first three months of life, during which time the mother’s MCO shall cover the services of the newborn. After the time, if that newborn has not appeared on a roster for the CONTRACTOR, the CONTRACTOR shall not be responsible for the continuing health care for the child. However, the parent or guardian may choose a different MCO for the newborn as early as the second month of life. In such a case, the MCO of the mother is only entitled to the capitation for the birth month;

C.	Generating member information to providers within five (5) business days of receipt of the enrollment roster from HSD;

D.	Using all four occurrences of the Medicaid member ID number sent to the CONTRACTOR on the enrollment roster to ensure the CONTRACTOR can differentiate between a change in an existing client’s Medicaid member ID number and a new client. These numbers needs to be available to staff to be used as a cross reference when providers or others submit a number other than the number maintained by the CONTRACTOR as the primary number and as a means to update the member’s ID number when eligibility changes necessitate a change to the number;

E.	Maintaining a special medical status identifier on their system’s database consistent with HSD’s for this field. This requirement also applies to any subcontractor who maintains a copy of the member rosters for the purpose of distributing eligibility or roster information to providers or verifying member eligibility;

F.	Meeting federal HCFA standards for release of member information (applies to subcontractors as well). Standards are specified in the SALUD! Systems Manual and at 42 CFR 431.306(b);

G.	Track changes in the members’ category of eligibility to ensure appropriate services are covered and appropriate application of co-pays;

H.	Maintaining accurate member eligibility and demographic data,

I.	Providing automated access to providers regarding member eligibility and PCP assignment;

J.	Making member enrollment and PCP assignment information available for electronic verification systems, including swipe card systems; and

K.	Providing daily electronic transmission to HSD of member enrollment and PCP assignment.

(6)	Encounter and Provider Network Reporting Requirements: The CONTRACTOR has a responsibility for the following Encounter and Provider Network File Submission and Reporting capabilities to include, but not be limited to:

A.	Submitting to HSD encounters, according to the specifications included in the SALUD! Systems Manual, within 90 days of the date of service or discharge, regardless of whether the encounter is from a subcontractor or subcapitated arrangement;

B.	Submitting encounter files that have an error rate of no more than five percent;

C.	Submitting corrections to any encounters that are rejected by HSD as exceeding by HSD the five percent error threshold within 30 days of the rejection;

D.	Submitting adjustments/voids to encounters that have previously been accepted by HSD within 30 days of the adjustment or void of claim;

E.	Including written contractual requirements for subcontractors or providers that pay their own claims to submit encounters to the CONTRACTOR on a timely basis to ensure that the CONTRACTOR can submit encounters to HSD within 90 days of the date of service or discharge;

F.	Editing encounters prior to submission to prevent or decrease submission of duplicate encounters, encounters from providers not on the CONTRACTOR’S provider network file, and other types of encounter errors;

G.	Having a formal monitoring and reporting system to reconcile submissions and resubmission of encounter data between the CONTRACTOR and HSD to assure timeliness of submissions, resubmissions and corrections and completeness of data. The CONTRACTORS shall be required to report the status of their encounter data submissions overall on a form developed by HSD;

H.	Having a formal monitoring and reporting system to reconcile submissions and resubmissions of encounter data between the CONTRACTORS and their subcontractors or providers who pay their own claims to assure timeliness and completeness of their submission of encounter data to the CONTRACTORS;

I.	Complying with the most current federal standards for encryption of any data that is transmitted via the internet (also applies to subcontractors). A summary of the current HCFA guidelines is included in the SALUD! Systems Manual;

J.	Complying with HCFA standards for electronic transmission, security, and privacy, as may be required by HIPAA (also applies to subcontractors); and

K.	Reporting all data noted as “required” in the encounter formats provided in the Systems Manual.

ARTICLE 3 - LIMITATION OF COST

The total amount payable by HSD to all CONTRACTORS executing Agreements with HSD to perform services shall be less than the upper payment limit established under the terms of the 1915(b) waiver for Medicaid managed care. In no event shall capitation fees or other payments provided for in the Agreement exceed the payment limits set forth in 42 C.F.R Section 447.361 and 447.362. In no event shall HSD pay twice for the provision of services.

ARTICLE 4 - HSD RESPONSIBILITY

4.1	HSD shall:

(1)	Establish and maintain Medicaid eligibility information and transfer eligibility information to assure appropriate enrollment in and assignment to the CONTRACTOR. On the CONTRACTOR’S request, this information shall be transferred electronically. The CONTRACTOR shall have the right to rely on eligibility and enrollment information transmitted to the CONTRACTOR by HSD.

(2)	Support implementation deadlines by providing technical information at the required level of specificity in a timely fashion.

(3)	Provide the CONTRACTOR with enrollment information concerning each Medicaid member enrolled with the CONTRACTOR, including the member’s name and social security number, the member’s address, the member’s date of birth and gender, the availability of third party coverage, and the member’s rate category.

(4)	Compensate the CONTRACTOR as specified in Article 5 – Compensation and Payment Reimbursement for Managed Care.

(5)	Provide a mechanism for fair/administrative hearings to review denials and Utilization Management decisions made by the CONTRACTOR.

(6)	Monitor the effectiveness of the CONTRACTOR’S Quality Assurance Program.

(7)	Review the CONTRACTOR’S grievance files as necessary.

(8)	Establish requirements for review and make decisions concerning the CONTRACTOR’S requests for disenrollment.

(9)	Determine the period of time within which a member cannot be reenrolled in a CONTRACTOR that successfully has requested his/her disenrollment.

(10)	Provide mandatory Medicaid enrollees with specific information about services, benefits, and MCOs from which to choose and member enrollment.

(11)	Have the right to receive solvency and reinsurance information from the CONTRACTOR, and to inspect the CONTRACTOR’S financial records as frequently as necessary, but at least annually.

(12)	Have the right to receive all information regarding third party liability from the CONTRACTOR so that it may pursue its rights under State and Federal law.

(13)	Review the CONTRACTOR’S policies and procedures concerning Medicaid fraud and abuse until they are deemed acceptable.

(14)	Provide the content, format and schedule for the CONTRACTOR’S report submission.

(15)	Inspect, examine, and review the CONTRACTOR’S financial records as necessary to assure compliance with all applicable State and Federal laws and regulations.

(16)	Monitor encounter data submitted by the CONTRACTOR and shall provide data elements for reporting.

(17)	Provide the CONTRACTOR with specifications related to data reporting requirements.

(18)	Amend its fee-for-service and other provider agreements, as necessary, to encourage health care providers paid by HSD to enter into contracts with the CONTRACTOR at the applicable Medicaid reimbursement rate for the provider, absent other negotiated arrangements. The applicable Medicaid reimbursement rate is defined to exclude disproportionate share and medical education payments.

(19)	Establish maximum enrollment levels to ensure that all MCOs maintain statewide enrollment capacity.

4.2	HSD and/or its fiscal agent shall implement electronic data interchange standards for transactions related to managed health care.

4.3	Performance by the CONTRACTOR shall not be contingent upon time availability of HSD personnel or resources with the exception of specific responsibilities stated in the RFP and the normal cooperation that can be expected in such a contractual Agreement. The CONTRACTOR’S access to HSD personnel shall be granted as freely as possible. However, the competency/sufficiency of HSD staff shall not be reason for relieving the CONTRACTOR of any responsibility for failing to meet required deadlines or producing unacceptable deliverables. To the extent the CONTRACTOR is unable to perform any obligation or meet any deadline under this Agreement because of the failure of HSD to perform its specific responsibilities under the Agreement, the CONTRACTOR’S performance shall be excused or delayed, as appropriate. The CONTRACTOR shall provide HSD written notice as soon as possible, but in no event later than the expiration of any deadline or date for performance, that identifies the specific responsibility that HSD has failed to meet, as well as the reason HSD’s failure impacts the CONTRACTOR’S ability to meet its performance obligations under the Agreement.

ARTICLE 5 - COMPENSATION & PAYMENT REIMBURSEMENT

FOR MANAGED CARE

5.1	Subject to Article 8, ENFORCEMENT, HSD shall pay the monthly rates shown below, for each member, in full consideration of all the work to be performed by the CONTRACTOR under this Agreement. The monthly rate for each member is based on the age, gender, and eligibility category of the member. To the extent, if any, it is determined by the appropriate taxing authority that the performance of this Agreement by the CONTRACTOR is subject to taxation, the amounts paid by HSD to the CONTRACTOR under this Agreement, shall include such tax(es). The CONTRACTOR is responsible for reporting and remitting all applicable taxes to the appropriate taxing agency.

5.2	The monthly rate set forth below shall be subject to renegotiation during the Agreement if HSD determines that it is necessary due to change in Federal or State law or in the appropriations made available for these tasks as set forth in Article 14, Appropriations, and Article 12, Contract Modification.

5.3	Payment for Services

(1)	HSD shall pay a capitated amount to the CONTRACTOR for the provision of the managed care benefit package at the rates specified below. The monthly rate for each member is based on a combination of the age, gender and eligibility category of the member. The combinations are grouped into twenty-nine (29) rate cells. Medicaid members shall be held harmless against any liability for debts of a CONTRACTOR that were incurred within the Agreement in providing covered services to the Medicaid member.

(2)	HSD shall pay each CONTRACTOR an additional payment for each Native American identified in HSD’s system. This additional payment is to be used to cover medical costs of Native Americans provided at Indian Health Service; tribal 638 and defined urban Indian providers. The Native American payment amount is established by HSD and is fully reimbursed to the CONTRACTOR. The supplemental payment amounts are subject to revision based upon an actuarial review. These payments are cost neutral to the CONTRACTOR. Any payment made beyond the amount of the supplemental capitation shall be reimbursed by HSD. Any payment made by HSD that is not expended shall be recouped from the CONTRACTOR.

(3)	Medicaid and SCHIP members shall be held harmless against any liability for debts of the CONTRACTOR which were incurred within the Agreement in providing health care to the Medicaid or SCHIP member, excluding any members liability for copayments or member’s liability for an overpayment resulting from benefits paid pending the results of a fair hearing. The CONTRACTOR has no obligation to continue to see members for treatment if the member fails to meet copayment obligations.

5.4	Payment on Risk Basis

The CONTRACTOR is at risk of incurring losses if its expenses for providing the managed care benefit package exceeds its capitation payment. HSD shall not provide a retroactive payment adjustment to the CONTRACTOR to reflect the cost of services actually furnished by the CONTRACTOR. The CONTRACTOR may retain its profits.

5.5	Changes in the Capitation Rates

(1)	The capitation rates shall remain in effect as referenced in Attachments A and B for the first twenty-four (24) months for the effective date of this Agreement. Capitation rates may be reviewed if this Agreement is extended with the CONTRACTOR pursuant to this Agreement. Upon mutual Agreement of the CONTRACTOR and HSD, the capitation rates may be adjusted based on factors such as changes in the scope of work, a Native American MCO is established or a Navajo Medicaid Agency created, HCFA requires a modification of the state’s waiver or new or amended federal or state laws or regulations are implemented, inflation, significant changes in the demographic characteristics of the member population, or the disproportionate enrollment selection of the CONTRACTOR by members in certain rate cohorts. Any changes to the rates shall be modified pursuant to Articles 12 (Contract Modification) and 37 (Amendments) of this agreement.

(2)	HSD shall compensate the CONTRACTOR for work performed under this Agreement at the following rates shown on Attachments A and B.

(3)	The CONTRACTOR shall obtain reinsurance for coverage of members as required by this Agreement. However, the CONTRACTOR remains ultimately liable to HSD for the services rendered under the terms of this Agreement. The CONTRACTOR shall provide a copy of its proposed reinsurance agreement with its response to the RFP.

5.6	Procedures

(1)	HSD shall distribute an aggregate amount to the CONTRACTOR for all members enrolled with the CONTRACTOR on or before the second Friday of each month.

(2)	Until a newborn receives a separate member identifier from HSD, the CONTRACTOR shall submit a payment request to HSD for the newborn member. HSD shall pay the CONTRACTOR the monthly rate for the newborn after receipt and verification of the claim by HSD.

(3)	HSD shall make a full monthly payment to the CONTRACTOR for the month in which the member’s enrollment is terminated. The CONTRACTOR shall be responsible for covered medical services provided to the member in any month for which HSD paid the CONTRACTOR for the member’s care under the terms of this Agreement.

(4)	HSD shall recoup payments for members who are incorrectly enrolled with more than one CONTRACTOR; payments made for members who die prior to the enrollment month for which payment was made; and/or payments for members whom HSD later determines were not eligible for Medicaid during the enrollment month for which payment was made. Notwithstanding the foregoing, HSD shall not have the right to recoup a payment made to the CONTRACTOR if either the CONTRACTOR (and/or its subcontractors) provided any health care services to the member during the relevant period of time or more than twenty-four months have elapsed since the payments were made.

(5)	With the exception of newborns born while the mother is an enrolled member, HSD is responsible for payment of all inpatient facility and professional services provided from the date of admission until the date of discharge, if a member is hospitalized at the time of enrollment.

(6)	If the member is hospitalized at the time of disenrollment, the CONTRACTOR shall be responsible for payment of all covered inpatient facility and professional services from the date of admission to the date of discharge. The CONTRACTOR shall be responsible for coverage of such services until the member is discharged from the hospital. The CONTRACTOR shall be responsible for ensuring proper transition of care if the reason for disenrollment is the member’s selection of a different CONTRACTOR.

(7)	If a member is in a nursing home at the time of disenrollment, the CONTRACTOR shall be responsible for payment of all covered services until the date of discharge or the time the nature of the member’s care ceases to be subacute or skilled nursing care, whichever first occurs. The CONTRACTOR shall be responsible for ensuring proper transition of care if the reason for disenrollment is the member’s selection of a different MCO.

(8)	On a periodic basis, HSD shall provide the CONTRACTOR with coordination of benefits information for enrolled members. The CONTRACTOR shall:

A.	Not refuse or reduce services provided under this Agreement solely due to the existence of similar benefits provided under other health care contracts.

B.	Attempt to recover any third-party resources available to Medicaid recipients (42 C.F.R. 433 Subpart D) and shall make all records pertaining to Third Party Collections (TPL) for members available to HSD for audit and review. HSD shall have the right to claim any TPL collections generated by these activities.

C.	Notify HSD as set forth below when the CONTRACTOR learns (not identified in enrollment roster) that a member has TPL for medical care:

i.	Within fifteen (15) working days when a member is verified as having dual coverage under its managed care organization.

ii.	Within sixty (60) calendar days when a member is verified as having coverage with any other managed care organization or health carrier.

D.	Communicate and ensure compliance with the requirements of this section by subcontractors that provide services under the terms of this Agreement.

E.	Members shall not be charged for services covered under the terms of this Agreement, except as provided in the MAD Provider Policy Manual Section MAD-701.7, ACCEPTANCE OF RECIPIENT OR THIRD PARTY PAYMENTS.

F.	Payments provided for under this Agreement shall be denied for new members when, and for so long as, payment for those members is denied under 42 CFR Section 434.67(e).

5.7	Special Payment Requirements

This section lists special payment requirements by provider type:

(1)	Reimbursement of Federally Qualified Health Centers (FQHCs)

FQHCs are reimbursed at 100 percent of reasonable cost under a Medicaid fee-for-service or managed care program. The FQHC can waive its right to reasonable cost and elect to receive the rate negotiated with the CONTRACTOR. During the course of the contract negotiations with the CONTRACTOR, the FQHC shall state explicitly that it elects to receive 100 percent of reasonable costs or waive this requirement.

(2)	Reimbursement for Providers Furnishing Care to Native Americans

If an Indian Health Service (IHS), or tribal 638 provider delivers services to the CONTRACTOR member who is a Native American, the CONTRACTOR shall reimburse the provider at the rate currently established for the IHS facilities or Federally-leased facilities by the Office of Management (OMB), or Medicaid, or at a fee negotiated between the provider and the CONTRACTOR.

(3)	Reimbursement for Family Planning Services

The CONTRACTOR shall reimburse out-of-network family planning providers for provision of services to CONTRACTOR members at a rate which at a minimum equals the applicable Medicaid fee-for-service rate appropriate to the provider type.

(4)	Reimbursement for Women in the Third Trimester of Pregnancy

If a pregnant woman in the third trimester of pregnancy has an established relationship with an obstetrical provider and desires to continue that relationship, and the provider is not participating with the CONTRACTOR, the CONTRACTOR shall reimburse the nonparticipating provider at the applicable Medicaid fee-for-service rate appropriate to the provider type.

5.8	Reimbursement for Emergency Services

(1)	The CONTRACTOR shall ensure that acute general hospitals are reimbursed for emergency services which they provide because of federal mandates such as the “anti-dumping” law in the Omnibus Budget Reconciliation Act of 1989, P.L. 101-239 and 42 U.S.C. section 1395 dd (1867 of the Social Security Act).

(2)	If the screening examination leads to a clinical determination by the examining physician that an actual emergency medical condition exists, the CONTRACTOR shall pay for both the services involved in the screening examination and the services required to stabilize the patient.

(3)	The CONTRACTOR is required to pay for all emergency services which are medically necessary until the clinical emergency is stabilized. This includes all treatment that may be necessary to assure, within reasonable medical probability, that no material deterioration of the patient’s condition is likely to result from, or occur, during discharge of the patient or transfer of the patient to another facility.

(4)	If the screening examination leads to a clinical determination by the examining physician that an actual emergency medical condition does not exist, then the determining factor for payment liability is whether the member had acute symptoms of sufficient severity at the time of presentation. In these cases, the CONTRACTOR shall review the presenting symptoms of the member and shall pay for all services involved in the screening examination where the present symptoms (including severe pain) were of sufficient severity to have warranted emergency attention under the prudent layperson standard. If the member believes that a claim for emergency services has been inappropriately denied by the CONTRACTOR, the member may seek recourse through the CONTRACTOR or HSD appeal process.

(5)	When the member’s primary care physician or other CONTRACTOR representative instructs the member to seek emergency care in network or out of network, the CONTRACTOR is responsible for payment at the in network rate, for the medical screening examination and for other medically necessary emergency services, intended to medically stabilize the patient without regard to whether the member meets the prudent layperson standard.

ARTICLE 6 - CONTRACT ADMINISTRATOR

The Contract Administrator is, and his/her successor shall be, designated by the Secretary of HSD. HSD shall notify the CONTRACTOR of any changes in the identity of the Contract Administrator. The Contract Administrator is empowered and authorized as the agent of HSD to represent HSD in all matters related to this Agreement except those reserved to other HSD personnel by the Agreement. Notwithstanding the above, the Contract Administrator does not have the authority to amend the terms and conditions of this Agreement. All events, problems, concerns or requests affecting this Agreement shall be reported by the CONTRACTOR to the Contract Administrator.

ARTICLE 7 - CONTRACTOR PERSONNEL

7.1	The CONTRACTOR warrants and represents that it shall assign sufficient employees to the performance of this Agreement to meet all aspects of its performance as represented by the CONTRACTOR to HSD in its proposal.

7.2	Replacement of any CONTRACTOR personnel shall be with personnel of equal ability, experience, and qualifications.

7.3	HSD reserves the right to require the CONTRACTOR to make changes in its staff assignments if the assigned staff is/are not, in the opinion of HSD, meeting the needs of Medicaid members or the needs of HSD in implementing and enforcing the terms of this Agreement, provided that such CONTRACTOR staff changes shall comport with the CONTRACTOR’S personnel policies.

7.4	The CONTRACTOR may not have an employment, consulting or other agreement with a person who has been convicted of crimes specified in Section 1128 of the Social Security Act for the provision of items and services that are significant and material to the entity’s obligations under the Agreement.

7.5	The CONTRACTOR shall submit to HSD on a quarterly basis a brief job description and the qualifications of each individual behavioral health UM staff.

ARTICLE 8 - ENFORCEMENT

8.1	HSD Sanctions

(1)	Unless otherwise required by law, the level or extent of sanctions shall be based on the frequency or pattern of conduct, or the severity or degree of harm posed to (or incurred by) members or to the integrity of the Medicaid program.

(2)	If the Secretary of HSD or his/her designee determines, after notice and opportunity by the CONTRACTOR to be heard in accordance with Article 15, that the CONTRACTOR or any agent or employee of the CONTRACTOR, or any persons with an ownership interest in the CONTRACTOR, or related party of the CONTRACTOR, has failed to comply with any applicable law, regulation, term of this Agreement, policy, standard, rule, or for other good cause, the Secretary of HSD may impose any or all of the following in accordance with applicable law:

A.	Plans of Correction. The CONTRACTOR shall be required to provide to HSD, within fourteen (14) days, a plan of correction to remedy any defect in its performance.

B.	Directed Plans of Correction. The CONTRACTOR shall be required to provide to HSD, within fourteen (14) days, a plan of correction as directed by HSD.

C.	Civil or administrative monetary penalties may be imposed to the extent authorized by federal or state law.

i.	HSD retains the right to apply progressively strict sanctions against the CONTRACTOR, including an assessment of a monetary penalty against the CONTRACTOR, for failure to perform in any contract areas.

ii.	Unless otherwise required by law, the level of extent of sanctions shall be based on the frequency or pattern of conduct, or the severity or degree of harm posed to or incurred by members or to the integrity of the Medicaid program. HSD shall impose liquidated damages consistent with letter J of this Article.

iii.	A monetary penalty, depending upon the severity of the infraction. Penalty assessments shall range, up to five (5) percent of the CONTRACTOR’S Medicaid capitation payment in the month in which the penalty is assessed.

iv.	Any withholding of capitation payments in the form of a penalty assessment does not constitute just cause for the CONTRACTOR to interrupt services provided to members.

v.	All other administrative, contractual or legal remedies available to HSD shall be employed in the event that the CONTRACTOR violates or breaches the terms of the Agreement.

D.	Adjustment of Automated Assignment Formula: HSD may selectively assign members who have not selected a CONTRACTOR to an alternative CONTRACTOR in response to the CONTRACTOR’S failure to fulfill its duties.

E.	Suspension of New Enrollment: HSD may suspend new enrollment to the CONTRACTOR.

F.	Appointment of a State Monitor: Should HSD be required to appoint a State monitor to assure the CONTRACTOR’S performance, the CONTRACTOR shall bear the reasonable cost of the State intervention.

G.	Payment Denials. HSD may deny payment for all members or deny payment for new members.

H.	Rescission: HSD may rescind marketing consent.

I.	Actual Damages: HSD may assess to the CONTRACTOR actual damages to HSD or its members resulting from the CONTRACTOR’S non-performance of its obligations.

J.	Liquidated Damages: HSD may pursue liquidated damages in an amount equal to the costs of obtaining alternative health benefits to the member in the event of the CONTRACTOR’S non-performance. The damages shall include the difference in the capitated rates that would have been paid to the CONTRACTOR and the rates paid to the replacement health plan. The State may withhold payment to the CONTRACTOR for liquidated damages until such damages are paid in full.

K.	Removal: HSD may remove members with third party coverage from enrollment with the CONTRACTOR.

L.	Temporary Management: HSD may appoint temporary management to oversee the operations of the CONTRACTOR upon a finding by the Secretary of HSD that there is continued egregious behavior by the CONTRACTOR, there is a substantial risk to the health of the members, or to assure the health of the CONTRACTOR’S members while there is an orderly termination or reorganization of the CONTRACTOR’S organization or improvements are made to remedy the identified violations. The Secretary of HSD shall not allow the removal of the temporary management until it determines that the CONTRACTOR has the capability to ensure that the violation shall not reoccur. The CONTRACTOR does not have the right to a predetermination hearing prior to the appointment of temporary management.

M.	Terminate Enrollment: HSD may permit members enrolled with the CONTRACTOR to terminate enrollment without cause and notify such members of the right to terminate enrollment.

N.	Impose Penalty: HSD may impose an administrative penalty of not more than five thousand dollars ($5,000) each for engaging in any practice described in Section B of the Medicare Provider Act.

O.	Intermediate Sanctions: HSD may issue an intermediate sanction in the form of administrative order requiring the CONTRACTOR to cease or modify any specified conduct or practice engaged in by it or its employees, subcontractors, or agents to fulfill its contractual obligations in the manner specified in the order, provide any services that have been denied or take steps to provide or arrange for the provision of any services that it has agreed or is otherwise obligated to make available.

P.	Suspension: HSD may suspend the Agreement.

Q.	Termination: HSD may terminate the Agreement.

8.2	Federal Sanctions

(1)	Section 1903 (m)(5)(A) and (B) of the Social Security Act vests the Secretary of HHS with the authority to deny Medicaid payments to a health plan for members who enroll after the date on which the health plan has been found to have committed one of the violations set forth in the Agreement. State payments for the CONTRACTOR’S members are automatically denied whenever, and for so long as, federal payment for such members has been denied as a result of the commission of such violations. The following violations can trigger denial of payment pursuant to section 1903(m)(5) of the Social Security Act:

A.	Substantial failure to provide required medically necessary items or services when the failure has adversely affected (or has substantial likelihood of adversely affecting) a member;

B.	Imposition of premiums on Medicaid members in excess of permitted premiums;

C.	Discrimination among Medicaid beneficiaries with respect to enrollment, re-enrollment, or disenrollment on the basis of Medicaid beneficiaries’ health status or requirements for health care services;

D.	Misrepresentation or falsification of certain information; or

E.	Failure to cover emergency services under Section 1932(b)(2) of the Social Security Act when the failure affects (or has a substantial likelihood of adversely affecting) a member.

(2)	HSD may also deny payment if HSD learns that a CONTRACTOR:

A.	Subcontracts with an individual provider, an entity, or an entity with an individual who is an officer, director, agent or manager or person with more than five percent of beneficial ownership of an entity’s equity, that has been convicted of crimes specified in the Section 1128 of the Social Security Act, or who has a contractual relationship with an entity convicted of a crime specified in Section 1128.

(3)	HSD shall notify the Secretary of Health and Human Services of noncompliance with subparagraph A above. HSD may allow continuance of the Agreement unless the Secretary directs otherwise but may not renew or otherwise extend the duration of the existing Agreement with the CONTRACTOR unless the Secretary provides to HSD and Congress a written statement describing the compelling reasons that exist for renewing and extending the Agreement.

(4)	This section is subject to the “nonexclusively of remedy” language.

8.3	Notice and Cure

HSD shall provide reasonable written notice of its decision to impose sanctions on the CONTRACTOR and, as HSD may deem necessary and proper, subsequently to members and others who may be directly interested. Such written notice shall set forth the effective date and the reason(s) for the sanctions. Prior to imposing sanctions, HSD shall afford the CONTRACTOR a reasonable opportunity to cure, unless such opportunity would result in immediate harm to members, or the improper diversion of Medicaid program funds.

8.4	Non-exclusivity of Remedy

The provisions of this Article supplement, rather than replace, any other sanctions or remedies available to the HSD under the provisions of this Agreement or of applicable law or regulations.

8.5	CONTRACTOR’S Incentive Requirements

HSD shall provide incentives to the CONTRACTOR’S that receive exceptional grading during the procurement process and for ongoing performance under the Agreement for quality assurance standards, performance indicators, enrollment processing, fiscal solvency, access standards, encounter data submission, reporting requirements, Third Party Liability collections and marketing plan requirements as determined by HSD by automatically assigning in greater number to the CONTRACTOR determined by HSD to warrant greater assignments of such Medicaid recipients.

ARTICLE 9 - TERMINATION

9.1	All terminations shall be effective at the end of a month, unless otherwise specified in this Article. This Agreement may be terminated under the following circumstances:

(1)	By mutual written agreement of HSD and the CONTRACTOR upon such terms and conditions as they may agree;

(2)	By HSD for convenience, upon not less than one hundred eighty (180) days written notice to the CONTRACTOR;

(3)

This Agreement shall terminate on the Agreement termination date. The CONTRACTOR shall be paid solely for services provided prior to the termination date. The CONTRACTOR is obligated to pay all claims for all dates of service prior to the termination date. In the event of the Agreement termination date or if the CONTRACTOR terminates this Agreement prior to the Agreement termination date, and, if a member is hospitalized at the time of termination, the CONTRACTOR shall be responsible for payment of all covered inpatient facility and professional services from the date of admission to the date of discharge. Similarly in the event of the Agreement termination date or if the CONTRACTOR terminates this Agreement prior to the Agreement termination date, and, a member is in a nursing home at the time of termination, the CONTRACTOR shall be responsible for payment of all covered services from the date of admission until the date of discharge or the time the nature of the member’s care ceases to be subacute or skilled nursing care, whichever occurs first. In the event that HSD terminates this Agreement prior to the agreement termination date, and, a member is hospitalized at the time of termination, the CONTRACTOR shall be responsible for payment of all covered inpatient facility and professional services from the date of admission to sixty (60) days after the effective date of termination. Similarly, in the event that HSD terminates this Agreement prior to the Agreement termination date, and, a member is in a nursing home at the time of the effective date of termination, the CONTRACTOR shall be responsible for payment of all covered services until sixty (60) days after the effective date of termination or the time the nature of the member’s care ceases to be subacute or skilled nursing care, whichever occurs first;

(4)	By HSD for cause upon failure of the CONTRACTOR to materially comply with the terms and conditions of this Agreement. HSD shall give the CONTRACTOR written notice specifying the CONTRACTOR’S failure to comply. The CONTRACTOR shall correct the failure within thirty (30) days or begin in good faith to correct the failure and thereafter proceed diligently to complete or cure the failure. If within thirty (30) days the CONTRACTOR has not initiated or completed corrective action, HSD may serve written notice stating the date of termination and work stoppage arrangements;

(5)	By HSD, if required by modification, change, or interpretation in State or Federal law or HCFA waiver terms, because of court order, or because of insufficient funding from the Federal or State government(s), if Federal or State appropriations for Medicaid managed care are not obtained, or are withdrawn, reduced, or limited, or if Medicaid managed care expenditures are greater than anticipated such that funds are insufficient to allow for the purchase of services as required by this Agreement. HSD’s decision as to whether sufficient funds are available shall be accepted by the CONTRACTOR and shall be final;

(6)	By HSD, in the event of default by the CONTRACTOR, which is defined as the inability of the CONTRACTOR to provide services described in this Agreement or the CONTRACTOR’S insolvency. With the exception of termination due to insolvency, the CONTRACTOR shall be given thirty (30) days to cure any such default, unless such opportunity would result in immediate harm to members, or the improper diversion of Medicaid program funds;

(7)	By HSD, in the event of notification by the Public Regulation Commission or other applicable regulatory body that the certificate of authority under which the CONTRACTOR operates has been revoked, or that it has expired and shall not be renewed;

(8)	By HSD, in the event of notification that the owners or managers of the CONTRACTOR, or other entities with substantial contractual relationship with the CONTRACTOR, have been convicted of Medicare or Medicaid fraud or abuse or received certain sanctions as specified in section 1128 of the Social Security Act;

(9)	By HSD, in the event it determines that the health or welfare of Medicaid members are in jeopardy should the Agreement continue. For purposes of this paragraph, termination of the Agreement requires a finding by HSD that a substantial number of members face the threat of immediate and serious harm;

(10)	By HSD, in the event of the CONTRACTOR’S failure to comply with the composition of enrollment requirement contained in 42 C.F.R. Section 434.26 and the Scope of Work. The CONTRACTOR shall be given fourteen (14) days to cure any such enrollment composition requirement, unless such opportunity would violate any federal law or regulation;

(11)	By HSD in the event a petition for bankruptcy is filed by or against the CONTRACTOR;

(12)	By HSD if the CONTRACTOR fails substantially to provide medically necessary items and services that are required under this Agreement;

(13)	By HSD, if the CONTRACTOR discriminates among members on the basis of their health status or requirements for health services, including expulsion or refusal to reenroll a member, except as permitted by this Agreement and federal law, or engaging in any practice that would reasonably be expected to have the effect of denying or discouraging enrollment with the CONTRACTOR by the eligible member or by members whose medical condition or history indicates a need for substantial future medical services;

(14)	By HSD, if the CONTRACTOR intentionally misrepresents or falsifies information that is furnished to the Secretary of Health and Human Services, HSD or Medicaid members, potential members or health care providers under the Social Security Act or pursuant to this Agreement;

(15)	By HSD, if the CONTRACTOR fails to comply with applicable physician incentive prohibitions of Section 1903(m)(2)(A)(x) of the Social Security Act;

(16)	By the CONTRACTOR, on at least sixty (60) days prior written notice in the event HSD fails to pay any amount due the CONTRACTOR hereunder within thirty (30) days of the date such payments are due; and

(17)	By the CONTRACTOR, on sixty (60) days written notice with cause, or one hundred eighty (180) days written notice without cause.

9.2.	If HSD terminates this Agreement pursuant to this Article and unless otherwise specified in this Article, HSD shall provide the CONTRACTOR written notice of such termination at least sixty (60) days prior to the effective date of the termination, unless HSD itself receives less than sixty (60) days notice, in which case HSD shall provide the CONTRACTOR with as much notice as possible, but in no event less than sixty (60) days notice. If HSD determines a reduction in the scope of work is necessary, it shall notify the CONTRACTOR and proceed to amend this Agreement pursuant to its provisions.

9.3	By termination pursuant to this Article, neither party may nullify obligations already incurred for performance of services prior to the date of notice or, unless specifically Stated in the notice, required to be performed through the effective date of termination. Any agreement or notice of termination shall incorporate necessary transition arrangements.

ARTICLE 10 - TERMINATION AGREEMENT

10.1	When HSD has reduced to writing and delivered to the CONTRACTOR notice of termination, the effective date, and reasons therefor, if any, HSD, in addition to other rights provided in this Agreement, may require the CONTRACTOR to transfer, deliver, and/or make readily available to HSD, property in which HSD has a financial interest. Prior to invoking the provisions of this paragraph, HSD shall identify that property in which it has a financial interest, provided that, subject to HSD’s recoupment rights herein, property acquired with capitation or other payments made for members properly enrolled shall not be considered property in which HSD has a financial interest.

10.2	In the event this Agreement is terminated by HSD, immediately as of the notice date, the CONTRACTOR shall:

(1)	Incur no further financial obligations for materials, services, or facilities under this Agreement, without prior written approval of HSD.

(2)	Terminate all purchase orders or procurements and subcontracts and stop all work to the extent specified in the notice of termination, except as HSD may direct for orderly completion and transition.

(3)	Agree that HSD is not liable for any costs of the CONTRACTOR arising out of termination unless the CONTRACTOR establishes that the Agreement was terminated due to HSD’s negligence, wrongful act, or breach of the Agreement.

(4)	Take such action as HSD may reasonably direct, for protection and preservation of all property and all records related to and required by this Agreement.

(5)	Cooperate fully in the closeout or transition of any activities so as to permit continuity in the administration of HSD programs.

(6)	Allow HSD, its agents and representatives full access to the CONTRACTOR’S facilities and records to arrange the orderly transfer of the contracted activities. These records include the information necessary for the reimbursement of any outstanding Medicaid claims.

ARTICLE 11 - RIGHTS UPON TERMINATION OR EXPIRATION

11.1	Upon termination or expiration of this Agreement, the CONTRACTOR shall, upon request of HSD, make available to HSD, or to a person authorized by HSD, all records and equipment which are the property of HSD.

11.2	Upon termination or expiration, HSD shall pay the CONTRACTOR all amounts due for service through the effective date of such termination. HSD may deduct from amounts otherwise payable to the CONTRACTOR monies determined to be due HSD from the CONTRACTOR. Any amounts in dispute at the time of termination shall be placed by HSD in an interest-bearing escrow account with an escrow agent mutually agreed to by HSD and the CONTRACTOR.

11.3	In the event that HSD terminates the Agreement for cause in full or in part, HSD may procure services similar to those terminated and the CONTRACTOR shall be liable to HSD for any excess costs for such similar services for any calendar month for which the CONTRACTOR has been paid for providing services to Medicaid members. In addition, the CONTRACTOR shall be liable to HSD for administrative costs incurred by HSD in procuring such similar services. The rights and remedies of HSD provided in this paragraph shall not be exclusive and are in addition to any other rights and remedies provided by law or under this contract.

11.4	The CONTRACTOR is responsible for any claims from subcontractors or other providers, including emergency service providers, for services provided prior to the termination date. The CONTRACTOR shall promptly notify HSD of any outstanding claims for which HSD may owe, or be liable for fee-for-service payment, which are known to the CONTRACTOR at the time of termination or when such new claims incurred prior to termination are received.

11.5	Any payments advanced to the CONTRACTOR for coverage of members for periods after the date of termination shall be promptly returned to HSD. For termination of an Agreement which occurs mid-month, the capitation payments for that month shall be apportioned on a daily basis. The CONTRACTOR shall be entitled to capitation payments for the period of time prior to the date of termination and HSD shall be entitled to a refund for the balance of the month. All terminations shall include a final accounting of capitation payment received and number of members during the month in which termination is effective.

11.6	The CONTRACTOR shall ensure the orderly and reasonable transfer of member care in progress, whether or not those members are hospitalized or in long-term treatment.

11.7	The CONTRACTOR shall be responsible to HSD for liquidated damages arising out of CONTRACTOR’S breach of this Agreement.

11.8	In the event HSD proves that the CONTRACTOR’S course of performance has resulted in reductions in HSD’s receipt of federal program funds, as a Federal sanction, the CONTRACTOR shall remit to HSD, as liquidated damages, such funds as are necessary to make HSD whole but only to the extent such damages are caused by the actions of the CONTRACTOR. This provision is subject to Article 15, Disputes.

ARTICLE 12 - CONTRACT MODIFICATION

12.1	In the event that changes in Federal or State statute, regulation, rules, policy, or changes in Federal or State appropriation(s) or other circumstances, require a change in the way HSD manages its Medicaid program, this Agreement shall be subject to substantial modification by amendment. Such election shall be effected by HSD sending written notice to the CONTRACTOR. HSD’s decision as to the requirement for change in the scope of the program shall be final and binding.

12.2

The amendment(s) shall be implemented by Agreement renegotiation in accordance with Article 37, Amendment. In addition, in the event that approval of HSD’s 1915(b) waiver is contingent upon amendment of this Agreement, the CONTRACTOR agrees to make any necessary amendments to obtain such waiver approval. Notwithstanding the foregoing, any material change in the cost to the CONTRACTOR of providing the services herein, that is caused by HCFA in granting the waiver, shall be negotiated and mutually agreed to between HSD and the CONTRACTOR. The results of the negotiations shall be placed in writing in compliance with Article 37, (Amendment) of this Agreement.

ARTICLE 13 - INTELLECTUAL PROPERTY

13.1	In the event the CONTRACTOR shall elect to use or incorporate in the materials to be produced any components of a system already existing, the CONTRACTOR shall first notify HSD, who after investigation may direct the CONTRACTOR not to incorporate such components. If HSD shall not object, and after the CONTRACTOR obtains written consent of the party owning the same, and furnishing a copy to HSD, the CONTRACTOR may incorporate such components.

13.2	The CONTRACTOR warrants that all materials produced hereunder shall not infringe upon or violate any patent, copyright, trade secret or other property right of any third party, and the CONTRACTOR shall indemnify and hold HSD harmless from and against any loss, cost, liability, or expense arising out of breach or claimed breach of this warranty.

ARTICLE 14 - APPROPRIATIONS

14.1	The terms of this Agreement are contingent upon sufficient appropriations or authorizations being made by either the Legislature of New Mexico, Health and Human Services (HHS)/Health Care Financing Authorities (HCFA), or the U.S. Congress for the performance of this Agreement. If sufficient appropriations and authorizations are not made by either the Legislature, HHS/HCFA or the Congress, this Agreement shall be subject to termination or amendment. HSD’s decision as to whether sufficient appropriations or authorizations exist shall be accepted by the CONTRACTOR and shall be final and binding. Any changes to the Scope of Work pursuant to this Section 14.1 shall be in writing and signed by the parties in accordance with Article 37 (Amendments) of this Agreement.

14.2	To the extent Health Care Finance Administration, legislation or Congressional action impact the amount of appropriation available for performance under this Contract, HSD has the right to amend the Scope of Work, in its discretion, which shall be effected by HSD sending written notice to the CONTRACTOR.

ARTICLE 15 - DISPUTES

15.1	The entire agreement shall consist of: (1) this Agreement, including the Scope of Work, items incorporated by reference in paragraph 1.2.7, and any amendments; (2) the Request for Proposal, HSD written clarifications to the Request for Proposal and CONTRACTOR responses to RFP questions where not inconsistent with the terms of this Agreement or its amendments; (3) The CONTRACTOR’S Best and Final Offer, and (4) the CONTRACTOR’S additional responses to the Request for Proposal where not inconsistent with the terms of this Agreement or its amendments, all of which are incorporated herein or by reference.

15.2	In the event of a dispute under this Agreement, various applicable documents shall be referred to for the purpose of clarification or for additional detail in the order of priority and significance, specified below:

15.2.1	Amendments to the Agreement in reverse chronological order followed by;

15.2.2	The Agreement, including items incorporated by reference in Paragraph 1.2, followed by:

15.2.3	The CONTRACTOR’S Best and Final Offer followed by;

15.2.4	The Request for Proposal, including attachments thereto and HSD’s written responses to written questions and HSD’s written clarifications, and the CONTRACTOR’S response to the Request for Proposal, including both technical and cost portions of the response (but only those portions of the CONTRACTOR’S response including both technical and cost portions of the response that do not conflict with the terms of this Agreement and its amendments).

15.3	Dispute Procedures

(1)	Any dispute concerning sanctions imposed under this Agreement shall be reported in writing to the MAD Director within fifteen (15) days of the date the reporting party received notice of the sanction. The decision of the Director shall be delivered to the parties in writing within thirty (30) days and shall be final and conclusive unless, within fifteen (15) days from the date of the decision, either party files with the Secretary of the HSD a written appeal of the decision of the Director.

(2)	Any other dispute concerning performance of the Agreement shall be reported in writing to the MAD Director within thirty (30) days of the date the reporting party knew of the activity or incident giving rise to the dispute. The decision of the Director shall be delivered to the parties in writing within thirty (30) days and shall be final and conclusive unless, within fifteen (15) days from the date of the decision, either party files with the Secretary of the HSD a written appeal of the decision of the Director.

(3)	Failure to file a timely appeal shall be deemed acceptance of the Director’s decision and waiver of any further claim.

(4)	In any appeal under this Article, the CONTRACTOR and the MAD shall be afforded an opportunity to be heard and to offer evidence and argument in support of their position to the Secretary or his designee. The appeal is an informal hearing which shall not be recorded or transcribed, and is not subject to formal rules of evidence or procedure.

(5)	The Secretary or a designee shall review the issues and evidence presented and issue a determination in writing which shall conclude the administrative process available to the parties. The Secretary shall notify the parties of the decision within thirty (30) days of the notice of the appeal, unless otherwise agreed to by the parties in writing or extended by the Secretary for good cause.

(6)	Pending decision by the Secretary, both parties shall proceed diligently with performance of the Agreement, in accordance with the Agreement.

(7)	Failure to initiate or participate in any part of this process shall be deemed waiver of any claim.

ARTICLE 16 - APPLICABLE LAW

16.1	This Agreement shall be governed by the laws of the State of New Mexico. All legal proceedings arising from unresolved disputes under this Agreement shall be brought before the First Judicial District Court in Santa Fe, New Mexico.

16.2	Each party agrees that it shall perform its obligations hereunder in accordance with all applicable Federal and State laws, rules and regulations now or hereafter in effect.

16.3	If any provision of this Agreement is determined to be invalid, unenforceable, illegal or void, the remaining provisions of this Agreement shall not be affected, providing the remainder of the Agreement is capable of performance, the remaining provisions shall be binding upon the parties hereto, and shall be enforceable, as though said invalid, unenforceable, illegal, or void provision were not contained herein.

ARTICLE 17 - STATUS OF CONTRACTOR

17.1	The CONTRACTOR is an independent CONTRACTOR performing professional services for HSD and is not an employee of the State of New Mexico. The CONTRACTOR shall not accrue leave, retirement, insurance, bonding, use of State vehicles, or any other benefits afforded to employees of the State of New Mexico as a result of this Agreement.

17.2	The CONTRACTOR shall be solely responsible for all applicable taxes, insurance, licensing and other costs of doing business. Should the CONTRACTOR default in these or other responsibilities, jeopardizing the CONTRACTOR’S ability to perform services, this Agreement may be terminated immediately upon written notice.

17.3	The CONTRACTOR shall not purport to bind HSD, its officers or employees nor the State of New Mexico to any obligation not expressly authorized herein unless HSD has expressly given the CONTRACTOR the authority to so do in writing.

ARTICLE 18 - ASSIGNMENT

18.1	With the exception of provider subcontracts or other subcontracts expressly permitted under this Agreement, the CONTRACTOR shall not assign, transfer or delegate any rights, obligations, duties or other interest in this Agreement or assign any claim for money due or to become due under this Agreement.

ARTICLE 19 - SUBCONTRACTS

19.1	The CONTRACTOR is solely responsible for fulfillment of the Agreement with HSD. HSD shall make Agreement payments only to the CONTRACTOR.

19.2	The CONTRACTOR shall remain solely responsible for performance by any subcontractor under such subcontract(s).

19.3	HSD may undertake or award other agreements for work related to the tasks described in this document or any portion therein if the CONTRACTOR’S available time and/or priorities do not allow for such work to be provided by the CONTRACTOR. The CONTRACTOR shall fully cooperate with such other CONTRACTORS and HSD in all such cases.

19.4	Subcontracting Requirements

(1)	Except as otherwise provided in this agreement, the CONTRACTOR may subcontract to a qualified individual or organization for the provision of any service defined in the benefit package or other required MCO function. The CONTRACTOR remains legally responsible to HSD for all work performed by any subcontractor. The CONTRACTOR shall submit to HSD boilerplate contract language and/or sample contracts for various types of subcontracts during the procurement process. Changes to contract templates that may materially affect Medicaid members shall be approved by HSD prior to execution by any subcontractor.

(2)	HSD reserves the right to review and disapprove all subcontracts and/or any significant modifications to previously approved subcontracts to ensure compliance with requirements set forth in 42 CFR 434.6 or this Agreement. The CONTRACTOR is required to give HSD prior notice with regard to its intent to subcontract certain significant contract requirements as specified herein or in writing by HSD including, but not limited to, credentialing, utilization review, and claims processing. HSD reserves the right to disallow a proposed subcontracting arrangement if the proposed subcontractor has been formally restricted from participating in a federal entitlement program (i.e. Medicare, Medicaid) for other good cause.

(3)	The CONTRACTOR shall not contract with an individual provider, an entity, or an entity with an individual who is an officer, director, agent or manager or person with more than five percent of beneficial ownership of an entity’s equity, that has been convicted of crimes specified in the Section 1128 of the Social Security Act, or who has a contractual relationship with an entity convicted of a crime specified in Section 1128.

(4)

Pursuant to 42 CFR section 417.479(a), no specific payment may be made directly or indirectly under a physician incentive plan to a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an individual member. The CONTRACTOR shall disclose to HSD the information on provider incentive plans set forth in 42 CFR Sections 471.479(h)(1)(ii)-(iv) at the times required by 42 CFR 434.70(a)(3) to allow HSD to determine whether the incentive plans meet the requirements of 42 CFR 417.479(d) through (g). The CONTRACTOR shall provide capitation data required by 42 CFR 479(h)(1)(iv) for the previous calendar year to HSD by application/CONTRACTOR renewal of each year. The CONTRACTOR shall provide the information on its physician incentive plans allowed by 42 CFR Section 417.479(h)(3) to any Medicaid recipient upon request.

(5)	In its subcontracts, the CONTRACTOR shall ensure that subcontractors agree to hold harmless both the HSD and the CONTRACTOR’S members in the event that the CONTRACTOR cannot or shall not pay for services performed by the subcontractor pursuant to the subcontract. The hold harmless provision shall survive the effective termination of the CONTRACTOR/subcontractor contract for authorized services rendered prior to the termination of the contract, regardless of the cause giving rise to termination and shall be construed to be for the benefit of the members.

(6)	The CONTRACTOR shall have a written document (agreement), signed by both parties, that describes the responsibilities of the CONTRACTOR and the delegate; the delegated activities; the frequency of reporting (if applicable) to the CONTRACTOR; the process by which the CONTRACTOR evaluates the delegate; and the remedies, including the revocation of the delegation, available to the MCO if the delegate does not fulfill its obligations.

(7)	The CONTRACTOR shall have policies and procedures to ensure that the delegated agency meets all standards of performance mandated by HSD for the SALUD! program. These include, but are not limited to, use of appropriately qualified staff, application of clinical practice guidelines and utilization management, reporting capability, and ensuring members’ access to care;

(8)	The CONTRACTOR shall have policies and procedures for the oversight of the delegated agency’s performance of the delegated functions.

(9)	The CONTRACTOR shall have policies and procedures to ensure consistent statewide application of all utilization management criteria when utilization management is delegated;

A.	Credentialing Requirements: The CONTRACTOR shall maintain policies and procedures for verifying that the credentials of all its providers and subcontractors meet applicable standards as stated in the Article 2, Scope of Work.

B.	Review Requirements: The CONTRACTOR shall maintain a fully executed original of all subcontracts which are accessible to HSD upon request.

C.	Minimum Requirements: Subcontracts shall contain at least the following provisions:

i.	Subcontracts shall be executed in accordance with all applicable Federal and State laws, regulations, policies and procedures and rules;

ii.	Subcontracts shall identify the parties of the subcontract and their legal basis of operation in the State of New Mexico;

iii.	Subcontracts shall include the procedures and specific criteria for terminating the subcontract;

iv.	Subcontracts shall identify the services to be performed by the subcontractor and those services performed under any other subcontract(s). Subcontracts shall include provision(s) describing how services provided under the terms of the subcontract are accessed by members;

v.	Subcontracts shall include the reimbursement rates and risk assumption, if applicable;

vi.	Subcontractors shall maintain all records relating to services provided to members for a six (6) year period and shall make all enrollee medical records available for the purpose of quality review conducted by HSD or is designated agents both during and after the contract period;

vii.	Subcontracts shall require that member information be kept confidential, as defined by Federal and State law;

viii.	Subcontracts shall include a provision that authorized representatives of HSD have reasonable access to facilities and records for financial and medical audit purposes both during and after the contract period;

ix.	Subcontracts shall include a provision for the subcontractor to release to the CONTRACTOR any information necessary to perform any of its obligations;

x.	The subcontractor shall accept payment from the CONTRACTOR as payment for any services included in the benefit package, and cannot request payment from HSD for services performed under the subcontract;

xi.	If the subcontract includes primary care, provisions for compliance with PCP requirements delineated in the primary MCO contract apply;

xii.	The subcontractor shall comply with all applicable State and Federal statutes, laws, rules, and regulations;

xiii.	Subcontracts shall include provision for termination for any violation of applicable HSD, State or Federal requirements;

xiv.	The subcontract may not prohibit a provider or other subcontractor (with the exception of third party administrators) from entering into a contractual relationship with another CONTRACTOR.

xv.	The subcontract may not include any incentive or disincentive that encourages a provider or other subcontractor not to enter into a contractual relationship with another CONTRACTOR;

xvi.	The subcontract cannot contain any gag order provisions that prohibit or otherwise restrict covered health professionals from advising patients about their health status or medical care or treatment as provided in Section 1932(b)(3) of the Social Security act or in contravention of NMSA 1978 § 59A-57-1 to 57-11, the Patient Protection Act.

xvii.	The subcontract for pharmacy providers shall include a payment provision consistent with 1978 NMSA § 27-2-16B unless the subcontractor provides a voluntary waiver to any rights under 1978 NMSA §27-2-16B or the CONTRACTOR is notified by HSD that the provisions of Section 27-2-16B do not apply to the CONTRACTOR’S subcontract with the Pharmacies.

ARTICLE 20 - RELEASE

20.1	Upon final payment of the amounts due under this Agreement, the CONTRACTOR shall release HSD, its officers and employees and the State of New Mexico from all liabilities and obligations whatsoever under, or arising from this Agreement. The CONTRACTOR agrees not to purport to bind the State of New Mexico.

20.2	Payment to the CONTRACTOR by HSD shall not constitute final release of the CONTRACTOR. Should audit or inspection of the CONTRACTOR’S records or the CONTRACTOR’S member complaints subsequently reveal outstanding CONTRACTOR liabilities or obligations, the CONTRACTOR shall remain liable to HSD for such obligations. Any payments by HSD to the CONTRACTOR shall be subject to any appropriate recoupment by HSD.

20.3	Notice of any post-termination audit or investigation of complaint by HSD shall be provided to the CONTRACTOR, and such audit or investigation shall be initiated in accordance with HCFA requirements. HSD shall notify the CONTRACTOR of any claim or demand within 30 days after completion of the audit or investigation or as otherwise authorized by HCFA. Any payments by HSD to the CONTRACTOR shall be subject to any appropriate recoupment by HSD in accordance with the provisions of Article 5 of this Agreement.

ARTICLE 21 - RECORDS AND AUDIT

21.1	Compensation Records

After final payment under the contract or six (6) years after a pending audit is completed and resolved, whichever is later, HSD or its designee shall have the right to audit billings both before and after payment. The CONTRACTOR shall maintain all necessary records to substantiate the services it rendered under this Agreement. These records shall be subject to inspection by HSD, the Department of Finance and Administration, the State Auditor and/or any authorized State or Federal entity and shall be retained for six (6) years. Payment under this Agreement shall not foreclose the right of HSD to recover excessive or illegal payments as well as interest, attorney fees and costs incurred in such recovery.

21.2	Other Records

In addition, the CONTRACTOR shall retain all member medical records, collected data, and other information subject to HSD, State, and Federal reporting or monitoring requirements for six (6) years after the contract is terminated under any provisions of Article 11 of this Agreement or six (6) years after any pending audit is completed and resolved, whichever is later. These records shall be subject to inspection by HSD, the Department of Finance and

Administration and/or any authorized State or Federal entity. Payment under this Agreement shall not foreclose the right of HSD to recover excessive or illegal payments as well as interest, attorney fees and costs incurred in such recovery.

21.3	Standards for Medical Records

(1)	The CONTRACTOR shall require medical records to be maintained in a manner on paper and/or in electronic format that is timely, legible, current, set forth, and organized, and permits effective and confidential patient care and quality review.

(2)	The CONTRACTOR shall have written medical record confidentiality policies and procedures that implement the requirements of State and Federal law and policy and this Agreement.

(3)	The CONTRACTOR shall establish, and shall require its practitioners to have, an organized medical record keeping system and standards for the availability of medical records appropriate to the practice site.

(4)	The CONTRACTOR shall include provisions in its contracts with providers requiring appropriate access to the medical records of the MCO members for purposes of quality reviews to be conducted by HSD or agents thereof, and that the medical records be available to health care practitioners for each clinical encounter.

21.4	The CONTRACTOR shall comply with HSD’s reasonable requests for records and documents as necessary to verify that the CONTRACTOR is meeting its obligations under this Agreement, or for data reporting legally required of HSD. However, nothing in this Agreement shall require the CONTRACTOR to provide HSD with information, records, and/or documents which are protected from disclosure by any law, including, but not limited to, laws protecting proprietary information as a trade secret, confidentiality laws, and any applicable legal privileges (including but not limited to, attorney/client, physician/patient, quality assurance and peer review), except as may otherwise be required by law or pursuant to a legally adequate release from the affected member(s).

21.5

The CONTRACTOR shall provide the State of New Mexico, HSD, and any other legally authorized governmental entity, or their authorized representatives, the right to enter at all reasonable times the CONTRACTOR’S premises or other places where work under this contract is performed to inspect, monitor or otherwise evaluate the quality, appropriateness, and timeliness of services performed under this contract. The CONTRACTOR shall provide reasonable facilities and assistance for the safety and convenience of the persons performing those duties (e.g. assistance from the CONTRACTOR staff to retrieve and/or copy materials). HSD and its authorized agents shall schedule access with the CONTRACTOR in advance within a reasonable period of time except in case of suspected fraud and abuse. All inspection, monitoring and evaluation shall be performed in such a manner as not to unduly interfere with the work being performed under this contract.

21.6	In the event right of access is requested under this section, the CONTRACTOR or subcontractor shall upon request provide and make available staff to assist in the audit or inspection effort, and provide adequate space on the premises to reasonably accommodate the State or Federal representatives conducting the audit or inspection effort.

21.7	All inspections or audits shall be conducted in a manner as shall not unduly interfere with the performance of the CONTRACTOR’S or any subcontractors activities. The CONTRACTOR shall be given 10 working days to respond to any findings of an audit before HSD shall finalize its findings. All information so obtained shall be accorded confidential treatment as provided in applicable law.

ARTICLE 22 - INDEMNIFICATION

22.1	The CONTRACTOR agrees to indemnify, defend, and hold harmless the State of New Mexico, its officers, agents and employees from any and all claims and losses accruing or resulting from any and all CONTRACTOR employees, agents, or subcontractors, in connection with the performance of this Agreement, and from any and all claims and losses accruing or resulting to any person, association, partnership, entity, or corporation who may be injured or damaged by the CONTRACTOR in the performance or failure in performance of this Agreement. The provisions of this Section 22.1 shall not apply to any liabilities, losses, charges, costs or expenses caused by, or resulting from, the acts or omissions of the State of New Mexico, HSD, or any of its officers, employees, or agents.

22.2	The CONTRACTOR shall at all times during the term of this Agreement, indemnify and hold harmless HSD against any and all liability, loss, damage, costs or expenses which HSD may sustain, incur or be required to pay (1) by reason of any member suffering personal injury, death or property loss or damage of any kind as a result of the erroneous or negligent acts or omissions of the CONTRACTOR either while participating with or receiving care or services from the CONTRACTOR under this Agreement, or while on premises owned, leased, or operated by the CONTRACTOR or while being transported to or from said premises in any vehicle owned, operated, leased, chartered, or otherwise contracted for or in the control of the CONTRACTOR or any officer, agent, subcontractor or employee thereof. The provisions of this Section 22.2 shall not apply to any liabilities, losses, charges, costs or expenses caused by, or resulting from, the acts or omissions of the State of New Mexico, HSD, or any of its officers, employees, or agents.

22.3	The CONTRACTOR shall agree to indemnify and hold harmless HSD, its agents and employees from any and all claims, causes of action, suits, judgments, losses, or damages, including court costs and attorney fees, or causes of action, caused by reason of CONTRACTOR’S erroneous or negligent acts or omissions, including the following:

(1)	Any claims or losses attributable to any persons or firm injured or damaged by erroneous or negligent acts, including without limitation, disregard of Federal or State Medicaid regulations or statutes by the CONTRACTOR, its officers, employees, or subcontractors in the performance of the Agreement, regardless of whether HSD knew or should have known of such erroneous or negligent acts; unless the State of New Mexico, or any of its officers, employees or agents directed performance of such acts, and

(2)	Any claims or losses attributable to any person or firm injured or damaged by the publication, translation, reproduction, delivery, performance, use, or disposition of any data processed under the Agreement in a manner not authorized by the Agreement or by Federal or State regulations or statutes, regardless of whether HSD knew or should have known of such publication, translation, reproduction, delivery, performance, use, or disposition unless the State of New Mexico, or any of its officers, employees or agents directed such publication, translation, reproduction, delivery, performance, use or disposition.

(3)	The provisions of this Article 22.3 shall not apply to any liabilities, losses, charges, costs or expenses caused by, or resulting from, the acts or omissions of the State of New Mexico, HSD, or any of its officers, employees, or agents.

22.4	The CONTRACTOR, including its subcontractors, agrees that in no event, including but not limited to nonpayment by the CONTRACTOR, insolvency of the CONTRACTOR or breach of this Agreement, shall the CONTRACTOR or its subcontractor bill, charge, collect a deposit from, seek compensation, remuneration, or reimbursement from or have any recourse against an enrollee or persons (other than the CONTRACTOR) acting on their behalf for services provided pursuant to this Agreement except for any MAD population required to make co-payments under Medical Assistance Division policy. In no case, shall the State, HSD and/or Medicaid beneficiaries be liable for any debts of the CONTRACTOR.

22.5	The CONTRACTOR agrees that the above indemnification provisions shall survive the termination of this Agreement, regardless of the cause giving rise to termination. This provision is not intended to apply to services provided after this Agreement has been terminated.

ARTICLE 23 - LIABILITY

23.1	The CONTRACTOR shall be wholly at risk for all covered services. No additional payment shall be made by HSD, nor shall any payment be collected from an enrollee, except for co-payments authorized by HSD or State laws or regulation.

23.2	The CONTRACTOR is solely responsible for ensuring that it issues no payments for services for which it is not liable under this Agreement. HSD shall accept no responsibility for refunding to the CONTRACTOR any such excess payments unless the State of New Mexico, or any of its officers, employees or agents directed such services to be rendered or payment made.

23.3	The CONTRACTOR, its successors and assignees shall procure and maintain such insurance and other forms of financial protections as are identified in this Agreement.

ARTICLE 24 - EQUAL OPPORTUNITY COMPLIANCE

The CONTRACTOR agrees to abide by all Federal and State laws, rules, regulations and executive orders of the Governor of the State of New Mexico, and the President of the United States pertaining to equal opportunity. In accordance with all such laws, rules, and regulations, and executive orders, the CONTRACTOR agrees to ensure that no person in the United States shall, on the grounds of race, color, national origin, sex, sexual preference, age, handicap or religion be excluded from employment with, participation in, be denied the benefit of, or otherwise be subjected to discrimination under any program or activity performed under this Agreement. If HSD finds that the CONTRACTOR is not in compliance with this requirement at any time during the term of this Agreement, HSD reserves the right to terminate this Agreement pursuant to Article 9 or take such other steps it deems appropriate to correct said deficiency.

ARTICLE 25 - RIGHTS TO PROPERTY

All equipment and other property provided or reimbursed to the CONTRACTOR by HSD is the property of HSD and shall be turned over to HSD at the time of termination or expiration of this Agreement, unless otherwise agreed in writing.

ARTICLE 26 - ERRONEOUS ISSUANCE OF PAYMENT OR BENEFITS

In the event of an error which causes payment(s) to the CONTRACTOR (or benefits to others) to be issued in error, the CONTRACTOR shall reimburse the State within thirty (30) days of written notice of such error for the full amount of the payment. Interest shall accrue at the statutory rate upon any amounts not paid and determined to be due after the thirtieth (30th) day following the notice.

ARTICLE 27 - EXCUSABLE DELAYS

The CONTRACTOR shall be excused from performance hereunder for any period that it is prevented from performing any services hereunder in whole or in part as a result of an act of nature, war, civil disturbance, epidemic, court order, or other cause beyond its reasonable control, and such nonperformance shall not be a default hereunder or ground for termination of the Agreement.

ARTICLE 28 - MARKETING

28.1	The CONTRACTOR shall maintain written policies and procedures governing the development and distribution of marketing materials for members;

28.2	HSD shall review and approve the content, comprehension level, and language(s) of all marketing materials directed at members before use. Examples include written materials, billboards, and radio, television advertisements and websites.

(1)	The CONTRACTOR shall provide a copy of the CONTRACTOR’S member handbook to enrollees or potential enrollees requesting a copy and as requested by HSD.

(2)	The CONTRACTOR shall send a provider directory to any person requesting a copy;

(3)	The CONTRACTOR shall provide a one page, two-sided summary of its benefits which may be distributed by HSD at its discretion; and

(4)	The CONTRACTOR shall maintain policies and procedures governing the development and distribution of marketing materials for members.

28.3	Minimum Marketing and Outreach Requirements: The marketing and outreach material shall meet the following minimum requirements:

(1)	Marketing and/or outreach materials shall meet requirements for all communication with Medicaid members, as set forth in Section MAD 606.4.8, MEDICAID MANAGED CARE MARKETING GUIDELINES.

(2)	All marketing and/or outreach materials produced by the CONTRACTOR under the Medicaid managed care Agreement shall state that such services are funded pursuant to an Agreement with the State of New Mexico.

28.4	Marketing and outreach activities not permitted under the Medicaid Managed Care Agreement:

(1)	The following marketing and outreach activities are prohibited regardless of the method of communication (verbal, written) or whether the activity is performed by the CONTRACTOR directly, its participating providers, its subcontractors, or any other party affiliated with the CONTRACTOR:

A.	Asserting or implying that a member shall lose Medicaid benefits if he/she does not enroll with the CONTRACTOR or inaccurately depicting the consequences of choosing a different MCO;

B.	Designing a marketing or outreach plan which discourages or encourages MCO selection based on health status or risk;

C.	Initiating an enrollment request on behalf of a Medicaid recipient;

D.	Making inaccurate, false, materially misleading or exaggerated statements;

E.	Asserting or implying that the CONTRACTOR offers unique covered services when another MCO provides the same or similar service;

F.	The use of gifts such as diapers, toasters, infant formula, or other incentives to entice people to join a specific health plan;

G.	Directly or indirectly conducting door-to-door, telephonic, or other “cold call” marketing; and

H.	Conducting any other marketing activity prohibited by HSD during the course of this Agreement.

28.5	The CONTRACTOR shall take reasonable steps to prevent subcontractors and participating providers from committing the acts described herein; the CONTRACTOR shall be held liable only if it knew or should have known that its subcontractors or participating providers were committing the act described herein and did not timely take corrective actions. HSD reserves the right to prohibit additional marketing activities at its discretion.

28.6	Marketing Time Frames

The CONTRACTOR may initiate marketing and outreach activities at any time.

28.7	The Medicaid Managed Care Marketing Guidelines are incorporated into this Agreement by reference. This Agreement shall incorporate all revisions to the Guidelines produced during the course of the Agreement.

28.8	Health Education and Outreach Materials may be distributed to the CONTRACTOR’S members by mail or in connection with exhibits or other organized events, including but not limited to health fair, booths at community events and health plan hosted health improvement events. Health Education means programs, services or promotions that are designed or intended to inform the CONTRACTOR’S actual or potential members about the issues related to health lifestyles, situations that affect or influence health status or methods or modes of medical treatment. Outreach is the means of educating or informing the CONTRACTOR’S actual or potential members about health issues. Health Education and Outreach materials include but are not limited to general distribution brochures, member newsletters, posters, member handbooks.

ARTICLE 29 - PROHIBITION OF BRIBES, GRATUITIES & KICKBACKS

29.1	Pursuant to Sections NMSA 1978, § 13-1-191, 30-24-1 et seq., 30-41-1, and 30-41-3, the receipt or solicitation of bribes, gratuities and kickbacks is strictly prohibited.

29.2	No elected or appointed officer or other employee of the State of New Mexico shall benefit financially or materially from this Agreement. No individual employed by the State of New Mexico shall be admitted to any share or part of the Agreement or to any benefit that may arise therefrom.

29.3

HSD may, by written notice to the CONTRACTOR, immediately terminate the right of the CONTRACTOR to proceed under the Agreement if it is found, after notice and hearing by the Secretary or his duly authorized representative, that gratuities in the form of entertainment, gifts or otherwise were offered or given by the CONTRACTOR or any agent or representative of the CONTRACTOR to any officer or employee of the State of New Mexico with a view toward securing the Agreement or securing favorable treatment with respect to the award or amending or making of any determinations with respect to the performing of such Agreement.

In the event the Agreement is terminated as provided in this section, the State of New Mexico shall be entitled to pursue the same remedies against the CONTRACTOR as it would pursue in the event of a breach of contract by the CONTRACTOR and as a penalty in addition to any other damages to which it may be entitled by law.

ARTICLE 30 - LOBBYING

30.1	The CONTRACTOR certifies, to the best of their knowledge and belief, that:

(1)	No Federal appropriated funds have been paid or shall be paid, by or on behalf of the CONTRACTOR, to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, or an employee of a member of Congress in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan, or cooperative agreement.

(2)	If any funds other than Federal appropriated funds have been paid or shall be paid to any person for influencing or attempting to influence an officer or employee of any agency, member of Congress, an officer or employee of Congress or an employee of a member of Congress in connection with this Federal contract, grant, loan, or cooperative agreement, the CONTRACTOR shall complete and submit Standard Form-LLL “Disclosure Form to Report Lobbying,” in accordance with its instructions.

30.2	The CONTRACTOR shall require that the language of this certification be included in the award documents for all subawards at all tiers (including subcontracts, subgrants, and contracts under grants, loans, and cooperative agreements) and that all subrecipients shall certify and disclose accordingly.

30.3	This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction imposed under section 1352, title 31, U.S. Code. Any person who fails to file the required certification shall be subject to a civil penalty of not less than $10,000 and not more than $100,000 for such failure.

ARTICLE 31 - CONFLICT OF INTEREST

31.1	The CONTRACTOR warrants that it presently has no interest and shall not acquire any interest, direct or indirect, which would conflict in any manner or degree with the performance of services required under this Agreement, and further warrants that signing of this Agreement shall not be creating a violation of the Governmental Conduct Act, NMSA 1978 § 10-16-1 et seq.

31.2	If during the term of this Agreement and any extension thereof the CONTRACTOR becomes aware of an actual or potential relationship which may be considered a conflict of interest, the CONTRACTOR shall immediately notify the Project Manager in writing, Such notification includes when the CONTRACTOR employs or contracts with a person, on a matter related to this Agreement, and that person: (1) is a former HSD employee who has an obligation to comply with NMSA 1978 § 10-16-1 et. seq., or (2) is a former employee of the Department of Health or the Children, Youth and Families Department who was substantially and directly involved in the development or enforcement of this Agreement.

ARTICLE 32 - CONFIDENTIALITY

32.1	Any confidential information, as defined in State or Federal law, code, rules or regulations or otherwise applicable by the Code of Ethics, regarding HSD’s recipients or providers given to or developed by the CONTRACTOR and its subcontractors shall not be made available to any individual or organization by the CONTRACTOR and its subcontractors without the prior written approval of HSD.

32.2	The CONTRACTOR shall (1) notify HSD promptly of any unauthorized possession, use, knowledge, or attempt thereof, of HSD’s data files or other confidential information; and (2) promptly furnish HSD full details of the unauthorized possession, use of knowledge or attempt thereof, and assist investigating or preventing the recurrence thereof.

32.3	In order to protect the confidentiality of member information and records:

(1)	The CONTRACTOR shall adopt and implement written confidentiality policies and procedures which conform to Federal and State laws and regulations.

(2)	The CONTRACTOR’S contracts with practitioners and other providers shall explicitly state expectations about the confidentiality of member information and records.

(3)	The CONTRACTOR shall afford members and/or legal guardians the opportunity to approve or deny the release of identifiable personal information by the CONTRACTOR to a person or agency outside of the CONTRACTOR, except to duly authorized subcontractors, providers or review organizations, or when such release is required by law, State regulation, or quality standards.

(4)	When release of information is made in response to a court order, the CONTRACTOR shall notify the member and/or legal guardian of such action in a timely manner.

(5)	The CONTRACTOR shall have specific written policies and procedures that direct how confidential information gathered or learned during the investigation or resolution of a grievance is maintained, including the confidentiality of the member’s status as a grievant.

32.4	The CONTRACTOR shall comply with HSD’s requests for records and documents as necessary to verify the CONTRACTOR is meeting its duties and obligations under this Agreement, or for data reporting legally required of HSD. Except as otherwise required by law, HSD may not request from the CONTRACTOR records and documents that go beyond ensuring that the CONTRACTOR is meeting its duties under this Agreement, including, where appropriate, records and documents that are protected by any law, including, but not limited to, laws protecting proprietary information as a trade secret, confidentiality laws, and any and all applicable legal privileges (including, but not limited to, attorney/client, physician/patient, and quality assurance and peer review).

ARTICLE 33 - COOPERATION WITH MEDICAID FRAUD CONTROL UNIT

33.1	The CONTRACTOR shall immediately report to the New Mexico State Medicaid Fraud Control Unit (MFCU) of the Attorney General’s Office and HSD any reasonable suspicion or knowledge of fraud and/or abuse, including but not limited to the false or fraudulent filings of claims and/or the acceptance of or failure to return monies allowed or paid on claims known to be false or fraudulent. Where required by law, the reporting entity shall not attempt to investigate or resolve the reported suspicion, knowledge or action without informing the MFCU.

33.2	The CONTRACTOR shall cooperate fully in any investigation by the MFCU or subsequent legal action that may result from such investigation. The CONTRACTOR and its subcontractors and participating network providers shall, upon request, make available to the MFCU any and all administrative, financial and medical records relating to the delivery of items or services for which HSD monies are expended, unless otherwise provided by law. In addition, the MFCU shall be allowed to have access during normal business hours to the place of business and all records of the CONTRACTOR and its subcontractors and participating network providers, except under special circumstances when after hours access shall be allowed. Special circumstances shall be determined by the MFCU.

33.3	The CONTRACTOR shall disclose to HSD, the MFCU, and any other state or federal agency charged with overseeing the Medicaid program, full and complete information regarding ownership, significant financial transactions or financial transactions relating to or affecting the Salud! program and persons related to the CONTRACTOR convicted of criminal activity related to Medicaid, Medicare, or the federal Title XX programs.

33.4	Any actual or potential conflict of interest within the CONTRACTOR’S Salud! program shall be referred by the CONTRACTOR to the MFCU. The CONTRACTOR also shall refer to the MFCU any instance where a financial or material benefit is given by any representative, agent or employee of the CONTRACTOR to HSD or any other party with direct responsibility for this Agreement. In addition, the CONTRACTOR shall notify the MFCU if it hires or enters into any business relationship with any person who, within two years previous to that hiring or contract, was employed by HSD in a capacity relating to Medicaid or the Salud! program or any other party with direct responsibility for this Agreement.

33.5	Any recoupment received from the CONTRACTOR by HSD pursuant to the provisions of Article 8 (Enforcement) of this Agreement herein shall not preclude the MFCU from exercising its right to criminal prosecution, civil prosecution, or any applicable civil penalties, administrative fines or other remedies.

33.6	Upon request to the CONTRACTOR, the MFCU shall be provided with copies of all grievances and resolutions affecting Medicaid members.

33.7	Should the CONTRACTOR know about or become aware of any investigation being conducted by the MFCU or HSD, the CONTRACTOR, and its representatives, agents and employees, shall maintain the confidentiality of this information.

33.8	The CONTRACTOR shall have in place and enforce policies and procedures to educate Medicaid members of the existence of, and role of, the MFCU.

33.9	The CONTRACTOR shall have in place and enforce policies and procedures for the detection and deterrence of fraud. These policies and procedures shall include specific requirements governing who within the CONTRACTOR’S organization is responsible for these activities, how these activities shall be conducted, and how the CONTRACTOR shall address cases of suspected fraud and abuse.

33.10	All documents submitted by the CONTRACTOR to HSD, if developed or generated by the CONTRACTOR, or its agents, shall be deemed to be certified by the CONTRACTOR as submitted under penalty of perjury.

ARTICLE 34 - WAIVERS

34.1	No term or provision of this Agreement shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing by the party claimed to have waived or consented.

34.2	A waiver by either of the parties hereto of a breach of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition, or Agreement herein contained.

ARTICLE 35 - PROVIDER AVAILABILITY

All providers owned (wholly or partially) or controlled by the CONTRACTOR, or any of the CONTRACTOR’S related or affiliated entities, and any and all providers that own (wholly or partially) or control the CONTRACTOR, shall be willing to become a network provider for any managed care organization that contracts with HSD for Medicaid managed care services, to be reimbursed by such MCO at the then-current and applicable Medicaid reimbursement rate for that provider type. The Applicable Medicaid reimbursement rate is defined to exclude disproportionate share and medical education payments.

ARTICLE 36 - NOTICE

36.1	A notice shall be deemed duly given upon delivery, if delivered by hand, or three days after posting if sent by first class mail, with proper postage affixed. Notice may also be tendered by facsimile transmission, with original to follow by first class mail.

36.2	All notices required to be given to HSD under this Agreement shall be sent to the HSD Contract Administrator or his/her designee at:

Contract Administrator

Human Services Department

P.O. Box 2348

Santa Fe, NM 87504-2348

36.3	All notices required to be given to the CONTRACTOR under this Agreement shall be sent to:

Garrey Carruthers, President and CEO

Cimarron Health Plan

7801 Academy NE, Building 2, Suite 202

Albuquerque, NM 87109

ARTICLE 37 - AMENDMENTS

This Agreement shall not be altered, changed or amended other than by an instrument in writing executed by the parties to this Agreement. Amendments shall become effective and binding when signed by the parties, approved by the Department of Finance and Administration, and written approvals have been obtained from any necessary State and Federal agencies. All necessary approvals shall be attached as exhibits to the Agreement.

ARTICLE 38 - HEADINGS NOT CONTROLLING

Headings used in this Agreement are for reference purposes only and shall not be deemed a part of the Agreement.

ARTICLE 39 – STATE CHILDREN HEALTH INSURANCE PROGRAM (SCHIP)

39.1	The CONTRACTOR shall enroll as members children who are participants in SCHIP under Title XXI of the Social Security Act. SCHIP enrollees are entitled to all of the benefits provided under this Agreement and any Amendments thereto except that the CONTRACTOR may enforce, against participants of SCHIP only, any cost sharing requirements approved by HSD.

39.2	The CONTRACTOR may enforce, against participants of the SCHIP only, any cost sharing requirements approved by HCFA. All other terms and conditions of the Agreement and this Amendment shall apply to SCHIP participants, as they do to Title XIX Medicaid recipients.

ARTICLE 40 - ENTIRE AGREEMENT

This Agreement incorporates all the agreements, covenants, and understandings between the parties hereto concerning the subject matter hereof, and all such covenants, agreements and understandings have been merged into this written Agreement. No prior agreement or understanding, verbal or otherwise, of the parties or their agents shall be valid or enforceable unless embodied in this Agreement.

ARTICLE 41 – AUTHORIZATION FOR CARE

The CONTRACTOR shall, to the extent possible, ensure that administrative burdens placed on providers are minimized. In furtherance of this objective, the CONTRACTOR shall provide to HSD, on a quarterly basis, a report of all benefits and procedures for which the CONTRACTOR or any of its subcontractors require a prior authorization. This report shall identify, for each such benefit and procedures, the number of such authorization requests that were made by providers, and the percentage that were approved and denied.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of execution by the State Contracts Officer, below.

CONTRACTOR

By:	Date:

Title:

STATE OF NEW MEXICO

By:	Date:
Robin Dozier Otten, Deputy Secretary Human Services Department

Approved as to Form and Legal sufficiency:

By:	Date:
Rumaldo Armijo, General Counsel Human Services Department

OFFICE OF THE ATTORNEY GENERAL

Approved as to Form and Legal sufficiency:

By:	Date:

DEPARTMENT OF FINANCE AND ADMINISTRATION

By:		Date:
State Contracts Officer

The records of the Taxation and Revenue Department reflect that the CONTRACTOR is registered with the Taxation and Revenue Department of the State of New Mexico to pay gross Receipts and compensating taxes.

TAXATION AND REVENUE DEPARTMENT

ID Number:

By:	Date:

AGREEMENT NO. PSC

Between the State of New Mexico Human Services Department

And Cimarron Health Plan

Amendment No. 1 (“Amendment”) is entered into by and between the New Mexico Human Services Department (hereinafter referred to “HSD”) and Cimarron Health Plan (hereinafter referred to as “CONTRACTOR” OR “MCO”).

WHEREAS, the parties have previously entered into Agreement PSC                      Approved by the Department of Finance and Administration (DFA) on July 1, 2001 (the “Agreement”) and

WHEREAS, Article 37 of the Agreement allows for amendment of the Agreement; and

WHEREAS, the parties have determined that the term of the Agreement should be extended for an additional year.

WHEREAS, the Balanced Budget Act of 1997 requires certain changes to the Agreement; and

WHEREAS, based on the parties’ experience since implementation of the Agreement, the parties have agreed to certain changes in the Agreement beneficial to the Agreement’s goals;

NOW THEREFORE, the parties do amend the Agreement as follows:

1. All terms, definitions and conditions stated in the Agreement and not modified by this Amendment shall remain in full force and effect. This Amendment shall become effective July 1, 2003, provided it has been approved by the Department of Finance and Administration, and the U.S. Department of Health and Human Services, Center for Medicare/Medicaid Services (CMS). Any reference to CMS in this document is a reference to the agency formerly known as Health Care Financing Administration (HCFA);

2. This Agreement is extended to expire at midnight June 30, 2004.

3. In the event of a conflict between, on the one hand, the Agreement as amended herein, and on the other hand, the regulations promulgated by the Code of Federal Regulations (CFR) for Managed Care Organizations (MCOs) and the Human Services Department, the federal and state regulations will prevail.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date of execution by the State Contracts Officer, below.

Article 1 (RECITALS), Section 1.2.(6). is amended to read as follows:

1.2.(6).	All applicable statutes, regulations and rules implemented by the Federal Government, the State of New Mexico (“State”), and HSD, concerning Medicaid services, managed care organizations, health maintenance organizations, fiscal and fiduciary responsibilities applicable under the Insurance Code of New Mexico, NMSA 1978 §§ 59A-1-1 et. seq., and any other applicable laws.

Article 1 (RECITALS), Section 1.7. is added to read as follows:

1.7.	The parties to this contract acknowledge the need to work cooperatively to address and resolve problems that may arise in the administration and performance of this contract.

Article 1 (RECITALS), Section 1.8. is added to read as follows:

1.8	HSD may, in the administration of this contract, seek input on health care related issues from any advisory group or steering committee.

Article 2 (SCOPE OF WORK) Section 2.1.(1).A.v. is amended to read as follows:

2.1.(1).A.v.	The CONTRACTOR shall provide potential members upon request and enrolled members with a directory to include MCO addresses and telephone numbers. The CONTRACTOR shall also provide upon request a listing of primary care and specialty providers with the identity, location, phone number and qualifications to include area of specialty, board certification and any area of special expertise that would be helpful to individuals deciding to enroll with the CONTRACTOR. This material must be available in a manner and format that may be easily understood. At the option of the CONTRACTOR, the directory may be limited to primary care and self-refer providers.

Article 2 (SCOPE OF WORK) Section 2.1.(1).A.vi. is amended to read as follows:

2.1.(1).A.vi.	The CONTRACTOR shall provide potential members upon request and enrolled members with a list of all items and services that are available to members covered either directly or through a method of referral and/or prior authorization. These materials must be available in a manner and format that may be easily understood.

Article 2 (SCOPE OF WORK), Section 2.1.(1).D. is amended to read as follows:

2.1.(1).D.	MCO Enrollment Information

Once a member is determined to be an MCO mandatory member, HSD provides specific information about services included in the benefit packages, MCOs from which the member can choose, and enrollment of the member(s). The CONTRACTOR shall have written policies and procedures regarding the utilization of information on race, ethnicity, and primary language spoken, as provided by HSD to the CONTRACTOR at the time of enrollment in the MCO of each Medicaid member.

Article 2 (SCOPE OF WORK) Section 2.1.(1).E.ii. is amended to read as follows:

2.1.(1).E.ii.	The CONTRACTOR is responsible for providing members with a member handbook and provider directory within a reasonable time after the CONTRACTOR is notified by HSD of the member’s enrollment. The CONTRACTOR must notify all members at least once per year of their right to request and obtain this information. The member handbook shall include information contained in 42 CFR, Section 438.10.F.2.

Article 2 (SCOPE OF WORK) Section 2.1.(1).E.iii. is amended to read as follows:

2.1.(1).E.iii.	The CONTRACTOR shall send a provider directory and member handbook to members or potential members requesting a copy and as requested by HSD. The CONTRACTOR may direct a person requesting a member handbook or a provider directory to an internet site. However, a specific request for a printed document shall be met. The CONTRACTOR shall provide a one page, two-sided summary of its benefits which may be distributed by HSD at its discretion. The CONTRACTOR must notify all members at least once per year of their right to request and obtain this information.

Article 2 (SCOPE OF WORK) Section 2.1.(1).E.iv.a.b.c. are amended to read as follows:

2.1.(1).E.iv.	Member handbooks shall be available in formats other than English and in an appropriate manner that takes into consideration the special needs of those who for example, are visually limited or have limited reading proficiency, if, in the CONTRACTOR’S or HSD’s determination there is a prevalent population of the CONTRACTOR’S Salud! members that are conversant only in those other languages or require alternate formats. In addition, oral interpretation must be made available free of charge to potential members or members. These oral interpretations must be available in all non-English languages, not just those that are determined to be prevalent by the CONTRACTOR and HSD. The CONTRACTOR must notify potential members and members that oral interpretation is available in any language and that written information is available in prevalent languages and how to access this information.

(1)	The format for the written material shall:

a)	Use easily understood language and format;

b)	Be available in alternative formats and in an appropriate manner that takes into consideration the special needs of those who, for example, are visually limited or have limited reading proficiency.

(2)	All potential members upon request and enrolled members must be notified how to access these formats.

(3)	The handbook shall include:

a)	Limitations to the receipt of care from non-participating providers;

b)	Coordination of care by PCPs;

c)	The CONTRACTOR demographic information including the organization’s toll-free member phone number;

d)	Services for which prior authorization or a referral is required, and the method of obtaining both;

e)	The provider directory, which need not physically be part of the handbook. This provider directory shall include the names, locations, telephone numbers of, and non- English languages spoken by current contracted providers in the member’s service area, including the identification of providers who are not accepting new patients. At a minimum, this information shall include Primary Care Providers (PCPs), self referral specialists, and hospitals.

f)	Any restrictions on the member’s freedom of choice among network providers;

g)	Notice to members on both the CONTRACTOR’S internal grievance and appeal processes and HSD’s fair hearing process;

h)	Information on how to obtain services, such as after hours and emergency service, including the 911 telephone system or its local equivalent;

i)	The member’s rights, protections, and responsibilities;

j)	Information on obtaining care in emergency or urgent conditions;

k)	Information on accessing behavioral health or other specialty services, including but not limited to EPSDT and family planning services, information regarding the member’s rights to self-refer to in-plan and out-of-plan family planning providers; and a female member’s right to self-refer to a women’s health specialist within the network for covered care necessary to provide women’s routine and preventive health care services. This is in addition to the member’s designated source of primary care if that source is not a women’s health specialist.

l)	Information on the member’s rights to terminate enrollment and the process for voluntarily disenrolling from the plan;

m)	Other information determined by HSD to be essential during the member’s initial contact with the CONTRACTOR;

n)	The CONTRACTOR’S policy on referrals for specialty care and other benefits not furnished by the member’s primary care provider;

o)	Information regarding advanced directives.

p)	Information on cost sharing if any;

q)	Additional information upon request, including information on how to obtain the CONTRACTOR’S structure and operation and physician incentive plans.

Article 2 (SCOPE OF WORK), Section 2.1.(1).F.iii. is added to read as follows:

2.1.(1).F.iii.	The CONTRACTOR shall provide for a second opinion from a qualified health care professional within the network, or arrange for the member to obtain one outside the network if there is not another qualified provider in the network, at no cost to the member.

Article 2 (SCOPE OF WORK) Section 2.1.(1).I.i.d). is amended to read as follows:

2.1.(1).I.i.d)	The following information regarding the member’s rights of access to and coverage of emergency services shall include:

1.	The fact that the member has a right to use any hospital or other setting for emergency care;

2.	What constitutes emergency medical condition, emergency services, and post stabilization services;

3.	That an emergency condition is a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in placing the individual’s health (or with respect to a pregnant woman, the health of a woman or her unborn child) in serious jeopardy, serious impairment to bodily function or serious dysfunction of any bodily organ or part;

4.	That post stabilization care covers services related to an emergency medical condition, that are provided after the member is stabilized in order to maintain the stabilized condition or, to improve or resolve the member’s condition;

5.	The fact that prior authorization is not required for emergency services in or out of the network with all emergency services reimbursed at least at the Medicaid network rate and that the CONTRACTOR shall not retroactively deny a claim for an emergency screening examination because the condition, which appeared to be an emergency medical condition under the prudent layperson standard (defined above), turned out to be non-emergency in nature;

6.	The locations of any emergency settings and other locations at which providers and hospital furnish emergency services and post stabilization services furnished under the contract.

Article 2 (SCOPE OF WORK) Section 2.1.(1).I.iv. is amended to read as follows:

2.1.(1).I.iv.	The CONTRACTOR shall provide affected members and/or legal guardians with written updated information within 30 days of the intended effective date of any material change. In addition, the CONTRACTOR must make a good faith effort to give written notice of termination of a contracted provider, within fifteen days after receipt or issuance of termination notice to each who received his or her primary care from, or was seen on a regular basis by, the terminated provider.

Article 2 (SCOPE OF WORK) Section 2.1.(1).K. is amended to read as follows:

2.1.(1).K.	The CONTRACTOR shall be required to comply with the MAD regulation 8.305.8.15. on Patient Bill of Rights. The CONTRACTOR shall provide each member with written information, in English or prevalent language, as appropriate, found in the MAD patient Bill of Rights pursuant to MAD 8.305.8.15.

Article 2 (SCOPE OF WORK), Section 2.1.(1).K.ii.a is amended to read as follows:

2.1.(1).K.ii.a	Members and, as appropriate, their families and/or legal guardians have a right to participate with practitioners in decision making regarding all aspects of their health care, including development of the course of treatment. The CONTRACTOR’S policy shall contain procedures for obtaining informed consent.

Article 2 (SCOPE OF WORK), Section 2.1.(1).K.xi. is added to read as follows:

2.1.(1).K.xi.	Members have a right to be free from any form of restraint or seclusion used as a means of coercion, discipline, convenience or retaliation, as specified in other federal regulations on the use of restraints and seclusion.

Article 2 (SCOPE OF WORK) Section 2.1.(1).L.ii. is amended to read as follows:

2.1.(1).L.ii.	The Consumer Advisory Board shall serve to advise the CONTRACTOR on issues concerning service delivery and quality, member rights and responsibilities, the process for resolving member grievances, and the needs of the groups they represent as they pertain to Medicaid managed care. The Board shall meet on at least a quarterly basis. The CONTRACTOR shall conduct outreach activities in the state’s regions to ensure member input. The CONTRACTOR is responsible for keeping a written record of the board meetings.

Article 2 (SCOPE OF WORK), Section 2.1.(1).M.vii is amended to read as follows:

2.1.(1).M.vii.	The CONTRACTOR shall comply with NCQA standards for Utilization Management and follow NCQA timeliness standards for routine, urgent and emergent situations. The decision-making timeframes should accommodate the clinical urgency of the situation and not delay the provision of services to member for lengthy periods of time. These required timeframes are not to be affected by “pend” decisions. A possible extension of up to 14 additional calendar days may apply if:

(i)	the member, or the provider, requests extension; or

(ii)	the CONTRACTOR justifies to HSD a need for additional information and demonstrates how the extension is in the member’s interest.

Article 2 (SCOPE OF WORK), Section 2.1.(1).N. is added to read as follows:

A.	Coverage and authorization of services.

The CONTRACTOR shall do the following:

(1)	Identify, define, and specify the amount, duration, and scope of each service that the CONTRACTOR is required to offer.

(2)	Require that the services identified in paragraph (1) of this section be furnished in an amount, duration, and scope that is no less than the amount, duration, and scope for the same services furnished to beneficiaries under fee-for-service Medicaid as set forth in 42 CFR, Section 440.230.

(3)	The CONTRACTOR:

(i)	shall ensure that the services are sufficient in amount, duration, or scope to reasonably be expected to achieve the purpose for which the services are furnished.

(ii)	may not arbitrarily deny or reduce the amount, duration, or scope of a required service solely because of diagnosis, type of illness, or condition of the beneficiary;

(iii)	may place appropriate limits on a service –

(a)	on the basis of criteria applied under HSD, such as medical necessity; or

(b)	for the purpose of utilization control, provided the services furnished can reasonably be expected to achieve their purpose, as required in paragraph (A)(3)(i) of this section; and

(4)	The CONTRACTOR shall specify what constitutes “medically necessary services” in a manner that:

(i)	Is no more restrictive than that used by HSD as indicated in State statutes and regulations, the State Plan, and other State policy and procedures; and

(ii)	Addresses the extent to which the CONTRACTOR is responsible for covering services related to the following:

(a)	the prevention, diagnosis, and treatment of health impairments;

(b)	the ability to achieve age-appropriate growth and development;

(c)	the ability to attain, maintain, or regain functional capacity.

(B)	Authorization of Services

For the processing of requests for initial and continuing authorizations of services, the CONTRACTOR must:

(1)	Require that its subcontractors have in place, and follow, written policies and procedures;

(2)	Have in effect mechanisms to ensure consistent application of review criteria for authorization decisions;

(3)	Consult with the requesting provider when appropriate; and

(4)	Require that any decision to deny a service authorization request or to authorize a service in an amount, duration, or scope that is less than requested, be made by a health care professional who has appropriate clinical expertise in treating the member’s condition or disease, such as the CONTRACTOR’S Medical Director.

(C)	Notice of adverse action.

The CONTRACTOR must notify the requesting provider, and give the member written notice of any decision by the CONTRACTOR to deny a service authorization request, or to authorize a service in an amount, duration, or scope that is less than requested. The notice must meet the requirement of 42 CFR Section 438.404, except that the notice to the provider need not be in writing.

D.	Compensation for utilization management activities.

Each contract must provide that, consistent with 42 CFR, Sections 438.6(h) and 422.208, compensation to individuals or entities that conduct utilization management activities is not structured so as to provide incentives for the individual or entity to deny, limit, or discontinue medically necessary services to any member.

Article 2 (SCOPE OF WORK), Section 2.1.(1).N. (Denials) is changed to Section 2.1.(1).O.

Article 2 (SCOPE OF WORK), Section 2.1.(2).F.viii. is amended to read as follows:

2.1.(2).F.viii.	The CONTRACTOR shall have written policies and procedures for conducting member surveys.

Article 2 (SCOPE OF WORK) Section 2.1.(2).G.ii. is amended to read as follows:

2.1.(2).G.ii.	Ensure that the QI program is applied to the entire range of health services provided through the CONTRACTOR by assuring that all major population groups, care settings, and service types are included in the scope of the review. A major population group is one which represents at least five percent of a CONTRACTOR’S enrollment.

Article 2 (SCOPE OF WORK), Section 2.1.(2).J.x. is added to read as follows:

2.1.(2).J.x.	Ensure the delegate takes corrective action if the CONTRACTOR identifies deficiencies.

Article 2 (SCOPE OF WORK), Section 2.1.(2).J.xi. is added to read as follows:

2.1.(2).J.xi.	Revoke delegation or impose other sanctions if the delegate’s performance is inadequate, in accordance with CONTRACTOR’S policy and procedures.

Article 2 (SCOPE OF WORK), Section 2.1.(2).L.iv. is amended to read as follows:

2.1.(2).L.iv.	Follow NCQA guidelines for the conduct of provider satisfaction surveys; cooperate with HSD in conducting provider satisfaction survey, including making available a current, unduplicated provider file(s) available to HSD or its EQRO upon request;

Article 2 (SCOPE OF WORK) Section 2.1.(2).M.i. is amended to read as follows:

2.1.(2).M.i.	HSD shall retain the services of an external quality review organization in accordance with the Social Security Act, Section 1902 (a) (30) [C], and the CONTRACTOR shall cooperate fully with that organization and prove to that organization the CONTRACTOR’S adherence to HSD’s quality standards as set forth in MAD Policy Section 8.305.8. HSD shall also contract with an external review organization to audit a statistically valid sample of the CONTRACTOR behavioral health UM decisions including authorizations, reductions, terminations and denials. This audit is intended to determine if authorized service levels are appropriate with respect to accepted standards of clinical care. The CONTRACTOR shall cooperate fully with that organization.

Article 2 (SCOPE OF WORK) Section 2.1.(3). is amended to read as follows:

2.1.(3).	Disease Management Indicators

A.	Disease Management Programs and Performance Improvement Projects are two of the tools that HSD has chosen to use to measure a CONTRACTOR’S ability to identify problematic areas within its operations and take actions which shall improve its performance in those focus areas. Examples of these include but, are not limited to, administrative functions (telephone response rates), utilization management (timeliness of prior authorizations), access to care, preventive care (improvement of EPSDT screening rates), and care coordination.

B.	The CONTRACTOR shall:

i.	Participate in disease management programs/performance improvement projects annually. HSD will coordinate with CONTRACTOR to select programs that meet the NCQA requirements. Fifty percent of the disease management programs/performance improvement projects shall relate to behavioral health;

ii.	Adhere to timely and accurate collection of baseline project indicator data (physical health, behavioral health, administrative), which shall show the CONTRACTOR’S performance rate for those indicators identified for improvement by HSD;

iii.	Identify specific interventions that the CONTRACTOR intends to use to improve performance in a given area;

iv.	Demonstrate improvement in each quality indicator within each calendar year of the contract; and

v.	Perform subsequent measurement and written assessment of the ongoing effectiveness of named interventions.

Article 2 (SCOPE OF WORK) Section 2.1.(3).C.i. and ii. is amended to read as follows:

2.1.(3).C.i.	Track, analyze, and report to HSD quarterly, certain indicators identified specific to behavioral or physical health that shall enable HSD to determine potential problems areas within quality of care, access, or service delivery;

2.1.(3).C.ii.	Collect the requested data quarterly, perform analysis on the data for the purpose of determining completeness and validity, and report results to HSD quarterly;

Article 2 (SCOPE OF WORK), Section 2.1.(3).D. is added to read as follows:

2.1.(3).D.	PHYSICAL AND BEHAVIORAL HEALTH PERFORMANCE MEASURES FOR FY 2004 MCO CONTRACTS.

A.	Managed Care Performance Measures:

For capitation payments made on or after June 25, 2003, HSD shall withhold one-half of one (0.5) percent of the CONTRACTOR’S payments. The withhold funds shall be released to the CONTRACTOR no sooner than July 1st and no later than July 31st of 2004 only if, in the judgment of HSD, performance targets in the contract are achieved. Withhold funds shall be released to the CONTRACTOR based on the following scoring system for each of the ten performance measures listed below:

1.	Dental Access to Care shall be worth 10 points;

2.	Child Access to PCP shall be worth 10 points;

3.	Diabetes Care shall be worth 10 points;

4.	Consumer/Family Based Services shall be worth 15 points;

5.	RTC Readmissions shall be worth 10 points;

6.	Behavioral Health Discharge Follow-up after 7 days shall be worth 5 points;

7.	Behavioral Health Discharge Follow-up after 30 days shall be worth 5 points;

8.	Provider Payment Timeliness shall be worth 15 points;

9.	Customer Support Services shall be worth 10 points; and

10.	Encounter Data Reporting shall be worth 10 points.

The percentage of the CONTRACTOR’S withhold funds to be released shall be calculated by summing all earned points, dividing the sum by 100, and converting to a percentage. No partial whole number of points will be assigned if the CONTRACTOR fails to completely meet performance measures described in one through ten above. Points assigned for the performance measures will be all or none (e.g. 15 points or 0 points).

To the extent that the following performance measures are not based on HEDIS measures, the parties agree that the measure shall be evaluated based on the standard reports for such measures already submitted to HSD by CONTRACTOR, provided that HSD shall have the right to audit and validate the information or results as reported by CONTRACTOR.

For the current contract amendment the CONTRACTOR shall submit HEDIS scores for calendar year 2003 according to the required HEDIS submission schedule for evaluation under this performance measurement section.

B.	Performance Measures Requirements:

The ten performance measures shall be evaluated using the following criteria:

1.	DENTAL ACCESS TO CARE:

The CONTRACTOR’S members between the ages of four and twenty-one who were continuously enrolled with the CONTRACTOR during the measurement period will have a dental visit during the measurement year, as evidenced by a minimum HEDIS score of 44.00.

2.	CHILD ACCESS TO PCP:

The CONTRACTOR’S members between the age of twelve months through twenty-four months who are continuously enrolled with the CONTRACTOR during the measurement period, will have a visit with a pediatrician, family physician, or other CONTRACTOR’S primary care provider during the measurement year, as evidenced by a minimum HEDIS score of 96.00.

3.	DIABETES CARE, HbA1c:

Diabetic members who are continuously enrolled with the CONTRACTOR during the measurement period will have a glycohemoglobin (HbA1c) blood test during the measurement year, as evidenced by a minimum HEDIS score of 73.72.

4.	CONSUMER/FAMILY BASED SERVICES:

At least one-half of one (0.5) percent of the Salud! behavioral health expenditures for FY 04 will be expended for non-profit family and/or member controlled/operated organizations. These organizations shall be member-centered and recovery-driven. These organizations shall develop and direct activities that provide support, education and access to services to consumers and families. HSD shall provide the reporting format to the CONTRACTOR. The CONTRACTOR shall report to HSD on a quarterly basis.

For all three CONTRACTORS the total minimum expenditure will be $434,166.00 (0.5% of $86,833,000.00).

Cimarron’s minimum expenditure will be $117,225.00.

5.	RTC RE-ADMISSIONS:

Nineteen percent or less of the CONTRACTOR’S members who are discharged from a residential treatment center (RTC) will be readmitted to the same level of care or a higher level of care within thirty days of discharge from the RTC.

6.	BEHAVIORAL HEALTH DISCHARGE FOLLOW-UP:

The CONTRACTOR’S members who are discharged from an acute psychiatric hospital setting will receive follow-up care within seven days of discharge as evidenced by a minimum HEDIS score of 34.56.

7.	BEHAVIORAL HEALTH DISCHARGE FOLLOW-UP:

The CONTRACTOR’S members who are discharged from an acute psychiatric hospital setting will receive follow-up care within thirty days of discharge as evidenced by a minimum HEDIS score of 57.25.

8.	PROVIDER PAYMENT TIMELINESS:

The CONTRACTOR shall pay ninety percent of all clean claims for physical and behavioral health within thirty days and ninety-nine percent of all physical and behavioral health clean claims within ninety days.

9.	CUSTOMER SUPPORT SERVICES:

a.	Ninety percent of the CONTRACTOR’S member services calls shall be answered within thirty seconds or less based on the reported average.

b.	The CONTRACTOR shall conduct a Consumer Advisory Board meeting on a quarterly basis.

10.	ENCOUNTER DATA REPORTING:

The CONTRACTOR shall submit 100 percent of all required encounter data on a timely basis for submissions and necessary re-submissions as set forth in the contract, 2.12.(5).B. The submissions and required re-submissions shall have an error rate of five percent or less for at least seventy-five percent of the files.

C.	Retention and Release of Withhold Funds:

1.	The retention of funds withheld shall be accomplished as follows:

A.	The CONTRACTOR shall place all funds to be withheld by HSD, under part A. (Managed Care Performance Measures) of this section, in a separate account and shall provide to HSD a monthly statement of the account in order to verify that the withheld funds are being maintained during the period of time specified in this contract.

2.	The release of the funds withheld shall be made as follows:

A.	The funds in the withheld funds account shall be released for use by the CONTRACTOR only after HSD has submitted in writing that, in HSD’s judgment, the performance targets in the contract have been achieved for the period of time specified in the contract. HSD shall provide written confirmation no sooner than July 1st and no later than July 31st of 2004.

3.	The release of funds withheld shall be calculated as follows:

A.	The difference between the total FY 2004 capitation payments to the CONTRACTOR as of June 30, 2004 divided by 0.995 (99.5 percent) and the total FY 2004 capitation payments to the MCO as of June 30, 2004.

B.	The difference calculated shall be multiplied by the percentage determined in Section A., Managed Care Withhold, above.

D.	Challenge Pool Funding:

If the CONTRACTOR fails to earn any portion of its withheld funds, these funds will immediately be placed in a challenge pool. The challenge pool funds will be paid based upon the performance across the average of the two HEDIS 2004 Use of Services measurements.

A.	Challenge Pool Measurement. For purposes of the challenge pool funds, the percentage of the CONTRACTOR’S qualifying members meeting each target measurement will be weighted together pursuant to the following:

1.	HEDIS WELL-CHILD VISITS IN THE THIRD, FOURTH, FIFTH, AND SIXTH YEAR OF LIFE.

As annually reported to HSD, the percentage of members who were three, four, five, or six years old during the measurement year, who were continuously enrolled with the CONTRACTOR during the measurement year, and who received at least one primary care provider visit.

a.	For this measurement, the CONTRACTOR shall determine continuous enrollment for a member pursuant to the HEDIS technical specifications.

b.	The CONTRACTOR shall determine a primary care provider visit pursuant to the HEDIS technical specifications for administrative or hybrid methods.

2.	HEDIS ADOLESCENT WELL-CHILD VISIT.

As annually reported to HSD, the year’s percentage of members who were twelve through twenty-one years old during the measurement year, who were continuously enrolled with the CONTRACTOR during the measurement year, and who received at least one primary care provider visit.

a.	For this measurement, the CONTRACTOR shall determine continuous enrollment for a member pursuant to the HEDIS technical specifications.

b.	The CONTRACTOR shall determine a primary care provider visit pursuant to the HEDIS technical specifications for administrative or hybrid methods.

3.	For the purpose of weighting together the Use of Service measurements, a CONTRACTOR who does not submit data to HSD for either of the two target HEDIS measurements above shall receive a zero score for any unreported HEDIS target measurement.

B.	Challenge Pool Payments

1.	A CONTRACTOR that earns all withhold funds described in Section A shall not be eligible for any Challenge Pool payment.

2.	The CONTRACTOR with the highest overall average of two HEDIS 2004 measurements during the measurement year will have released an amount that does not exceed one hundred percent of the funds withheld from the CONTRACTOR.

3.	All other CONTRACTORS will have returned a percentage of their withheld funds not already returned calculated as: the CONTRACTOR’S average performance divided by the highest CONTRACTOR average performance, times the amount of the CONTRACTOR’S withheld funds that were not earned under Section A.

E.	Tracking Measures That Are Not Subject to the Managed Care Withhold or Challenge Pool:

The following measures are not subject to the managed care withhold or challenge pool and shall be reported to HSD:

1.	CERVICAL CANCER SCREENING:

Female members aged twenty-one to sixty-four who were continuously enrolled with the CONTRACTOR during the measurement year will receive one or more Pap tests during the measurement year or the two years prior to the measurement year as evidenced by HEDIS reported data.

2.	DISTRIBUTION OF BEHAVIORAL HEALTH PROVIDERS:

As demonstrated by a quarterly geo-access report, ninety percent of CONTRACTOR members in urban areas will have access to a licensed behavioral health provider within thirty miles. Ninety percent of CONTRACTOR members in rural areas will have access to a licensed behavioral health provider within sixty miles. Ninety percent of CONTRACTOR members in frontier areas will have access to a licensed behavioral health provider within ninety miles. The behavioral health provider must be in active practice. Telemedicine and circuit-riders can be utilized to fulfill this requirement. Compliance shall be averaged over a six-month measurement period.

3.	BEHAVIORAL HEALTH PENETRATION RATE:

The penetration rates for the following populations shall be determined according to HEDIS methodology, using appropriate encounter data:

a.	CONTRACTOR members up to the age of twenty-one who are continuously enrolled during the measurement year, there will be a behavioral health penetration rate of at least 7.7 percent.

b.	CONTRACTOR members ages nineteen through twenty who are continuous enrolled during the measurement year, there will be a behavioral health penetration rate of at least 10.5 percent.

4.	COMMUNITY BASED BEHAVIORAL HEALTH SERVICES:

The CONTRACTOR shall increase its expenditures on the following community based services by a total of ten percent:

Assertive Community Treatment (ACT);

Behavior Management Services (BMS);

Case Management for children and adults (CM);

Non-Emergency Room Crisis Services;

Home Based Services;

Intensive Outpatient Services (IOP);

Psychosocial Rehabilitation Services (PSR);

Respite Services for children/adolescents and adults;

Shelter Care Services for children/adolescents;

Transitional Living Services for children/adolescents and adults;

Day Treatment Program (DTP); and

Multi-Systemic Therapy (MST).

HSD shall provide a reporting format to the CONTRACTOR. The CONTRACTOR shall report to HSD on a quarterly basis using this format.

Article 2 (SCOPE OF WORK) Section 2.1.(4).C. is amended to read as follows:

2.1.(4).C.	The CONTRACTOR shall meet time and distance standards for PCPs and pharmacies as determined by HSD or as described in MAD Policy 8.305.8.18. The CONTRACTOR shall have systems to track and report this data and such data shall be available to HSD upon request.

Article 2 (SCOPE OF WORK) Section 2.1.(4).D. is amended to read as follows:

2.1.(4).D.	The CONTRACTOR shall meet provider appointment and pharmacy in-person prescription fill time standards as described in MAD Policy 8.305.8.18; shall approve or deny requests for DME within seven (7) working days of the initial request. Members shall be able to obtain prescribed medical supplies and non-specialized DME within 24 hours, when needed on an urgent basis. All new, customized, made-to-measure equipment shall be delivered within 150 days of the request date. All repairs or modifications shall be delivered within 60 days of the request date.

Article 2 (SCOPE OF WORK) Section 2.1.(4).E.i. is amended to read as follows:

2.1.(4).E.i.	Routine and non-specialized supplies

The CONTRACTOR shall:

a)	Ensure supplies are delivered consistent with clinical need;

b)	Have an emergency response plan for medical equipment or supplies needed on an emergent basis;

c)	Ensure that members and/or their family receive adequate instruction on use of the supplies or equipment;

d)	Be able to deliver the transportation benefit statewide;

e)	Have a sufficient transportation network available to meet the transportation needs of members. This includes requiring an appropriate number of handivans for members who are wheelchair or ventilator-dependent or have other equipment needs;

f)	Require that all transportation vehicles be equipped with a communication device for use in case of an emergency;

g)	Have CPR certified drivers to transport members whose clinical needs dictate.

Article 2 (SCOPE OF WORK), Section 2.1.(4).I is added to read as follows:

2.1.(4).I	The CONTRACTOR shall meet and require its providers to meet State standards for timely access to care and services, taking into account the urgency of the need for services; establish mechanisms to ensure compliance by providers; monitor providers regularly to determine compliance; and take corrective action if there is a failure to comply.

Article 2 (SCOPE OF WORK), Section 2.1.(6).A.iii is amended to read as follows:

2.1.(6).A.iii	Develop and implement written policies and procedures, which govern how members with multiple and complex special physical, and behavioral health care needs shall be identified.

Article 2 (SCOPE OF WORK), Section 2.1.(6).A.iv. is amended to read as follows:

2.1.(6).A.iv	Develop and implement written policies and procedures, governing how care coordination shall be provided for members with special health care needs. A member or family shall have a right to refuse care coordination or case management.

Article 2 (SCOPE OF WORK), Section 2.1.(6).B.vii is amended to read as follows:

2.1.(6).B.vii	Coordination of Services with Children, Youth and Families Department (CYFD). The CONTRACTOR shall have written policies and procedures requiring coordination with the CYFD Protective Services and Juvenile Justice Divisions to ensure that members receive medically necessary services regardless of the member’s custody status. These policies and procedures shall specifically address compliance with the current New Mexico Children’s Code. If Child Protective Services (CPS), Juvenile Justice or Adult Protective Services (APS) has an open case on a member, the CYFD social worker or Juvenile Probation Officer assigned to the case shall be involved in the assessment and planning for the course of treatment, including decisions regarding the provision of services for the member. The CONTRACTOR shall designate a single contact point for these cases.

Article 2 (SCOPE OF WORK) Section 2.1.(7).B. is amended to read as follows:

2.1.(7).B.	Subsequent Change in PCP Initiated by Member. Members may initiate a PCP change at any time, for any reason. The request can be made in writing or by telephone. If a request is made by the 20th of a month it becomes effective as of the first of the following month. If a request is made after the 20th of the month the change becomes effective the first of the month after the following month.

Article 2 (SCOPE OF WORK) Section 2.2.(3).A.iv. is amended to read as follows:

2.2.(3.).A.	HSD shall determine eligibility for enrollment in the managed care program. All Medicaid eligible members are required to participate in the Medicaid managed care program except for the following:

iv.	Members participating in the Health Insurance Premium (HIPP) Program or the Breast and Cervical Cancer (BCC) Medicaid Program.

Article 2 (SCOPE OF WORK) Section 2.2.(5).B. is amended to read as follows:

2.2.(5).B.	Hospitalized Members

A member who is hospitalized in a general acute-care, rehabilitation or freestanding psychiatric hospital at the time he/she first enrolls with the CONTRACTOR may enroll with the CONTRACTOR. However, the CONTRACTOR shall not be responsible for the costs of such hospitalization, except newborns born to a member mother, until the member is discharged from the hospital or there is a change in the level of care. Instead, HSD shall pay the appropriate provider(s) on a fee-for-service basis for all provider-submitted claims related to a member who is hospitalized in a general acute care, rehabilitation or freestanding psychiatric hospital at the time such member enrolls with the CONTRACTOR, until such time as the member is discharged from the hospital.

Article 2 (SCOPE OF WORK) Section 2.2.(5).C. is amended to read as follows:

2.2.(5).C.	Members in Placement in Residential Treatment Centers

If a child or adolescent becomes Medicaid eligible or enrolls with the CONTRACTOR while residing in an accredited or non-accredited residential treatment center, he or she shall be immediately eligible for enrollment and the CONTRACTOR shall assume financial responsibility for the member as of the effective date of enrollment.

Article 2 (SCOPE OF WORK) Section 2.2.(5).D. is amended to read as follows:

2.2.(5).D.	Members in Treatment Foster Care Placements

If a child or adolescent was residing in a treatment foster care placement at the time managed care enrollment began, they shall be exempt from enrolling in an MCO until he or she is discharged from treatment foster care.

Article 2 (SCOPE OF WORK), Section 2.2.(6). is amended to read as follows:

2.2.(6).	Enrollment Process for Members

Current members may request a change in MCOs during the first ninety (90) days of a twelve (12) month enrollment period.

Article 2 (SCOPE OF WORK), Section 2.2.(6).C. is amended to read as follows:

2..2.(6).C.	Member Switch and Loss of Medicaid Eligibility

A current CONTRACTOR member has the opportunity to change CONTRACTORS during the first ninety (90) days of a twelve (12) month period. HSD shall notify the CONTRACTOR members of their opportunity to select a new CONTRACTOR provider. A member is limited to one ninety day switch period per CONTRACTOR. After exercising the switching rights, and returning to a previously selected CONTRACTOR, the member shall remain with the CONTRACTOR until his/her twelve (12) month lock-in period expires before being permitted to switch CONTRACTORS.

If a member loses Medicaid eligibility for a period of two months or less, he/she will be automatically reenrolled with the former CONTRACTOR. If the member misses the annual disenrollment opportunity during this two month time, he/she may request to be assigned to another CONTRACTOR.

Article 2 (SCOPE OF WORK), Section 2.2.(6).E.ii. is amended to read as follows:

2.2.(6).E.ii	The CONTRACTOR shall develop a detailed plan for the transition of an individual member, which includes member and provider education about the CONTRACTOR, and the CONTRACTOR process to assure any existing courses of treatment are revised as necessary;

Article 2 (SCOPE OF WORK) Section 2.2.(6).E.x. is amended to read as follows:

2.2.(6).E.x.	The CONTRACTOR is responsible for payment of all inpatient services provided by a general acute-care, rehabilitation or freestanding psychiatric hospital until discharge from the hospital or transfer to a different level of care, if the member is hospitalized in such a facility at the time the member becomes exempt or switches enrollment;

Article 2 (SCOPE OF WORK) Section 2.2.(6).E.xi. is amended to read as follows:

2.2.(6).E.xi.	The CONTRACTOR is responsible for payment until disenrollment or switch enrollment, if an enrolled member is placed in a residential treatment center or treatment foster care, or is admitted to a nursing facility or intermediate care facility for the mentally retarded as a long term or permanent placement; and

Article 2 (SCOPE OF WORK), Section 2.2.(7).A.iv. is amended to read as follows:

2..2.(7).A.iv.	The CONTRACTOR shall not request disenrollment because of an adverse change in the member’s health status, or because of the member’s utilization of medical services, diminished mental capacity, or uncooperative or disruptive behavior resulting from his or her special needs (except when his or her continued enrollment with the CONTRACTOR seriously impairs the CONTRACTOR’S ability to furnish services to either this particular member or other members). The CONTRACTOR shall provide adequate documentation that the CONTRACTOR’S request for termination is proper;

Article 2 (SCOPE OF WORK), Section 2.2.(7).B. is amended to read as follows:

2..2.(7).B.	Member Initiated Disenrollment

1.	A member who is required to participate in managed care may request to be disenrolled from the CONTRACTOR “for cause” at anytime, even during a lock-in period. The following are causes for disenrollment:

i.	The member moves out of the Contractor’s service area.

ii.	The CONTRACTOR does not, because of moral or religious objections, cover the service the member seeks.

iii.	The member needs related services (for example, a caesarian section and a tubal ligation) to be performed at the same time and there is no network provider able to do this and another provider determines that receiving the services separately would subject the member to unnecessary risk.

iv.	Other reasons, including but not limited to, poor quality of care, lack of access to services covered under the contract, or lack of access to providers experienced in dealing with the member’s health care needs.

2.	This request shall be submitted in writing to HSD for review. HSD shall complete the review and furnish a written decision to the member and the CONTRACTOR. The effective date of an approved disenrollment must be no later than the first day of the second month following the month in which the member files the request. If HSD fails to make the determination within this timeframe, the disenrollment is considered approved. A member who is denied disenrollment shall have access to the State fair hearing process.

Article 2 (SCOPE OF WORK) Section 2.2.(7).D. is added to read as follows:

2.2.(7).D	Retroactive Reenrollment

A member who is no longer enrolled with the CONTRACTOR, whether in error or otherwise, shall not be retroactively reenrolled by the CONTRACTOR unless HSD submits its request for re-enrollment to the CONTRACTOR within 30 days of the date the CONTRACTOR received enrollment data from HSD indicating that the member was no longer enrolled with the CONTRACTOR or eligible for Medicaid Managed Care provided however that nothing in this section shall restrict the appropriate enrollment of newborns in accordance with the provision of 2.2.(5).A. The CONTRACTOR may not be obligated to accept retroactive reenrollment.

Article 2 (SCOPE OF WORK), Section 2.3, is amended to read as follows:

2.3	The CONTRACTOR shall establish and maintain a comprehensive network of providers capable of serving all members who enroll in the MCO. Pursuant to Section 1932(b)(7) of the Social Security Act, the CONTRACTOR shall not discriminate against providers that serve high-risk populations or specialize in conditions that require costly treatment, and with respect to participation, reimbursement, or indemnification for any provider acting within the scope of that provider’s license or certification under applicable state law solely on the basis of the provider’s license or certification. In addition, the CONTRACTOR shall not discriminate against providers with respect to participation, reimbursement, or indemnification for any provider acting within the scope of that provider’s license or certification under applicable state law solely on the basis of the provider’s license or certification. If the CONTRACTOR declines to include individual or groups of providers in its network, it must give the affected providers written notice of the reason for its decision. The CONTRACTOR shall not be required to contract with providers beyond the number necessary to meet the needs of its members. The CONTRACTOR shall be allowed to use different reimbursement amounts for different specialties or for different practitioners in the same specialty. The CONTRACTOR shall be allowed to establish measures that are designed to maintain quality of services and control of costs and are consistent with its responsibility to members.

Article 2 (SCOPE OF WORK), Section 2.3(1).C is added to read as follows:

2.3.(1).C.	The CONTRACTOR, in establishing and maintaining the network of appropriate providers, shall consider its:

i.	Anticipated Medicaid enrollment;

ii.	Expected utilization of services, taking into consideration the characteristics and health care needs of specific Medicaid populations represented in the CONTRACTOR’S population;

iii.	Numbers and types (in terms of training, experience, and specialization) of providers required to furnish the contracted Medicaid services;

iv.	Numbers of network providers who are not accepting new Medicaid patients; and

v.	Geographic location of providers and Medicaid members, considering distance, travel time, the means of transportation ordinarily used by Medicaid member, and whether the location provides physical access for Medicaid members with disabilities.

Article 2 (SCOPE OF WORK), Section 2.3.(1).D. is added to read as follows:

2.3.(1).D	The CONTRACTOR shall ensure that the network providers offer hours of operation that are no less than the hours of operation offered to commercial enrollees or comparable to Medicaid fee-for-service, if the provider serves only Medicaid enrollees.

Article 2 (SCOPE OF WORK) Section 2.3.(11).A. is amended to read as follows:

2.3.(11).A.	The CONTRACTOR shall contract with public health providers for services as described in Section MAD 8.305.6.15 and those defined as public health services under State law, NMSA 1978 §§ 24-1-1, et. seq.

Article 2 (SCOPE OF WORK), Section 2.3.(16).B is amended to read as follows:

2.3.(16).B.	The CONTRACTOR shall give each member, including adolescents, the opportunity to use his or her own primary care provider or go to any family planning center for family planning services without requiring a referral. Each female member shall also have the right to self-refer to a women’s health specialist within the network for covered care necessary to provide women’s routine and preventive health care services. This is in addition to the member’s designated source of primary care if that source is not a women’s health specialist. Clinics and providers, including those funded by Title X of the Public Health Service Act, shall be reimbursed by the CONTRACTOR for all family planning services regardless of whether they are a participating or non-participating provider. Unless otherwise negotiated, the CONTRACTOR shall reimburse providers of family planning services at the Medicaid rate.

Article 2 (SCOPE OF WORK) Section 2.3.(17).A.iii. is amended to read as follows:

2.3.(17).A.iii.	Build a statewide behavioral health provider network that ensures access to all levels of behavioral health services, across a continuum from the most to the least restrictive setting. The network shall be sufficient to ensure that the standards in MAD Policy 8.305 for access to care providers who want to refer members for behavioral health care and vice versa;

Article 2 (SCOPE OF WORK), Section 2.3.(17).B.ii. is amended to read as follows:

2.3.(17).B.ii	The CONTRACTOR shall provide care coordination for members with multiple and complex special physical, mental, neurobiological, emotional and/or behavioral health care needs on an as needed basis, depending upon the clinical profile of the member. The CONTRACTOR shall have written policies and procedures, which govern how members with these multiple and complex needs shall be identified and how these specific care coordination services shall be provided.

Article 2 (SCOPE OF WORK), Section2.3.(17).C is amended to read as follows:

2.3.(17).C	The CONTRACTOR shall provide care coordination for members with multiple and complex special physical, mental, neurobiological, emotional and/or behavioral health care needs on an as needed basis, depending upon the clinical profile of the member. The CONTRACTOR shall have written policies and procedures, which govern how members with these multiple and complex needs shall be identified and how these specific care coordination services shall be provided.

Article 2 (SCOPE OF WORK) Section 2.3.(20). is amended to read as follows:

2.3.(20)	Recredentialing

The CONTRACTOR shall formally recredential its network providers at least every three years.

Article 2 (SCOPE OF WORK) Section 2.4.(1). is amended to read as follows:

2.4.(1).	Inpatient Hospital Services

The benefit package includes hospital inpatient acute care, procedures, and services asset forth in MAD Program Manual section MAD-721, HOSPITAL SERIVCES. The CONTRACTOR shall comply with the maternity length of stay in the Health Insurance Portability and Accounting Act of 1996. Coverage for a hospital stay following a normal vaginal delivery may generally not be limited to less than 48 hours for both the mother and newborn child. Health coverage for a hospital stay in connection with childbirth following a cesarean section may generally not be limited to less than 96 hours for both mother and newborn child.

Article 2, (SCOPE OF WORK), Section 2.4.(5).A. is amended to read as follows:

2.4.(5).A.	The benefit package includes emergency and poststabilization care services. Emergency services are covered inpatient and outpatient services that are furnished by a provider that is qualified to furnish these services and are needed to evaluate or stabilize an emergency condition. An emergency condition shall meet the definition of emergency as per NMAC 8.305.1.7.V. Emergency services shall be provided in accordance with NMAC 8.305.7.11F. Poststabilization care services are covered services related to an emergency condition that are provided after a patient is stabilized in order to maintain the stabilized condition or to improve or resolve the patient’s condition, such that within reasonable medical probability, no material deterioration of the patient’s condition is likely to result from or occur during discharge of the patient or transfer of the patient to another facility.

Article 2, (SCOPE OF WORK), Section 2.4.(5).B.iii. is amended to read as follows:

2.4.(5).B.iii.	The CONTRACTOR is required to pay for all emergency and poststabilization care services that are medically necessary until the emergency condition is stabilized and maintained.

Article 2 (SCOPE OF WORK), Section 2.4.(23). is amended to read as follows:

2.4.(23).	Reproductive Health Services

The benefit package includes reproductive health services as set forth in MAD Program Policy, Section 762, REPRODUCTIVE HEALTH SERVICES. The CONTRACTOR shall provide Medicaid members with sufficient information to allow them to make informed choices including: the types of family planning services available; the member’s right to access these services in a timely and confidential manner; and the freedom to choose a qualified family planning provider who participates in the CONTRACTOR network or from a provider who does not participate in the CONTRACTOR network. A female member shall have the right to self-refer to a women’s health specialist within the network for covered care necessary to provide women’s routine and preventive health care services. This is in addition to the member’s designated source of primary care if that source is not a women’s health specialist.

Article 2 (SCOPE OF WORK) Section 2.4.(28) is amended to read as follows:

2.4.(28).A.	The benefit package includes prevention, screening, diagnostics, ameliorative services, and other medically necessary behavioral health care and substance abuse treatment or services for Medicaid members under twenty-one (21) years of age whose need for behavioral health services is identified during an Early and Periodic Screening, Diagnostic, and Treatment (EPSDT) screen.

Article 2 (SCOPE OF WORK), Section 2.4.(31).A. is amended to add as follows:

2.4.(31).A.	The CONTRACTOR shall implement written policies and procedures with respect to advance directives. The CONTRACTOR shall provide adult members with written information on advance directives policies to include a description of applicable state law. The information must reflect changes in State law as soon as possible, but no later than 90 days after effective date of the change.

Article 2 (SCOPE OF WORK), Section 2.5.(1). is amended to read as follows:

2.5.(1).	The CONTRACTOR shall develop and implement a Cultural Competency/Sensitivity Plan, through which the CONTRACTOR shall ensure that it provides, both directly and through its health care providers and subcontractors, culturally competent services to its SALUD! members. The CONTRACTOR shall participate with the State’s efforts to promote the delivery of services in a culturally competent manner to all members, including those with limited English proficiency and diverse cultural ethnic backgrounds.

Article 2 (SCOPE OF WORK), Section 2.5.(2).B.i is amended to read as follows:

2.5.(2).B.i	Incorporate cultural competence into utilization management, quality improvement and planning for the course of treatment.

Article 2 (SCOPE OF WORK), Section 2.6 is amended in its entirety to read as follows:

2.6.	INDIVIDUALS WITH SPECIAL HEALTH CARE NEEDS

2.6.(1)	General Requirements

Individuals with special health care needs have ongoing health conditions, high or complex service utilization, and low to severe functional limitations. The primary purpose of the definition is to identify these individuals so that the CONTRACTOR can facilitate access to appropriate services. The definition also allows for a flexible targeting of individuals based on clinical justification and discontinuing targeted efforts when such efforts are no longer needed.

2.6.(1).A.	CONTRACTOR Requirements:

i.	The CONTRACTOR shall produce a special handbook or create an insert to include in its member services handbook a description of providers and programs available to individuals with special health care needs.

ii.	The CONTRACTOR shall identify from among its members individuals with special health care needs, using the criteria for identification and information provided by the state to the MCO.

2.6.(1).B.	The CONTRACTOR shall work with HSD to develop and implement written policies and procedures which govern how members with multiple and complex physical and behavioral health care needs shall be identified. The CONTRACTOR shall have an internal operational process, in accordance with policy and procedure, to target members for the purpose of applying stratification criteria to identify individuals with special health care needs.

2.6.(1).C.	SALUD! Enrollment for Individuals with Special Health Care Needs

The CONTRACTOR shall have written policies and procedures to facilitate a smooth transition of a member to another CONTRACTOR, when a member chooses and is approved to switch to another CONTRACTOR.

2.6.(2)	Information and Education for Individuals with Special Health Care Needs

2.6.(2)A.	The CONTRACTOR shall develop and distribute, as appropriate, information and materials specific to the needs of individuals with special health care needs, and, in the case of children with special health care needs, their caregivers. This includes information, such as a list of items and services that are in the SALUD! benefit package and those that are carved out, how to plan for and arrange transportation, how to access behavioral health care without going through the PCP, how to present for care in an emergency room unfamiliar with the individual’s special health care needs, and the availability of a care coordinator. This information could be included in a special member handbook on individuals with special needs or in an insert to the member handbook.

2.6.(2).B.	The CONTRACTOR shall make available health education programs to assist individuals with special health care needs, and, in the case of children with special health care needs, the caregiver(s), in understanding how to cope with the day-to-day stress of living with the limitation or providing care.

2.6.(2).C.	The CONTRACTOR shall provide a list of key CONTRACTOR resource people and their phone numbers.

2.6.(2).D.	The CONTRACTOR shall designate a single entity that can be called for information during the enrollment process and after becoming a member.

2.6.(3).	Choice of Specialist as Primary Care Provider (PCP) for Individuals with Special Health Care Needs

The CONTRACTOR shall develop and implement written policies and procedures governing the process for member selection of a PCP, including the right to choose a specialist as a PCP, if warranted and agreed upon by the specialist provider.

2.6.(4).	Specialty Providers for Individuals with Special Health Care Needs

The CONTRACTOR shall have policies and procedures in place to allow direct access to necessary specialty care, consistent with SALUD! access appointment standards for clinical urgency.

2.6.(5)	Transportation for Individuals with Special Health Care Needs

2.6.(5).A.	The CONTRACTOR shall have written policies and procedures in place to ensure that the appropriate level of transportation is arranged based on the individual’s clinical condition.

2.6.(5).B.	The CONTRACTOR shall have past member and service data available at the time services are requested to expedite appropriate arrangements.

2.6.(5).C.	The CONTRACTOR shall ensure that CPR-certified drivers transport individuals with special health care needs whose clinical need dictates.

2.6.(5).D	The CONTRACTOR shall have written policies and procedures to ensure that transportation mode is clinically appropriate, including access to non-emergency ground ambulance carriers.

2.6.(5).E.	The CONTRACTOR shall develop and implement written policies and procedures to ensure that individuals can access and receive authorization for needed transportation services under certain unusual circumstances without the usual advance notification.

2.6.(5).F.	The CONTRACTOR shall develop and implement a written policy regarding the transportation of minors if a parent or legal guardian shall not be in attendance to ensure the minor’s safety.

2.6.(5).G.	The CONTRACTOR shall distribute clear and detailed written information to individuals with special health care needs and, if needed, their caregivers on how to obtain transportation services and also make this information available to network providers.

2.6.(6)	Care Coordination for Individuals with Special Needs

2.6.(6).A.	The CONTRACTOR shall have an internal operational process, in accordance with policy and procedure, to target Medicaid members for purposes of applying stratification criteria to identify those who are potential Individuals with Special Health Care Needs. The CONTRACTOR will provide HSD with the applicable policy and procedure describing the targeting and stratification process.

2.6.(6).B.	The CONTRACTOR shall have written policies and procedures for accessing the need for care coordination.

2.6.(6).C.	The CONTRACTOR shall have written policies and procedures for educating individuals with special health care needs and, in the case of children with special health care needs, parent(s), legal guardians, that care coordination is available and when it may be appropriate to their needs.

2.6.(6).D.	The CONTRACTOR shall have written policies and procedures for educating providers about the availability of care coordination, its value as a resource in caring for individuals with special health care needs, and how to access it.

2.6.(7).	Emergency, Inpatient and Outpatient Ambulatory Surgery Hospital Requirements for Individuals with Special Health Care Needs

2.6.(7).A.	The CONTRACTOR shall develop and implement written policies and procedures for educating individuals with special care needs, and with complicated clinical histories, and their caregivers, on how to utilize emergency room care, including what clinical history to present when emergency care or inpatient admission are needed.

2.6.(7).B	The CONTRACTOR shall develop and implement written policies and procedures governing how coordination with the PCP and hospitalists shall occur when an individual with a special health care need is hospitalized.

2.6.(7).C	The CONTRACTOR shall develop and implement written policies and procedures to ensure that the ER physician has access to the individual’s medical history.

2.6.(7).D.	The CONTRACTOR shall develop and implement written policies and procedures for obtaining any necessary referrals from PCPs for hospitals that require in-house staff to examine or treat individuals having outpatient or ambulatory surgical procedures performed.

2.6.(8)	Rehabilitation Therapy Services (Physical, Occupational, Speech Therapy) for Individuals with Special Health Care Needs

2.6.(8).A.	The CONTRACTOR shall develop and implement therapy clinical practice guidelines specific to the chronic or long term conditions of their individuals with special health care needs population, based on Medicaid managed care policy on medical necessity.

2.6.(8).B.	The CONTRACTOR shall be informed about and coordinate with other therapy services being delivered by: Special Rehabilitation Services, the Home and Community Based Waiver programs or by the schools to avoid unnecessary duplication.

2.6.(8).C.	The CONTRACTOR shall involve families of members, physicians and therapy providers to identify issues that should be addressed in developing the new criteria.

2.6.(8).D.	The CONTRACTOR shall develop and implement utilization prior approval and continued stay criteria, including timeframes, that are appropriate to the chronicity of the member ‘s status and anticipated development process.

2.6.(9).	Durable Medical Equipment (DME) and Supplies for Individuals with Special Health Care Needs

2.6.(9).A.	Subject to any requirements to procure a physician’s order to provide supplies to members, the CONTRACTOR shall develop and implement a process to permit members utilizing supplies on an ongoing basis to submit a list of supplies monthly. The CONTRACTOR shall contact the member or the member’s legal guardian when requested supplies cannot be delivered (require back-ordering, etc.) and make other arrangements, consistent with clinical need.

2.6.(9).B.	The CONTRACTOR shall develop and implement a system for monitoring compliance with standards for DME and medical supplies, and instituting corrective action, if the provider is out of compliance.

2.6.(9).C.	The CONTRACTOR shall have an emergency response plan for DME and medical supplies needed on an emergent basis.

2.6.(10).	Clinical Practice Guidelines for Provision of Care to Individuals with Special Health Care Needs

The CONTRACTOR shall develop clinical practice guidelines, practice parameters and/or other specific criteria that consider the needs of individuals with special health care needs and provide guidance in the provision of acute and chronic medical and behavioral health care services to this population. The guidelines should be professionally accepted standards of practice and national guidelines.

2.6.(11).	Utilization Management (UM) for Services to Individuals with Special Health Care Needs

The CONTRACTOR shall develop written policies and procedures to exclude from prior authorization any item or service in the course of treatment, and/or extend the authorization periodicity, for services provided for a chronic condition. There should be a process for review and periodic update of the course of treatment, as indicated.

2.6.(12).	Consumer Surveys Specific to Individuals with Special Health Care Needs

The CONTRACTOR shall add questions about individuals with special health care needs to the most current HEDIS CAHPS survey.

2.6.(13).	Individuals with Special Health Care Needs Performance Improvement Project

The CONTRACTOR shall perform a performance improvement project specific to individuals with special health care needs.

Article 2 (SCOPE OF WORK), Section 2.9 is amended in its entirety to read as follows:

2.9	GRIEVANCE SYSTEM

The CONTRACTOR shall have a grievance system in place for members that includes a grievance process related to dissatisfaction, and an appeals process related to a CONTRACTOR action, including the opportunity to request an HSD fair hearing.

A grievance is a member’s expression of dissatisfaction about any matter or aspect of the CONTRACTOR or its operation other than a CONTRACTOR action.

An appeal is a request for review by the CONTRACTOR of a CONTRACTOR action. An action is the denial or limited authorization of a requested service, including the type or level of service; the reduction, suspension, or termination of a previously authorized service; the denial, in whole or in part, of payment for a service; or the failure to provide services in a timely manner. An untimely service authorization constitutes a denial and is thus considered an action.

The member, legal guardian of the member for minors or incapacitated adults, or a representative of the member as designated in writing to the CONTRACTOR, has the right to file a grievance or an appeal of a CONTRACTOR action on behalf of the member. A provider acting on behalf of the member and with the member’s written consent, may file a grievance and/or an appeal of a CONTRACTOR action.

General Requirements for Grievance & Appeals

1.	The CONTRACTOR shall implement written policies and procedures describing how the member may register a grievance or an appeal with the CONTRACTOR and how the CONTRACTOR resolves the grievance or appeal.

2.	The CONTRACTOR shall provide a copy of its policies and procedures for resolution of a grievance and/or an appeal to all service providers in the CONTRACTOR’S network.

3.	The CONTRACTOR shall have available reasonable assistance in completing forms and taking other procedural steps. This includes, but is not limited to, providing interpreter services and toll-free numbers that have adequate TTY/TTD and interpreter capability.

4.	The CONTRACTOR shall name a specific individual(s) designated as the CONTRACTOR’S Medicaid member grievance coordinator with the authority to administer the policies and procedures for resolution of a grievance and/or an appeal, to review patterns/trends in grievances and/or appeals, and to initiate corrective action.

5.	The CONTRACTOR shall ensure that the individuals who make decisions on grievances and/or appeals are not involved in any previous level of review or decision-making. The CONTRACTOR shall also ensure that health care professionals with appropriate clinical expertise will make decisions for the following:

a)	An appeal of a CONTRACTOR denial that is based on lack of medical necessity;

b)	A CONTRACTOR denial that is upheld in an expedited resolution;

c)	A grievance or appeal that involves clinical issues.

6.	Upon enrollment, the CONTRACTOR shall provide members, at no cost, with a member information sheet or handbook that provides information on how they and/or their representative(s) can file a grievance and/or an appeal, and the resolution process. The member information shall also advise members of their right to file a request for an administrative hearing with the HSD Hearings Bureau, upon notification of a CONTRACTOR action, or concurrent with or following an appeal of the CONTRACTOR action. The information shall meet the standards for communication specified in MAD policy 8.305.8.15.(13).

7.	The CONTRACTOR must ensure that punitive or retaliatory action is not taken against a member or a provider that files a grievance and/or an appeal, or a provider that supports a member’s grievance and/or appeal.

GRIEVANCE

A grievance is a member’s expression of dissatisfaction about any matter or aspect of the CONTRACTOR or its operation other than a CONTRACTOR action.

1.	A member may file a grievance either orally or in writing with the CONTRACTOR within 90 calendar days of the date the dissatisfaction occurred. The legal guardian of the member for minors or incapacitated adults, a representative of the member as designated in writing to the CONTRACTOR, or a provider acting on behalf of the member and with the member’s written consent, has the right to file a grievance on behalf of the member.

2.	Within five (5) working days of receipt of the grievance, the CONTRACTOR shall provide the grievant with written notice that the grievance has been received and the expected date of its resolution.

3.	The investigation and final CONTRACTOR resolution process for grievances shall be completed within thirty (30) calendar days of the date the grievance is received by the CONTRACTOR and shall include a resolution letter to the grievant.

4.	The CONTRACTOR may request an extension from HSD of up to fourteen (14) calendar days if the member requests the extension, or the CONTRACTOR demonstrates to HSD that there is need for additional information, and the extension is in the member’s interest. For any extension, not requested by the member, the CONTRACTOR shall give the member written notice of the reason for the extension within two (2) working days of the decision to extend the timeframe.

5.	Upon resolution of the grievance the CONTRACTOR shall mail a resolution letter to the member. The resolution letter must include but not be limited to the following:

(a)	all information considered in investigating the grievance;

(b)	findings and conclusions based on the investigation; and

(c)	the disposition of the grievance.

APPEALS

An appeal is a request for review by the CONTRACTOR of a CONTRACTOR action.

1.	A member may file an appeal of a CONTRACTOR action within 90 calendar days of receiving the CONTRACTOR’S notice of action. The legal guardian of the member for minors or incapacitated adults, a representative of the member as designated in writing to the CONTRACTOR, or a provider acting on behalf of the member with the member’s written consent, has the right to file an appeal of an action on behalf of the member.

An “action” is defined as:

(a)	the denial or limited authorization of a requested service, including the type or level of service;

(b)	the reduction, suspension, or termination of a previously authorized service;

(c)	the denial, in whole or in part, of payment for a service;

(d)	the failure of the CONTRACTOR to provide services in a timely manner, as defined by HSD; or

(e)	the failure of the CONTRACTOR to complete the authorization request in a timely manner as defined in 42 CFR Section 438.408.

2.	The CONTRACTOR shall have a process in place that assures that an oral inquiry from a member seeking to appeal an action is treated as an appeal (to establish the earliest possible filing date for the appeal). An oral appeal must be followed by a written appeal that is signed by the member.

3.	Within five (5) working days of receipt of the appeal, the CONTRACTOR shall provide the grievant with written notice that the appeal has been received and the expected date of its resolution. The CONTRACTOR shall confirm in writing receipt of oral appeals, unless the member or the provider requests an expedited resolution.

4.	The CONTRACTOR has thirty (30) calendar days from the date the oral or written appeal is received by the CONTRACTOR to resolve the appeal.

5.	The CONTRACTOR may extend the thirty (30) day timeframe by 14 calendar days if the member requests the extension, or the CONTRACTOR demonstrates to HSD that there is need for additional information, and the extension is in the member’s interest. For any extension not requested by the member, the CONTRACTOR must give the member written notice of the extension and the reason for the extension within two (2) working days of the decision to extend the timeframe.

6.	The CONTRACTOR shall provide the member and/or the representative a reasonable opportunity to present evidence, and allegations of the fact or law, in person as well as in writing.

7.	The CONTRACTOR shall provide the member and/or the representative the opportunity, before and during the appeals process, to examine the member’s case file, including medical records, and any other documents and records considered during the appeals process. The CONTRACTOR shall include as parties to the appeal, the member and his or her representative, or the legal representative of a deceased member’s estate.

8.	For all appeals, the CONTRACTOR shall provide written notice within the thirty (30) calendar day timeframe of the appeal resolution to the member and the provider, if the provider filed the appeal.

a.	The written notice of the appeal resolution must include but not be limited to the following information:

(i)	the result(s) of the appeal resolution; and

(ii)	the date it was completed.

b.	The written notice of the appeal resolution for appeals not resolved wholly in favor of the member must include but not be limited to the following information:

(i)	the right to request an HSD fair hearing and how to do so;

(ii)	the right to request receipt of benefits while the hearing is pending, and how to make the request; and

(iii)	that the member may be held liable for the cost of those benefits if the hearing decision upholds the CONTRACTOR’S action.

9.	The CONTRACTOR may continue benefits while the appeal and/or the HSD fair hearing process is pending.

a.	The CONTRACTOR shall continue the member’s benefits if all of the following are met:

(i)	The member or the provider files a timely appeal of the CONTRACTOR action (within 10 days of the date the CONTRACTOR mails the notice of action);

(ii)	The appeal involves the termination, suspension, or reduction of a previously authorized course of treatment;

(iii)	The services were ordered by an authorized provider;

(iv)	The time period covered by the original authorization has not expired; and

(v)	The member requests extension of the benefits.

b.	The CONTRACTOR shall provide benefits until one of the following occurs:

(i)	The member withdraws the appeal;

(ii)	Ten days have passed since the date the CONTRACTOR mailed the resolution letter, providing the resolution of the appeal was against the member and the member has taken no further action;

(iii)	An HSD Administrative Law Judge issues a hearing decision adverse to the member;

(iv)	The time period or service limits of a previously authorized service has expired.

c.	If the final resolution of the appeal is adverse to the member, that is, the CONTRACTOR’S action is upheld, the CONTRACTOR may recover the cost of the services furnished to the member while the appeal was pending to the extent that services were furnished solely because of the requirements of this section, and in accordance with the policy set forth in 42 CFR Section 431.230(b).

d.	If the CONTRACTOR or the HSD Administrative Law Judge reverses a decision to deny, limit, or delay services, and these services were not furnished while the appeal was pending, the CONTRACTOR must authorize or provide the disputed services promptly and as expeditiously as the member’s health condition requires.

e.	If the CONTRACTOR or the HSD Administrative Law Judge reverses a decision to deny, limit or delay services and the member received the disputed services while the appeal was pending, the CONTRACTOR must pay for these services.

EXPEDITED RESOLUTION OF APPEALS

An expedited resolution of an appeal is an expedited review by the CONTRACTOR of a CONTRACTOR action.

1.	The CONTRACTOR shall establish and maintain an expedited review process for appeals when the CONTRACTOR determines that taking the time for a standard resolution could seriously jeopardize the member’s life or health or ability to attain, maintain, or regain maximum function. Such a determination is based on:

(i)	a request from the member;

(ii)	a provider’s support of the member’s request;

(iii)	a provider’s request on behalf of the member; and

(iv)	the CONTRACTOR’S independent determination.

2.	The CONTRACTOR shall ensure that the expedited review process is convenient and efficient for the member.

3.	The CONTRACTOR shall resolve the appeal within three (3) working days of receipt of the request for an expedited appeal.

4.	The CONTRACTOR may extend the timeframe by up to 14 calendar days if the member requests the extension, or the CONTRACTOR demonstrates to HSD that there is need for additional information, and the extension is in the member’s interest. For any extension not requested by the member, the CONTRACTOR shall make reasonable efforts to give the member prompt oral notification and follow-up within two (2) days.

5.	The CONTRACTOR shall ensure that punitive action is not taken against a member or a provider who requests an expedited resolution or supports a member’s expedited appeal.

6.	The CONTRACTOR shall provide expedited resolution of an appeal in response to an oral or written request from the member or provider on behalf of the member.

7.	The CONTRACTOR shall inform the member of the limited time available to present evidence and allegations in fact or law.

8.	If the CONTRACTOR denies a request for an expedited resolution of an appeal, it shall:

(i)	transfer the appeal to the thirty (30) day timeframe for standard resolution, in which the 30-day period begins on the date the CONTRACTOR received the request; and

(ii)	make reasonable efforts to give the member prompt oral notice of the denial, and follow up with a written notice within two (2) calendar days;

(iii)	inform the member in the written notice of the right to file a grievance if the member is dissatisfied with the CONTRACTOR’S decision to deny an expedited resolution.

9.	The CONTRACTOR shall document in writing all oral requests for expedited resolution and shall maintain the documentation in the case file.

Special Rule for Certain Expedited Service Authorization Decisions

In the case of certain expedited service authorization decisions that deny or limit services, the CONTRACTOR shall, within 72 hours of receipt of the request for service, automatically file an appeal on behalf of the member, make a best effort to give the member oral notice of the decision of the automatic appeal, and make a best effort to resolve the appeal.

OTHER RELATED CONTRACTOR PROCESSES

1.	Notice of CONTRACTOR Action (this also applies to Article 2 Section 2.1.(1).N. ii., Denials in the current contract and renumbered in this Amendment as Section 2.1.(1).O.ii.)

a.	The CONTRACTOR shall mail a notice of action to the member or provider and all those parties affected by the decision within 10 days of the date of an action. The notice must contain but not be limited to the following:

(i)	The action the CONTRACTOR has taken or intends to take;

(ii)	The reasons for the action;

(iii)	The member’s or the provider’s right to file an appeal of the CONTRACTOR action through the CONTRACTOR;

(iv)	The member’s right to request an HSD fair hearing and what the process would be;

(v)	The procedures for exercising the rights specified;

(vi)	The circumstances under which expedited resolution of an appeal is available and how to request it;

(vii)	The member’s right to have benefits continue pending resolution of an appeal, how to request the benefits be continued, and the circumstances under which the member may be required to pay the costs of these services.

2.	Information About Grievance System to Providers and Subcontractors

The CONTRACTOR must provide information specified in 42 CFR Section, 438.10(g)(1) about the grievance system to all providers and subcontractors at the time they enter into a contract.

3.	Grievance and/or Appeal Files

a.	All grievance and/or appeal files shall be maintained in a secure, designated area and be accessible to HSD upon request, for review. Grievance and/or appeal files shall be retained for six (6) years following the final decision by the CONTRACTOR, HSD, an Administrative Law Judge, judicial appeal, or closure of a file, whichever occurs later.

b.	The CONTRACTOR will have procedures for assuring that files contain sufficient information to identify the grievance and/or appeal, the date it was received, the nature of the grievance and/or appeal, notice to the member of receipt of the grievance and/or appeal, all correspondence between the CONTRACTOR and the member, the date the grievance and/or appeal is resolved, the resolution, and notices of final decision to the member and all other pertinent information.

c.	Documentation regarding the grievance shall be made available to the member, if requested.

4.	Reporting

a.	The CONTRACTOR shall provide information requested or required by the Centers for Medicare and Medicaid Services.

b.	The CONTRACTOR shall provide a quarterly report to HSD of all grievances received from or about Medicaid members, by the CONTRACTOR or its subcontractors in compliance with the timelines and procedures set forth in Section 2.12.(2).

Section 2 (SCOPE OF WORK), Section 2.10.(2). is amended to read as follows:

2.10.(2).	The CONTRACTOR shall have and maintain adequate protections against financial loss due to outlier (catastrophic) cases and member utilization that is greater than expected. The CONTRACTOR shall submit to HSD such documentation as is necessary to prove the existence of this protection, which may include policies and procedures of reinsurance. Information provided to HSD on the CONTRACTOR’s reinsurance must be computed on an actuarially sound basis.

Article 2 (SCOPE OF WORK) Section 2.10.(6).B. is amended to read as follows:

2.10.(6).B.	Per Member Cash Reserve

The CONTRACTOR shall maintain three (3) percent of the monthly capitated payments per member with an independent trustee during each month of the first year of the Agreement; provided, however, that if this Agreement replaces or extends a previous agreement with HSD to provide Medicaid managed care, then continued maintenance of the per member cash reserve established and maintained by CONTRACTOR pursuant to such previous agreement shall be deemed to satisfy this requirement. The CONTRACTOR shall maintain this cash reserve for the duration of the Agreement. HSD shall adjust this cash reserve requirement annually, or as needed, based on the number of the CONTRACTOR’S members. Each CONTRACTOR shall maintain its own cash reserve account. This account may be accessed solely for payment for services to that CONTRACTOR’S members in the event that the CONTRACTOR becomes insolvent. Money in the reserve account remains the property of the CONTRACTOR and any interest earned (even if retained in the account) shall be the property of the CONTRACTOR.

Article 2 (SCOPE OF WORK) Section 2.10.(8).A. is amended to read as follows:

2.10.(8).	Timely Payments

A.	The CONTRACTOR shall make timely payments to both its contracted and non-contracted providers.

i.	The CONTRACTOR shall promptly pay for all covered emergency services, including medically necessary testing to determine if a medical emergency exists, that are furnished by providers that do not have arrangements with the CONTRACTOR. This includes all covered emergency services provided by a nonparticipating provider, including those when the time required to reach the CONTRACTOR’S facilities or the facilities of a provider with which the CONTRACTOR has contracted, would mean risk of permanent damage to the member’s health.

ii.	The CONTRACTOR shall pay 90 percent of all clean claims from practitioners who are in individual or group practice or who practice in shared health facilities within 30 days of date of receipt, and shall pay 99 percent of all such clean claims within 90 days of receipt. A “clean claim” means a manually or electronically submitted claim from a participating provider that: contains substantially all the required data elements necessary for accurate adjudication without the need for additional information from outside of the health plan’s system. It does not include a claim from a provider who is under investigation for fraud or abuse, or a claim under review for medical necessity, or one that is not materially deficient or improper, including lacking substantiating documentation currently required by the health plan; or one that has no particular or unusual circumstances requiring special treatment that prevent payment from being made by the health plan within thirty days of the date of receipt if submitted electronically or forty-five days if submitted manually.

iii.	Consistent with the requirements of MAD Reg. 8.305.11.9.B(1), which applies to clean claims submitted electronically, and NMSA Section59A-2-9.2, the CONTRACTOR shall pay interest at the rate of one and one-half percent a month on:

(1)	the amount of a clean claim electronically submitted by a contracted provider and not paid within thirty days of the date of receipt; and

(2)	the amount of a clean claim manually submitted by a contracted provider and not paid within forty-five days of the date of receipt.

(3)	Interest payments shall accrue and begin on the 31st day for electronic submissions and the 46th day for hard copy.

Article 2 (FIDUCIARY RESPONSIBILITIES), Section 2.10.(11) is added to read as follows:

2.10.(11)	Special Contract Provisions As required by 42 CFR 438.6 (c )(5): Pursuant to 42 CFR Section 438.6(c)(5), contract provisions for reinsurance, stop-loss limits or other risk sharing methodologies must be computed on an actuarially sound basis.

Article 2 (SCOPE OF WORK) Section 2.12.(4).A., B. and C is amended to read as follows:

2.12.(4).A.	The CONTRACTOR is required to submit data to HSD. Subject to the provisions of Section 4.2 of this Agreement, HSD shall define the format and data elements after having consulted with the CONTRACTOR on the definition of these elements.

2.12.(4).B.	The CONTRACTOR is responsible for identifying and reporting to HSD immediately upon discovery any inconsistencies in its automated reporting, CONTRACTOR shall make necessary adjustments to its reports at its own expense.

2.12.(4).C.	HSD, in conjunction with its fiscal agent, intends to implement electronic data interchange standards for transactions related to managed health care. Subject to the provisions of Section 4.2 of this Agreement, the CONTRACTOR shall work with HSD to develop the technical components of such an interface.

Article 2 (SCOPE OF WORK) Section 2.12.(5).B. is amended to read as follows:

2.12.(5).B.	Encounter Submission Time Frames

The CONTRACTOR shall submit encounters to HSD within 120 days of the date of service or discharge, regardless of whether the encounter is from a subcontractor or subcapitated arrangement. Encounters that do not clear edit checks shall be returned to the CONTRACTOR for correction and re-submission. The CONTRACTOR shall correct and resubmit the encounter data to HSD.

Article 2 (SCOPE OF WORK) Section 2.12.(5).C is amended to read as follows:

2.12.(5).C.	Encounter Data Elements

Encounter data elements are based on the Medicaid-Medicare Common Data Initiative (McData Set) which is a minimum core data set for states and MCOs developed by CMS and HSD for use in managed care. Subject to the provisions of Section 4.2 of this Agreement, HSD may increase or reduce or make mandatory or optional, data elements as it deems necessary.

Article 2 (SCOPE OF WORK) Section 2.13.(6).A. is amended to read as follows:

2.13.(6).A.	Submitting to HSD encounters, according to the specifications included in the SALUD! Systems Manual, within 120 days of the date of service or discharge, regardless of whether the encounter is from a subcontractor or subcapitated arrangement;

Article 2 (SCOPE OF WORK) Section 2.13.(6).E. is amended to read as follows:

2.13.(6).E.	Including written contractual requirements for subcontractors or providers that pay their own claims to submit encounters to the CONTRACTOR on a timely basis to ensure that the CONTRACTOR can submit encounters to HSD within 120 days of the date of service or discharge;

Article 2 (SCOPE OF WORK), Section 2.14 is added to read:

2.14	CARE COORDINATION

(1)	General Requirements

Care coordination is defined as a service that assists clients with special health care needs. Care coordination is provided on an as needed basis. Care coordination is member-centered, family-focused (when appropriate), culturally competent and strength-based service. Care coordination helps to ensure that the medical and behavioral health needs of the Salud! population are identified and related services are provided and coordinated with the individual member and family as appropriate. Care coordination operates within the MCO by means of a dedicated care coordination staff functioning independently but is structurally linked to the other MCO systems, such as quality assurance, member services and grievances. Clinical decisions shall be based on the medically necessary covered services and not fiscal considerations. If both physical and behavioral health conditions exist, the care shall be coordinated between both physical and behavioral health staff, and the responsibility for the care coordination shall be based upon what is in the best interest of the member.

(2)	Primary Elements of Care Coordination

The CONTRACTOR shall use the following primary elements for care coordination:

A.	Identify proactively the eligible populations;

B.	Identify proactively the needs of the eligible population;

C.	Designate an individual who has primary responsibility for coordinating health services and serves as the single point of contact for the member;

D.	Inform the member regarding the care coordinator’s name and how to contact him/her;

E.	Ensure access to a qualified provider who is responsible for developing and implementing a comprehensive treatment plan or plan of care as per applicable provider regulation.

F.	Ensure the provision of necessary services and actively assist members and providers in obtaining such services;

G.	Ensure appropriate coordination between physical and behavioral health services and non-Salud! services;

H.	Coordinate with designated case managers and/or medical/behavioral health service providers;

I.	Monitor progress of the members to ensure that services are received and assist in resolving identified problems;

J.	Be responsible for linking individuals to case management when needed if a local case manager/designated provider is not available.

Article 3 (LIMITATION OF COST) is amended to read as follows:

In no event shall capitation fees or other payments provided for in the Agreement exceed the payment limits set forth in 42 C.F.R. Section 447.361 and 447.362. In no event shall HSD pay twice for the provision of services.

Article 4 (HSD RESPONSIBILITY) Section 4.1.(18). is amended to read as follows:

4.1.(18).	Amend its fee-for-service and other provider agreements, or take such other action as may be necessary to encourage health care providers paid by HSD to enter into contracts with the CONTRACTOR at the applicable Medicaid reimbursement rate for the provider, absent other negotiated arrangements, and take all available measures to have any Medicaid participating provider who is not contracted with the CONTRACTOR accept the applicable Medicaid reimbursement as payment in full for covered services provided in an emergency to a member who is enrolled with the CONTRACTOR. The applicable Medicaid reimbursement rate is defined to exclude disproportionate share and medical education payments.

Article 4 (HSD RESPONSIBILITY) Section 4.1.(20). is added to read as follows:

4.1.(20).	Ensure that no requirement or specification established or provided by HSD under this section conflicts with requirements or specifications established pursuant to the federal Health Insurance Portability and Accountability Act (HIPAA) and the regulations promulgated thereunder. All requirements and specifications established or provided by HSD under this section shall comply with the requirements of Section 4.2 of this Agreement.

Article 4 (HSD RESPONSIBILITY) Section 4.1.(21). is added to read as follows:

4.1.(21).	Cooperate with CONTRACTOR in CONTRACTOR’S efforts to achieve compliance with HIPAA requirements.

Article 4 (HSD RESPONSIBILITY) Section 4.2. is amended to read as follows:

4.2.(1).	HSD and/or its fiscal agent shall implement electronic data standards for transactions related to managed health care. In the event HSD and/or any of its agents are unable to accept standard transactions on or after October 1, 2003, the CONTRACTOR and HSD shall address any additional costs associated with such an event through an amendment to this contract.

4.2.(2).	In the event that HSD and/or its fiscal agent requests that the CONTRACTOR or its subcontractors deviate from or provide information in addition to the information called for in required and optional fields included in the standard transaction code sets established under HIPAA, such request shall be made by amendment to this Agreement in accordance with the provisions of Article 37.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE), Section 5.1 is amended to read as follows:

5.1	HSD shall make payments under capitated risk contracts which are actuarially sound. Rates shall be developed in accordance with generally accepted actuarial principles and practices. Rates must be appropriate for the populations to be covered, the services to be furnished under the contract and be certified as meeting the foregoing requirements by actuaries. The actuaries must meet the qualification standards established by the American Academy of Actuaries and follow the practice standards established by the Actuarial Standards Board. To the extent, if any, it is determined by the appropriate taxing authority, that the performance of this Agreement by the CONTRACTOR is subject to taxation, the amounts paid by HSD to the CONTRACTOR under this Agreement, shall include such tax(es). The CONTRACTOR is responsible for reporting and remitting all applicable taxes to the appropriate taxing agency.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE) Section 5.2. is amended to read as follows:

5.2	The monthly rates set forth in Attachments A and B shall be subject to renegotiation during the Agreement if HSD determines that it is necessary due to change in Federal or State law or in the appropriations made available for these tasks as set forth in Article 14, Appropriations, and Article 12, Contract Modification. Rates shall in all events be actuarially sound. In addition, in the event that HSD implements a significant or material program change under this or any other provision of this Agreement, such change including but not limited to the rates paid hereunder and the costs associated with the change, shall be adjusted appropriately pursuant to a mutually agreeable amendment to this Agreement in accordance with the provisions of Article 37.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE), Section 5.3.(1). is amended to read as follows:

5.3.(1).	HSD shall pay a capitated amount to the CONTRACTOR for the provision of the managed care benefit package at the rates specified below. The monthly rate for each member is based on actuarially sound capitation rate cells. Medicaid members shall be held harmless against any liability for debts of a CONTRACTOR that were incurred within the Agreement in providing covered services to the Medicaid member.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE), Section 5.3.(4). is added to read as follows:

5.3.(4).	42 CFR Section 438.6(c), which regulates participation in the Medicaid program, requires that all payments under risk contracts and all risk-sharing mechanisms in contracts must be actuarially sound and approved as such by the Centers for Medicare and Medicaid Strategies (CMS) prior to implementation. To meet the requirement for actuarial soundness, all capitation rates must be certified by an actuary meeting the qualification standards of the American Academy of Actuaries following generally accepted actuarial principles, as set forth in the standards of practice established by the Actuarial Standards Board. Accordingly, the State’s offer of all capitation rates referred to in the attached Schedule of this contract is contingent on both certification by the State’s actuary and final approval by CMS, prior to becoming effective for payment purposes. In the event such certification or approval is not obtained for any or all capitation rates subject to this regulation, the State reserves the right to renegotiate these rates. The state’s decision to renegotiate the rates under the circumstances described above is binding on the CONTRACTOR.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE) Section 5.5.(1) is amended to read as follows:

5.5.(1).	The capitation rates shall remain in effect as referenced in Attachments A and B for the first twenty-four (24) months following the effective date of the original Agreement and thereafter the capitation rates shall be effective for twelve (12) months. Capitation rates may be reviewed if this Agreement is extended with the CONTRACTOR pursuant to this Agreement. Upon mutual agreement of the CONTRACTOR and HSD, the capitation rates may be adjusted based on factors such as changes in the scope of work, a Native American MCO is established or a Navajo Medicaid Agency created, CMS requires a modification of the state’s waiver or new or amended federal or state laws or regulations are implemented, inflation, significant changes in the demographic characteristics of the member population, or the disproportionate enrollment selection of the CONTRACTOR by members in certain rate cohorts. Any changes to the rates shall be actuarially sound and negotiated and implemented pursuant to Articles 12 (Contract Modification) and 37 (Amendments) of this Agreement.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE) Section 5.6.(4) is amended to read as follows:

5.6.(4).	HSD shall have the discretion to recoup payments for members who are incorrectly enrolled with more than one CONTRACTOR including members categorized as newborns or X5; payments made for members who die prior to the enrollment month for which payment was made; and/or payments for members whom HSD later determines were not eligible for Medicaid during the enrollment month for which payment was made. Notwithstanding the foregoing, in the absence of fraud on the part of CONTRACTOR, HSD shall not have the right to recoup any payment made to the CONTRACTOR if either the CONTRACTOR (and/or its subcontractors) provided any health care services to the member during the relevant period of time or more than twenty-four months have elapsed since the payments were made unless HSD is required by a federal agency to go beyond the twenty-four month period. To allow for claim submission lags, HSD will not request a payment recoupment until 120 days has elapsed from the date of which the enrollment error was made. Any process that automates the recoupment procedures will be mutually agreed upon in advance by HSD and the CONTRACTOR and documented in writing. The CONTRACTOR has the right to dispute any recoupment requests in accordance with Article 15 (DISPUTES).

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE), Section 5.6.(8). is amended to read as follows:

5.6.(8).	On a periodic basis, HSD shall provide the CONTRACTOR with coordination of benefits and third party liability information for enrolled members. The CONTRACTOR shall:

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE), Section 5.6.(8).B is amended to read as follows:

5.6.(8).B.	Have the sole right of subrogation, and to recovery of and/or to attempt to recover any third-party resources available to Medicaid members but shall make records pertaining to Third Party Collections (TPL) for members available to HSD for audit and review.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE), Section 5.8.(3) is amended to read as follows:

5.8.(3).	The CONTRACTOR is required to pay for all emergency and poststabilization care services that are medically necessary until the emergency medical condition is stabilized and maintained such that within reasonable medical probability, no material deterioration of the patient’s condition is likely to result from or occur during discharge of the patient or transfer of the patient to another facility.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE), Section 5.9 is added to read as follows:

5.9.	The CONTRACTOR shall accept the capitation rate paid each month by the HSD as payment in full for all services to be provided pursuant to this Agreement, including all administrative costs associated therewith. A minimum of eighty-five percent (85%) of all the CONTRACTOR’S income generated under this Agreement, including but not limited to Third Party Recoupments and Interest, shall be expended on the medical and related services required under this Agreement to be provided to the CONTRACTOR’S Medicaid Members. If the CONTRACTOR does not expend a minimum of eighty-five percent (85%) on medical and related services of the Agreement, the HSD will withhold an amount so that the CONTRACTOR’S ratio for service expenditures are eighty-five percent (85%). The HSD will calculate the CONTRACTOR’S income at the end of the State Fiscal Year to determine if eighty-five percent (85%) was expended on the medical and related services required under the contract utilizing reported information and the Department of Insurance Reports. Administrative costs and other financial information will be monitored on a regular basis by the HSD.

Members shall be entitled to receive all covered services for the entire period for which payment has been made by the HSD. Any and all costs incurred by the CONTRACTOR in excess of the capitation payment will be borne in full by the CONTRACTOR. Interest generated through investment of funds paid to the CONTRACTOR pursuant to this Agreement shall be the property of the CONTRACTOR.

Article 8 (ENFORCEMENT) Section 8.1.(2).B. is amended to read as follows:

8.1.(2).B.	Directed Plans of Correction. The CONTRACTOR shall be required to provide to HSD, within fourteen (14) days, a response to the directed plan of correction as directed by HSD.

Article 8 (ENFORCEMENT), Section 8.1.(2).C.iii is amended to read as follows:

8.1.(2).C.iii.	The limit on, or specific amount of, civil monetary penalties that HSD may impose upon the CONTRACTOR varies depending upon the nature and severity of the CONTRACTOR’S action or failure to act, as specified below:

a.	A maximum of $25,000 for each of the following determinations: failure to provide medically necessary services; misrepresentation or false statements to members, potential members, or health care provider(s); or failure to comply with physician incentive plan requirements and marketing violations.

b.	A maximum of $100,000 for each of the following determinations: discrimination; or misrepresentation or false statements to HSD or CMS.

c.	A maximum of $15,000 for each member HSD determines was not enrolled, or reenrolled, or enrollment was terminated because of a discriminatory practice. This is subject to an overall limit of $100,000 under (b.) above.

d.	A maximum of $25,000 or double the amount of excess charges whichever is greater, for premiums or charges in excess of the amount permitted under the Medicaid program. HSD will deduct from the penalty the amount of overcharge and return it to the affected member(s).

Article 8. (ENFORCEMENT), Section 8.1.(2).L. is amended to read as follows:

8.1.(2).L.	Temporary Management

1.	Optional imposition of sanction. HSD may impose temporary management to oversee the operations of the CONTRACTOR upon a finding by the Secretary of HSD that there is continued egregious behavior by the CONTRACTOR, including but not limited to behavior that is described in 42 CFR Section 438.700, or that is contrary to any requirements of 42 USC, Sections 42 USC 1396b (m) or 1396u-2; there is substantial risk to members health; or the sanction is necessary to ensure the health of the CONTRACTOR’S members while improvement is made to remedy violations under 42 CFR Section 438.700; or until there is an orderly termination or reorganization of the CONTRACTOR.

2.	The CONTRACTOR does not have the right to a predetermination hearing prior to the appointment of temporary management if the conditions above are not met.

3.	Required imposition of sanction. HSD shall impose temporary management (regardless of any other sanction that may be imposed) if it finds that the CONTRACTOR has repeatedly failed to meet substantive requirements in 42 USC, Section 1396b (m) or 1396u-2 or 42 CFR 438, Subpart I (Sanctions).

4.	Hearing. HSD shall not delay imposition of temporary management to provide a hearing before imposing this sanction.

5.	Duration of Sanction. HSD shall not terminate temporary management until it determines that the CONTRACTOR can ensure that the sanctioned behavior will not recur.

Article 8. (ENFORCEMENT), Section 8.1.(2).M. is amended to read as follows:

8.1.(2).M.	Terminate Enrollment

HSD shall grant members the right to terminate enrollment without cause as described in 42 CFR Section 438.702 (a) (3), and shall notify the affected members of their right to terminate enrollment.

Article 8. (ENFORCEMENT), Section 8.1.(2).O. is amended to read as follows:

8.1.(2).O.	Intermediate Sanctions

1.	Basis for imposition of Sanctions: HSD will impose the foregoing sanctions if HSD determines that the CONTRACTOR acts or fails to act as follows:

(a)	fails substantially to provide medically necessary services and items that the CONTRACTOR is required to provide, under law or under its contract with HSD, to a member covered under the contract;

(b)	imposes on members premiums or charges that are in excess of the premiums or charges permitted under the Medicaid program;

(c)	acts to discriminate among members on the basis of their health status or need for health care services. This includes termination of enrollment or refusal to reenroll a member, except as permitted by the Medicaid program, or any practice that would reasonably be expected to discourage enrollment by members whose medical condition or history indicate probable need for substantial future medical services;

(d)	misrepresents or falsifies information that it furnishes to HSD or CMS;

(e)	misrepresents or falsifies information that it furnishes to a member, potential member, or health care provider;

(f)	fails to comply with Federal requirements for physician incentive plans, including disclosures;

(g)	has distributed directly, or becomes aware of material distributed indirectly through any agent or independent subcontractor, marketing materials that have not been approved by HSD or that contain false or materially misleading information; or

(h)	fails to perform in any other contract areas.

2.	HSD’s determination of any of the above may be based on findings from onsite reviews; surveys or audits; member or other complaints; financial status; or any other source.

3.	HSD retains authority to impose additional sanctions under state statutes or state regulations that address areas of noncompliance specified in 42 CFR Section 438.700, as well as additional areas of noncompliance.

4.	Intermediate Sanctions: The Secretary of HSD or designee will impose upon the CONTRACTOR any of the following intermediate sanctions:

(a)	civil monetary penalties in the amounts specified in the 42 CFR, Section 438.704;

(b)	appointing temporary management for the CONTRACTOR or a State Monitor as provided in 42 CFR Section 438.706;

(c)	granting members the right to terminate enrollment without cause (affected members will be notified by HSD of their right to disenroll);

(d)	suspending all new enrollment, including default enrollment after the effective date of sanction;

(e)	suspending of payment for members enrolled after the effective date of the sanction until HSD or CMS is satisfied that the reason for imposing the sanction no longer exists and is not likely to recur.

Article 8 (ENFORCEMENT) 8.1. (2).Q. is amended to read as follows:

8.1.(2).Q.	The Secretary of HSD or the designee has the authority to terminate the contract and enroll the CONTRACTOR’S members in another MCO or other MCOs, or provide their Medicaid benefits through other options included in the State plan, if HSD determines that the CONTRACTOR has failed to do either of the following:

1.	Carry out the substantive terms of its contract; or

2.	Meet applicable requirements in Sections 1932, 1903 (m), and 1905 of the Social Security Act.

Article 8 (ENFORCEMENT) 8.1. (2).R. is added to read as follows:

8.1.(2).R.	Notice of sanction: Except as provided in this Article regarding Temporary Management, before imposing any of the intermediate sanctions specified, HSD must give the CONTRACTOR timely written notice that explains the basis and nature of the sanction and any other due process protections that HSD elects to provide.

a.	Pre-termination hearing: Before terminating the contract, HSD must provide the CONTRACTOR a pre-termination hearing, which consist of the following procedures:

1.	HSD shall give the CONTRACTOR written notice of its intent to terminate, the reason for the termination, and the time and place of the hearing.

2.	After the hearing, HSD shall give the CONTRACTOR written notice of the decision affirming or reversing the proposed termination of the contract and, for an affirming decision, the effective date of termination.

3.	For an affirming decision, give members of the CONTRACTOR notice of the termination and information, consistent with their options for receiving Medicaid services following the effective date of termination.

4.	The pre-termination hearing procedures shall proceed according to Section 15.3 (Dispute Procedures) of the Agreement.

b.	HSD will give the CMS Regional Office written notice whenever it imposes or lifts a sanction for one of the violations listed in Section 8.1.(2).O. of this Article. The notice will be given no later than 30 days after HSD imposes or lifts a sanction; and must specify the affected CONTRACTOR, the kind of sanction, and the reason for HSD’s decision to impose or lift the sanction.

Article 8 (ENFORCEMENT) Section 8.3 is amended to read as follows:

8.3.	Notice and Cure

HSD shall provide reasonable written notice of its decision to impose sanctions on the CONTRACTOR and, as HSD may deem necessary and proper, subsequently to members and others who may be directly interested. Such written notice shall set forth the effective date and the reason(s) for the sanctions. Prior to imposing sanctions, HSD shall afford the CONTRACTOR a reasonable opportunity to cure, unless such opportunity would result in immediate harm to members, or the improper diversion of Medicaid program funds.

Article 9 (TERMINATION) Section 9.1.(17) is amended to read as follows:

9.1.(17).	By the CONTRACTOR, on at least sixty (60) days prior written notice in the event that HSD is unable to make future payments of undisputed capitation payments due to a lack of a state budget or legislative appropriation;

Article 9 (TERMINATION) Section 9.1.(18). is added to read as follows:

9.1.(18).	By either party, upon 90 days written notice, in the event of a material change in the Medicaid managed care program, regardless of the cause of or reason for such change, if the parties after negotiating in good faith are unable to agree on the terms of an amendment to incorporate such change; and

Article 9 (TERMINATION) Section 9.1.(19). is renumbered to read as follows:

9.1.(19).	By the CONTRACTOR on sixty (60) days prior written notice with cause, or one hundred eighty (180) days written notice without cause.

Article 10 (TERMINATION AGREEMENT), Section 10.3 is added to read as follows:

10.3.	Dispute Procedure Involving Contract Termination Proceedings. In the event HSD seeks to terminate this Agreement with the CONTRACTOR, the CONTRACTOR may appeal the termination directly to the HSD Secretary within ten (10) days of receiving HSD’s termination notice.

(1)	The HSD Secretary shall acknowledge receipt of the CONTRACTOR’S appeal request within three (3) calendar days of the date the appeal request is received.

(2)	The HSD Secretary will conduct a formal hearing on the contract termination issues raised by the CONTRACTOR.

(3)	The CONTRACTOR and MAD, or its successor, shall be allowed to present evidence in the form of documents and testimony.

(4)	The parties to the hearing are the CONTRACTOR and MAD, or its successor.

(5)	The hearing shall be recorded by a court reporter paid for equally by HSD and the CONTRACTOR. Copies of transcripts of the hearing shall be paid by the party requesting the copy.

(6)	The court reporter shall swear witnesses under oath.

(7)	The HSD Secretary shall determine which party presents its issues first and shall allow both sides to question each other’s witnesses in the order determined by the Secretary.

(8)	The HSD Secretary may, but is not required, to allow opening statements from the parties before taking evidence.

(9)	The HSD Secretary may, but it not required, to request written findings of fact, conclusions of law and closing argument or any combination thereof. Or, the Secretary may, but is not required, to allow only oral closing argument.

(10)	The HSD Secretary shall render a written decision and mail the decision to the CONTRACTOR within sixty (60) days of the date the request for a hearing is received.

(11)	MAD, or its successor, and the CONTRACTOR may be represented by counsel or another representative of choice at the hearing. The legal or other representative shall submit a written request for an appearance with the Secretary within fifteen (15) days of the date of the hearing request.

(12)	The civil rules of procedure and rules of evidence shall not apply, but the Secretary may limit evidence that is redundant or not relevant to the contract termination issues presented for review.

(13)	The Secretary’s written decision shall be mailed by certified mail, postage prepaid, to the CONTRACTOR. Another copy of the decision shall be sent to the MAD director.

Article 14 (APPROPRIATIONS) Section 14.1 is amended to read as follows:

14.1	The terms of this Agreement are contingent upon sufficient appropriations or authorizations being made by either the Legislature of New Mexico, Health and Human Services (HHS)/Centers for Medicare and Medicaid Services (CMS), or the U.S. Congress for the performance of this Agreement. If sufficient appropriations and authorizations are not made by either the Legislature, HHS/CMS or the Congress, this Agreement shall be subject to termination or amendment. Subject to the provisions of Article 27 of this Agreement, HSD’s decision as to whether sufficient appropriations or authorizations exist shall be accepted by the CONTRACTOR and shall be final and binding. Any changes to the Scope of Work and compensation to CONTRACTOR effected pursuant to this Section 14.1 shall be negotiated, reduced to writing and signed by the parties in accordance with Article 37 (Amendments) of this Agreement and any other applicable state or federal rules, regulations or statutes.

Article 14 (APPROPRIATIONS) Section 14.2 is amended to read as follows:

14.2	To the extent CMS, legislation or congressional action impacts the amount of appropriation available for performance under this contract, HSD has the right to amend the Scope of Work, in its discretion, which shall be effected by HSD sending written notice to the CONTRACTOR. Any changes to the Scope of Work and compensation to CONTRACTOR effected pursuant to this Section 14.2 shall be negotiated, reduced to writing and signed by the parties in accordance with Article 37 (Amendments) of this Agreement and any other applicable state or federal rules, regulations or statutes.

Article 15 (DISPUTES), Section 15.3.(1). is amended to read as follows:

15.3.	Dispute Procedures for Other than Contract Termination Proceedings

(1)	Except for contract termination (specified in Section 8.1.(2) (Q), any dispute concerning sanctions imposed under this Agreement shall be reported in writing to the MAD director within fifteen (15) days of the date the reporting party receives notice of the sanction. The decision of the Director regarding the dispute shall be delivered to the parties in writing within thirty (30) days of the date the Director receives the written dispute. The decision shall be final and conclusive unless, within fifteen (15) days from the date of the decision, either party files with the HSD Secretary a written appeal of the decision of the Director.

Article 26 (ERRONEOUS ISSUANCE OF PAYMENT OR BENEFITS) is amended to read as follows:

In the event of an error which causes payment(s) to the CONTRACTOR to be issued by HSD, the CONTRACTOR shall reimburse the State within thirty (30) days of written notice of such error for the full amount of the payment, subject to the provisions of Section 5.6(4) of this Agreement. Interest shall accrue at the statutory rate on any amounts not paid and determined to be due after the thirtieth (30th) day following the notice.

Article 27 (EXCUSABLE DELAYS) is amended to read as follows:

The CONTRACTOR shall be excused from performance hereunder for any period that it is prevented from performing any services hereunder in whole or in part as a result of an act of nature, war, civil disturbance, epidemic, court order, or other cause beyond its reasonable control, and such nonperformance shall not be a default hereunder or ground for termination of the Agreement.

In addition the CONTRACTOR shall be excused from performance hereunder during any period for which the State of New Mexico has failed to enact a budget or appropriate monies to fund the managed care program provided that the CONTRACTOR notifies HSD, in writing, of its intent to suspend performance and HSD is unable to resolve the budget or appropriation deficiencies within forty-five (45) days.

In addition, the CONTRACTOR shall be excused from performance hereunder for insufficient payment by HSD provided that the CONTRACTOR notifies HSD in writing of its intent to suspend performance and HSD is unable to remedy the monetary shortfall within 45 days.

Article 28 (MARKETING), Section 28.2. is amended in its entirety to read as follows:

28.2	HSD shall review and approve the content, comprehension level, and language(s) of all marketing materials directed at members before use.

(1)	The CONTRACTOR shall distribute its marketing materials to its entire service area;

(2)	The CONTRACTOR shall not seek to influence enrollment in conjunction with the sale or offering of any private insurance, not including public/private partnerships; and

(3)	The CONTRACTOR shall specify the methods by which the entity assures HSD that marketing materials are accurate and do not mislead, confuse, or defraud the members or HSD. Statements that will be considered inaccurate, false, or misleading include, but are not limited to, any assertion or statement (whether written or oral )that:

(a)	the member must enroll in the MCO in order to obtain benefits or in order not to lose benefits; or

(b)	The MCO is endorsed by CMS, the Federal or State Government, or similar entity.

Article 28 (MARKETING) Section 28.3.(1). is amended to read as follows:

28.3.(1).	Marketing and/or outreach materials shall meet requirements for all communication with Medicaid members, as set forth in Section MAD 8.305.5.16, MEDICAID MANAGED CARE MARKETING GUIDELINES.

Article 28 (MARKETING), Section 28.4.(1).G. is amended to read as follows:

28.4.(1).G.	Directly or indirectly conducting door-to-door, telephonic or other “Cold Call” marketing. “Cold Call” marketing is defined as any unsolicited personal contact by the MCO with a potential member for the purpose of marketing. Marketing means any communication from an MCO to a Medicaid member who is not enrolled in that entity, that can reasonably be interpreted as intended to influence the member to enroll in that particular MCO’s Medicaid product, or either not to enroll in, or to disenroll from, another MCO’s Medicaid product. The CONTRACTOR may send informational material regarding their benefit package to potential members.

Article 28 (MARKETING), Section 28.8. is amended to read as follows:

28.8	Health Education and Outreach Materials may be distributed to the CONTRACTOR’S members by mail or in connection with exhibits or other organized events, including but not limited to health fair, booths at community events and health plan hosted health improvement events. Health Education means programs, services or promotions that are designed or intended to inform the CONTRACTOR’S actual or potential members upon request about the issues related to health lifestyles, situations that affect or influence health status or methods or modes of medical treatment. Outreach is the means of educating or informing the CONTRACTOR’S actual or potential members about health issues. Health Education and Outreach materials include but are not limited to general distribution brochures, member newsletters, posters, member handbooks. HSD shall not approve health education materials.

Article 32 (CONFIDENTIALITY), Section 32.1 is amended to read as follows:

32.1	Any confidential information, as defined in State or Federal law, code, rules or regulations or otherwise applicable by the Code of Ethics, regarding HSD’s members or providers given to or developed by the CONTRACTOR and its subcontractors shall not be made available to any individual or organization by the CONTRACTOR and its subcontractors without the prior written approval of HSD. Specifically the CONTRACTOR shall ensure that medical records and any other health and enrollment information that identifies a particular member, that the CONTRACTOR uses and discloses such individually identifiable health information in accordance with the privacy requirements in 45 CFR parts 160 and 164, subparts A and E, to the extent that these requirements are applicable.

Article 32 (CONFIDENTIALITY) Section 32.5. is added to read as follows:

32.5	The CONTRACTOR and HSD shall each comply with all requirements established under HIPAA regarding the privacy of individually identifiable health information and notices.

Article 33 (COOPERATION WITH MEDICAID FRAUD CONTROL UNIT) Section 33.1. is amended to read as follows:

33.1	The CONTRACTOR shall make an initial report to HSD within five working days when, in CONTRACTOR’S professional judgment, suspicious activities may have occurred. The CONTRACTOR shall then take steps to establish whether or not, in its professional judgment, potential fraud has occurred. The CONTRACTOR will then make a report to the HSD and submit any applicable evidence in support of its findings. If HSD decides to refer the matter to the New Mexico State Medicaid Fraud Control Unit of the Attorney General’s Office (MFCU), HSD will notify the CONTRACTOR within five working days of making the referral. The CONTRACTOR shall cooperate fully with any and all requests from MFCU for additional documentation or other types of collaboration in accordance with applicable law.

CONTRACTOR

By:		Date:
Title:

STATE OF NEW MEXICO

By:		Date:
Secretary
Human Services Department

Approved as to Form and Legal sufficiency:

By:		Date:
General Counsel
Human Services Department

OFFICE OF THE ATTORNEY GENERAL

By:		Date:

The records of the Taxation and Revenue Department reflect that the CONTRACTOR is registered with the Taxation and Revenue Department of the State of New Mexico to pay gross receipts and compensating taxes.

TAXATION AND REVENUE DEPARTMENT
ID NUMBER

By:	Date:

DEPARTMENT OF FINANCE AND ADMINISTRATION

By:	Date:
State Contracts Officer

AGREEMENT NO. PSC 02-05

Between the State of New Mexico Human Services Department

And Cimarron Health Plan

Amendment No. 2 (“Amendment”) is entered into by and between the New Mexico Human Services Department (hereinafter referred to “HSD”) and Cimarron Health Plan (hereinafter referred to as “CONTRACTOR” OR “MCO”).

WHEREAS, the parties have previously entered into Agreement PSC 02-05 Approved by the Department of Finance and Administration (DFA) on July 1, 2001 (the “Agreement”) and

WHEREAS, Article 37 of the Agreement allows for amendment of the Agreement; and

WHEREAS, the parties have determined that the term of the Agreement should be extended for an additional year.

WHEREAS, the Balanced Budget Act of 1997 requires certain changes to the Agreement; and

WHEREAS, based on the parties’ experience since implementation of the Agreement, the parties have agreed to certain changes in the Agreement beneficial to the Agreement’s goals;

NOW THEREFORE, the parties do amend the Agreement as follows:

1.	All terms, definitions and conditions stated in the Agreement and not modified by this Amendment shall remain in full force and effect. This Amendment shall become effective July 1, 2004, provided it has been approved by the Department of Finance and Administration, and the U.S. Department of Health and Human Services, Center for Medicare/Medicaid Services (CMS). Any reference to CMS in this document is a reference to the agency formerly known as Health Care Financing Administration (HCFA);

2.	This Agreement is extended to expire at midnight June 30, 2005.

3.	In the event of a conflict between, on one hand, the Agreement is amended herein, and on the other hand, the regulations promulgated by the Code of Federal Regulations (CFR) for managed care organizations (MCOs) and the Human Services Department, the federal and state regulations will prevail. This agreement will take precedence when delays in the promulgation of regulations present operational barriers in the performance of this contract.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date of execution by the State Contracts Officer, below.

Article 1 (RECITALS), Section 1.7 is amended to read as follows:

1.7	The parties to this contract acknowledge the need to work cooperatively to address and resolve problems that may arise in the administration and performance of this contract. The parties agree to document agreements in writing prior to implementation for any new contract requirements.

Article 1 (RECITALS), Section 1.8 is amended to read as follows:

1.8	HSD may, in the administration of this contract, seek input on health care related issues from any advisory group or steering committee. HSD may seek the input of the CONTRACTOR on issues raised by advisory groups or steering committees that may affect the CONTRACTOR.

Article 2 (SCOPE OF WORK) Section 2.1.(1).I.i.d.3. is amended to read as follows:

2.1.(1).I.i.d.3.	That an emergency condition is a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such as that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in placing the individual’s health (or with respect to a pregnant woman, the health of a woman or her unborn child) in serious jeopardy, serious impairment to bodily function or serious dysfunction of any bodily organ or part. Post stabilization care services are covered services related to an emergency condition that are provided after a patient is stabilized in order to maintain the stabilized condition or to improve or resolve the patient’s condition, such that within reasonable medical probability, no material deterioration of the patient’s condition is likely to result from or occur during discharge of the patient or transfer of the patient to another facility.

Article 2 (SCOPE OF WORK) Section 2.1.(1).I.ii. is amended to read as follows:

2.1.(1).I.ii.	The CONTRACTOR shall provide, in English, Spanish and any other prevalent languages identified by the CONTRACTOR as being five percent or more of the CONTRACTOR’s Salud! members who are conversant only in those other languages and formats, each member and/or legal guardian with written information about benefits including:

Article 2 (SCOPE OF WORK) Section 2.1.(1).J. is amended to read as follows:

2.1.(1).J.	Member Identification Card

The CONTRACTOR shall issue a member identification card within thirty (30) days of enrollment to each member. The card shall be substantially the same as the card issued to commercial enrollees.

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Article 2 (SCOPE OF WORK) Section 2.1.(1).M.vii. is amended to read as follows:

2.1.(1).M.vii.	The CONTRACTOR shall comply with NCQA standards for Utilization Management and follow NCQA timeliness standards for urgent and emergent situations. NCQA standards shall be superseded by BBA requirements. The decision-making timeframes should accommodate the clinical urgency of the situation and not delay the provision of services to members for lengthy periods of time. These required timeframes are not affected by “pend” decisions. A possible extension of up to 14 additional calendar days may apply if:

(i)	the member, or provider, requests extension; or

(ii)	the CONTRACTOR justifies to HSD a need for additional information and documents how the extension is in the member’s interest.

Article 2 (SCOPE OF WORK) Section 2.1.(1).N.A.(4).(ii). is amended to read as follows:

2.1.(1).N.A.(4).(ii).	Addresses the extent to which the CONTRACTOR is responsible for covering services related to the following:

(a)	the prevention, diagnosis, and treatment of health impairments; and

(b)	the ability to attain, maintain, or regain functional capacity.

Article 2 (SCOPE OF WORK) Section 2.1.(3). is amended to read as follows:

2.1.(3). A.	Disease Management Programs and Performance Measures are two of the tools that HSD has chosen to use to measure a CONTRACTOR’S ability to identify problematic areas within its operations and take actions which shall improve its performance in those focus areas. Examples of these include but are not limited to, administrative functions (telephone response rates), utilization management (timeliness of prior authorizations), access to care, preventive care (improvement of EPSDT screening rates), and care coordination.

B.	The Contractor shall:

i.	Participate in disease management programs/performance

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measures projects annually. HSD will coordinate with CONTRACTOR to select programs that meet the NCQA requirements. Fifty percent of the disease management programs/performance measures projects shall relate to behavioral health;

ii.	Adhere to timely and accurate collection of baseline project indicator data (physical health, behavioral health, administrative), which shall show the CONTRACTOR’S performance rate for those indicators identified for improvement by HSD;

iii.	Identify specific interventions that the CONTRACTOR intends to use to improve performance in a given area;

iv.	Demonstrate improvement in each quality indicator within each calendar year of the contract; and

v.	Perform subsequent measurement and written assessment on the ongoing effectiveness of named interventions..

Article 2 (SCOPE OF WORK) Section 2.1.(3).D.A. is amended to read as follows:

2.1.(3).D.	PHYSICAL AND BEHAVIORAL HEALTH PERFORMANCE MEASURES FOR FY 2005 MCO CONTRACTS.

A.	Managed Care Performance Measures:

For capitation payments made on or after June 25, 2004, the CONTRACTOR shall withhold one-half of one (0.5) percent of HSD’s payments and hold such funds on HSD’s behalf. The withhold funds shall be released to the CONTRACTOR no sooner than July 1st and no later than October 31st of 2005 only if, in the judgment of HSD, performance targets in the contract are achieved. Withhold funds shall be released to the CONTRACTOR based on the following scoring system for each of the ten performance measures listed below:

1.	Dental Access to Care shall be worth 5 points;

2.	Child Access to PCP shall be worth 5 points;

3.	Diabetes Care shall be worth 5 points;

4.	Consumer/Family Based Services shall be worth 15 points;

5.	RTC Readmissions shall be worth 10 points;

6.	Behavioral Health Discharge Follow-up after 7 days shall be worth 5 points;

7.	Behavioral Health Discharge Follow-up after 30 days shall be worth 5 points;

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8.	Provider Payment Timeliness shall be worth 15 points;

9.	Customer Support Services shall be worth 5 points; and

10.	Encounter Data Reporting shall be worth 10 points.

11.	Reports #30 and #31 shall be worth 20 points.

The percentage of the CONTRACTOR’S withhold funds to be released shall be calculated by summing all earned points, dividing the sum by 100, and converting to a percentage. No partial whole number of points will be assigned if the CONTRACTOR fails to completely meet performance measures described in one through ten above. Points assigned for the performance measures will be all or none (e.g. 15 points or 0 points).

To the extent that the following performance measures are not based on HEDIS measures, the parties agree that the measure shall be evaluated based on the standard reports for such measures already submitted to HSD by CONTRACTOR, provided that HSD shall have the right to audit and validate the information or results as reported by CONTRACTOR.

For the current contract amendment the CONTRACTOR shall submit HEDIS scores for calendar year 2004 according to the required HEDIS submission schedule for evaluation under this performance measurement section.

2.1.(3).D.B.11.	The CONTRACTOR shall achieve and maintain compliance with all format and content changes required by HSD for reports #30 and #31. HSD will finalize the descriptions of the categories of services by July 15, 2004. By August 30, 2004 the data in reports #30 and #31 will be within three percent of the health care expenses on the quarterly financial statements (Report 26A). On an annual basis reports #30 and #31 shall be within three percent of the annual audited financial statements.

Article 2 (SCOPE OF WORK) Section 2.1.(3).D.B.5. is amended to read as follows:

2.1.(3).D.B.5.	RTC RE-ADMISSIONS:

Nineteen percent or less of the CONTRACTOR’S members who are discharged from a residential treatment center (RTC) to a lower lever of care will be re-admitted to the same level of care or a higher level of care within 30 days of discharge from the RTC.

Article 2 (SCOPE OF WORK) Section 2.1.(3).D.C.1.A. is amended to read as follows:

2.1.(3).D.C.1.A.	The CONTRACTOR shall place all funds under part A. (Managed Care Performance Measures) of this section, in a separate account and shall provide to HSD monthly statement of the account in order to verify that the withheld funds are being maintained during the period of time specified in this contract.

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Article 2 (SCOPE OF WORK) Section 2.1.(3).D.C.2.A. is amended to read as follows:

2.1.(3).D.C.2.A.	The funds in the withheld funds account shall be released for use by the CONTRACTOR only after HSD has submitted in writing that, in HSD’s judgment, the performance targets in the contract have been achieved for the period of time specified in the contract. HSD shall provide written confirmation no sooner than July 1, 2005 and no later than October 31, 2005 or within thirty (30) days of verification, whichever comes first.

Article 2 (SCOPE OF WORK) Section 2.1.(3).D.C.3.A. is amended to read as follows:

2.1.(3).D.C.3.A.	The difference between the total FY 2005 capitation payments to the CONTRACTOR as of June 30, 2005 divided by 0.995 (99.5 percent) and the total FY 2005 capitation payments to MCO as of June 30, 2005.

Article 2 (SCOPE OF WORK) Section 2.1.(3).E.4. is amended to read as follows:

2.1.(3).E.4.	COMMUNITY BASED BEHAVIORAL HEALTH SERVICES:

The CONTRACTOR shall increase its expenditures on the following community based services by a total of five percent of FY04 expenditures for those services identified as community based services:

Assertive Community Treatment (ACT);

Behavior Management Services (BMS);

Case Management for children and adults (CM);

Non-Emergency Room Crisis Services;

Home Based Services;

Intensive Outpatient Services (IOP);

Psychosocial Rehabilitation Services (PSR);

Respite Services for children/adolescents and adults;

Shelter Care Services for children/adolescents;

Transitional Living Services for children/adolescents and adults;

Day Treatment Program (DTP); and

Multi-Systemic Therapy (MST).

HSD shall provide a reporting format to the CONTRACTOR. The CONTRACTOR shall report to HSD on a quarterly basis using this format.

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Article 2 (SCOPE OF WORK) Section 2.1.(4).A. is amended to read as follows:

2.1.(4).A.	The CONTRACTOR shall ensure the Salud! member caseload of any PCP does not exceed fifteen hundred (1,500) enrollees of the CONTRACTOR.

Article 2 (SCOPE OF WORK) Section 2.1.(4).E.i. is amended to read as follows:

2.1.(4).E.i.	The CONTRACTOR shall provide Geo-Access or equivalent reports quarterly to HSD on the CONTRACTOR’S network capacity of behavior health providers and facilities.

Article 2 (SCOPE OF WORK) Section 2.1.(6).A.viii. is amended to read as follows:

2.1.(6).A.viii.	Continue to work with the School Based Health Services providers to identify and coordinate with the child’s SALUD! primary care provider (PCP).

Article 2 (SCOPE OF WORK) Section 2.1.(6).B.i. is amended to read as follows:

2.1.(6).B.i.	Initial Written Referral Report. A written report of the outcome of any referral, containing sufficient information to coordinate the member’s care, shall be forwarded to the PCP by the behavioral health provider within seven (7) calendar days after the screening and evaluation visit unless the member does not agree to release this information.

Article 2 (SCOPE OF WORK) Section 2.1.(6).B.ii. is amended to read as follows:

2.1.(6).B.ii.	Ongoing Reporting. While the member is receiving services from a behavioral health provider, the behavioral health provider, with the member’s consent, shall keep the member’s PCP informed of drug therapy; laboratory and radiology results; sentinel events such as hospitalization, emergencies, incarceration, discharge from a psychiatric hospital or from behavioral health services; and transitions in level of care. The PCP, with the member’s consent, shall keep the behavioral health provider informed of drug therapy; laboratory and radiology results; medical consultations; and sentinel events such as hospitalization and emergencies.

Article 2 (SCOPE OF WORK) Section 2.1.(6).B.vii. is amended to read as follows:

2.1.(6).B.vii.

Coordination of Services with Children, Youth and Families Department (CYFD). The CONTRACTOR shall have written policies and procedures requiring coordination with the CYFD Protective Services and Juvenile Justice Divisions to ensure that members receive medically necessary services regardless of the member’s custody status. These policies and

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procedures shall specifically address compliance with the current New Mexico Children’s Code. If Child Protective Services (CPS), Juvenile Justice or Adult Protective Services (APS) has an open case on a member, the CYFD social worker or Juvenile Probation Officer assigned to the case shall be involved in the assessment and planning for the course of treatment, including decisions regarding the provision of services for the member. The CONTRACTOR shall designate a single contact point for these cases. The CONTRACTOR has the right to demand a release of information from CYFD that is consistent with information sharing through the JPA between HSD and CYFD.

Article 2 (SCOPE OF WORK) Section 2.2.(3).A. is amended to read as follows:

2.2.(3).A.	Eligibility

HSD shall determine eligibility for enrollment in the managed care program. All Medicaid eligible members are required to participate in the Medicaid managed care program except for the following:

i.	Institutionalized members i.e., those residing for greater than thirty (30) days in nursing facilities;

ii.	Members residing in intermediate care facilities for the mentally retarded;

iii.	Members participating in the Health Insurance Premium (HIPP) Program or the Breast and Cervical Cancer (BCC) Medicaid Program.

iv.	Children and adolescents in out-of-state foster care or adoption placement; and

v.	Native Americans who have the option to voluntarily enroll with the CONTRACTOR.

Article 2 (SCOPE OF WORK) Section 2.2.(5).A. is amended to read as follows:

2.2.(5).A.	Newborn Enrollment

Newborns are automatically eligible for a period of six months and are immediately enrolled with the mother’s MCO. If the child’s mother is not a member at the time of the birth, in a hospital or at home, then the child is enrolled during the next applicable enrollment cycle. The CONTRACTOR is not responsible for care of a child hospitalized during enrollment, until discharge except for newborns born to enrolled mothers.

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Article 2 (SCOPE OF WORK) Section 2.2.(5).D. is amended to read as follows:

2.2.(5).D.	Members in Treatment Foster Care Placements

If a child or adolescent was residing in a treatment foster care placement at the time managed care enrollment began in 1997, they shall be exempt from enrolling in an MCO until he or she is discharged from treatment foster care.

Article 2 (SCOPE OF WORK) Section 2.2.(5).E.i. is amended to read as follows:

2.2.(5).E.i.	Native Americans shall have the option to participate in:

a.	managed care and be enrolled with the CONTRACTOR to receive medical care through Indian Health Service (IHS), tribal providers, and/or other in-network providers, or

b.	Primary Care Case Management with the Indian Health Service.

Article 2 (SCOPE OF WORK) Section 2.2.(5).H. is added to read as follows:

2.2.(5).H.	Members with Dual-Eligibility (Medicare and Medicaid)

The benefit package for members with dual-eligibility will be limited to Medicaid benefits that are not covered by Medicare, including, but not limited to: transportation, vision, pharmacy, and dental.

Article 2 (SCOPE OF WORK) Section 2.2.(5).I. is added to read as follows:

2.2.(5).I.	Medicaid Eligible Participants Receiving Personal Care Option Services

The CONTRACTOR shall be responsible for PCO assessments including service plans and utilization review for their members. The CONTRACTOR shall also be responsible for the assessments with service plans and utilizations review of other Medicaid clients as requested by HSD. If any of these utilization review decisions result in an HSD Fair Hearing, the CONTRACTOR shall be responsible for the Summary of Evidence and for attending the hearing.

Article 2 (SCOPE OF WORK) Section 2.2.(5).J. is added to read as follows:

2.2.(5).J.	Native American enrollees who are not in Long Term Care Facilities and/or are not enrolled in Salud! may be assigned to the CONTRACTOR to receive transportation and pharmacy benefits through the CONTRACTOR.

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Article 2 (SCOPE OF WORK) Section 2.3.(7). is amended to read as follows:

2.3.(7).	Provider to Member Ratios and Access Requirements

The CONTRACTOR shall ensure that member caseload of any PCP in its network does not exceed fifteen hundred (1,500) of its Salud! members. Exceptions to this limit may be made with the consent of HSD. Reasons for exceeding the limit may include continuing established care, assigning of a family unit or the availability of mid-level clinicians in the practice, which expands the capacity of the PCP.

Article 2 (SCOPE OF WORK) Section 2.3.(17).A.i. is amended to read as follows:

2.3.(17).A.i.	Deliver all behavioral health services through direct contacts with individual behavioral health providers or provider groups. All administrative functions associated with behavioral health shall be retained and integrated within the CONTRACTOR;

Article 2 (SCOPE OF WORK) Section 2.3.(17).D. is added to read as follows:

2.3.(17).D.	If or when the time comes that the CONTRACTOR is no longer capitated by HSD to provide behavioral health medically necessary services to its members, the CONTRACTOR shall honor and ensure that all remaining contractually required behavioral health reports, performance and tracking measures are submitted in a timely manner and as required by HSD. The CONTRACTOR will accept financial liability for all medically necessary behavioral health services provided while under the capitation and will be responsible for coordinating the successful transition of services required by the member.

Article 2 (SCOPE OF WORK) Section 2.4.(28).B.vii. is amended to read as follows:

2.4.(28).B.vii.	School-Based Services:

The benefit package includes counseling, evaluation and therapy furnished in a school-based setting as part of the pilot project, entitled “Linking School-Based Health Centers with Salud!” as referenced in 8.305.615.B, but not when specified in the Individualized Education Plan (IEP) or the Individualized Family Service Plan (IFSP), as detailed in the Medical Assistance Program Manual 8.320.6 NMAC, SCHOOL BASED SERVICES FOR RECIPIENTS UNDER 21 YEARS OF AGE.

Article 2 (SCOPE OF WORK) Section 2.9. is amended to read as follows:

2.9	GRIEVANCE SYSTEM

The CONTRACTOR shall have a grievance system in place for members that includes a grievance process related to dissatisfaction, and an appeals process related to a CONTRACTOR action, including the opportunity to request an HSD fair hearing.

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A grievance is a member’s expression of dissatisfaction about any matter or aspect of the CONTRACTOR or its operation other than a CONTRACTOR action.

An appeal is a request for review by the CONTRACTOR of a CONTRACTOR action. An action is the denial or limited authorization of a requested service, including the type or level of service; the reduction, suspension, or termination of a previously authorized service; the denial, in whole or in part, of payment for a service; or the failure to provide services in a timely manner. An untimely service authorization constitutes a denial and is thus considered an action.

The member, legal guardian of the member for minors or incapacitated adults, or a representative of the member as designated in writing to the CONTRACTOR, has the right to file a grievance or an appeal of a CONTRACTOR action on behalf of the member. A provider acting on behalf of the member and with the member’s written consent may file a grievance and/or an appeal of a CONTRACTOR action.

In addition to the CONTRACTOR grievance process described above, a member, legal guardian of the member or an incapacitated adult, or the representative of the member, as designated to the contractor in writing, has the right to request a fair hearing on behalf of the member with HSD directly as described in 8.352.2 NMAC, Fair Hearings, if the MCO member believes the MCO has taken an action erroneously. A fair hearing may be requested prior to, concurrent with, subsequent to or in lieu of a grievance to a CONTRACTOR.

General Requirements for Grievance & Appeals

1.	The CONTRACTOR shall implement written policies and procedures describing how the member may register a grievance or an appeal with the CONTRACTOR and how the CONTRACTOR resolves the grievance or appeal.

2.	The CONTRACTOR shall provide a copy of its policies and procedures for resolution of a grievance and/or an appeal to all service providers in the CONTRACTOR’S network.

3.	The CONTRACTOR shall have available reasonable assistance in completing forms and taking other procedural steps. This includes, but is not limited to, providing interpreter services and toll-free numbers that have adequate TTY/TTD and interpreter capability.

4.	The CONTRACTOR shall name a specific individual(s) designated as the CONTRACTOR’S Medicaid member grievance coordinator with the

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authority to administer the policies and procedures for resolution of a grievance and/or an appeal, to review patterns/trends in grievances and/or appeals, and to initiate corrective action.

5.	The CONTRACTOR shall ensure that the individuals who make decisions on grievances and/or appeals are not involved in any previous level of review or decision-making. The CONTRACTOR shall also ensure that health care professionals with appropriate clinical expertise will make decisions for the following:

a)	An appeal of a CONTRACTOR denial that is based on lack of medical necessity;

b)	A CONTRACTOR denial that is upheld in an expedited resolution;

c)	A grievance or appeal that involves clinical issues.

6.	Upon enrollment, the CONTRACTOR shall provide members, at no cost, with a member information sheet or handbook that provides information on how they and/or their representative(s) can file a grievance and/or an appeal, and the resolution process. The member information shall also advise members of their right to file a request for an administrative hearing with the HSD Hearings Bureau, upon notification of a CONTRACTOR action, or concurrent with or following an appeal of the CONTRACTOR action. The information shall meet the standards for communication specified in MAD policy 8.305.8.15.(13).

7.	The CONTRACTOR must ensure that punitive or retaliatory action is not taken against a member or a provider that files a grievance and/or an appeal, or a provider that supports a member’s grievance and/or appeal.

GRIEVANCE

A grievance is a member’s expression of dissatisfaction about any matter or aspect of the CONTRACTOR or its operation other than a CONTRACTOR action.

1.	A member may file a grievance either orally or in writing with the CONTRACTOR within 90 calendar days of the date the dissatisfaction occurred. The legal guardian of the member for minors or incapacitated adults, a representative of the member as designated in writing to the CONTRACTOR, or a provider acting on behalf of the member and with the member’s written consent, has the right to file a grievance on behalf of the member.

2.	Within five (5) working days of receipt of the grievance, the CONTRACTOR shall provide the grievant with written notice that the grievance has been received and the expected date of its resolution.

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3.	The investigation and final CONTRACTOR resolution process for grievances shall be completed within thirty (30) calendar days of the date the grievance is received by the CONTRACTOR and shall include a resolution letter to the grievant.

4.	The CONTRACTOR may request an extension from HSD of up to fourteen (14) calendar days if the member requests the extension, or the CONTRACTOR demonstrates to HSD that there is need for additional information, and the extension is in the member’s interest. For any extension, not requested by the member, the CONTRACTOR shall give the member written notice of the reason for the extension within two (2) working days of the decision to extend the timeframe.

5.	Upon resolution of the grievance the CONTRACTOR shall mail a resolution letter to the member. The resolution letter must include but not be limited to the following:

(a)	all information considered in investigating the grievance;

(b)	findings and conclusions based on the investigation; and

(c)	the disposition of the grievance.

APPEALS

An appeal is a request for review by the CONTRACTOR of a CONTRACTOR action.

1.	An “action” is defined as:

a.	the denial or limited authorization of a requested service, including the type or level of service;

b.	the reduction, suspension, or termination of a previously authorized service;

c.	the denial, in whole or in part, of payment for a service;

c.	the failure of the CONTRACTOR to provide services in a timely manner, as defined by HSD; or

d.	the failure of the CONTRACTOR to complete the authorization request in a timely manner as defined in 42 CFR Section 438.408.

2.	Notice of CONTRACTOR Action (this also applies to Article 2 Section 2.1.(1).N. ii., Denials in the current contract and renumbered in this Amendment as Section 2.1.(1).O.ii.)

a.	The CONTRACTOR shall mail a notice of action to the member or provider and all those parties affected by the decision within 10 days of the date of an action except for denial of claims which may result in client financial liability which requires immediate

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notification.	The notice must contain but not be limited to the following:

(i)	The action the CONTRACTOR has taken or intends to take;

(ii)	The reasons for the action;

(iii)	The member’s or the provider’s right to file an appeal of the CONTRACTOR action through the CONTRACTOR;

(iv)	The member’s right to request an HSD fair hearing and what the process would be;

(v)	The procedures for exercising the rights specified;

(vi)	The circumstances under which expedited resolution of an appeal is available and how to request it;

(vii)	The member’s right to have benefits continue pending resolution of an appeal, how to request the benefits be continued, and the circumstances under which the member may be required to pay the costs of these services.

3.	A member may file an appeal of a CONTRACTOR action within 90 calendar days of receiving the CONTRACTOR’S notice of action. The legal guardian of the member for minors or incapacitated adults, a representative of the member as designated in writing to the CONTRACTOR, or a provider acting on behalf of the member with the member’s written consent, has the right to file an appeal of an action on behalf of the member.

4.	The CONTRACTOR has thirty (30) calendar days from the date the oral or written appeal is received by the CONTRACTOR to resolve the appeal.

5.	The CONTRACTOR shall have a process in place that assures that an oral inquiry from a member seeking to appeal an action is treated as an appeal (to establish the earliest possible filing date for the appeal). An oral appeal must be followed by a written appeal that is signed by the member.

6.	Within five (5) working days of receipt of the appeal, the CONTRACTOR shall provide the grievant with written notice that the appeal has been received and the expected date of its resolution. The CONTRACTOR shall confirm in writing receipt of oral appeals, unless the member or the provider requests an expedited resolution.

7.	The CONTRACTOR may extend the thirty (30) day timeframe by 14 calendar days if the member requests the extension, or the CONTRACTOR demonstrates to HSD that there is need for additional information, and the extension is in the member’s interest. For any extension not requested by the member, the CONTRACTOR must give the member written notice of the extension and the reason for the extension within two (2) working days of the decision to extend the timeframe.

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8.	The CONTRACTOR shall provide the member and/or the representative a reasonable opportunity to present evidence, and allegations of the fact or law, in person as well as in writing.

9.	The CONTRACTOR shall provide the member and/or the representative the opportunity, before and during the appeals process, to examine the member’s case file, including medical records, and any other documents and records considered during the appeals process. The CONTRACTOR shall include as parties to the appeal, the member and his or her representative, or the legal representative of a deceased member’s estate.

10.	For all appeals, the CONTRACTOR shall provide written notice within the thirty (30) calendar day timeframe of the appeal resolution to the member and the provider, if the provider filed the appeal.

a.	The written notice of the appeal resolution must include but not be limited to the following information:

(i)	the result(s) of the appeal resolution; and

(ii)	the date it was completed.

b.	The written notice of the appeal resolution for appeals not resolved wholly in favor of the member must include but not be limited to the following information:

(i)	the right to request an HSD fair hearing and how to do so;

(ii)	the right to request receipt of benefits while the hearing is pending, and how to make the request; and

(iii)	that the member may be held liable for the cost of those benefits if the hearing decision upholds the CONTRACTOR’S action.

11.	The CONTRACTOR may continue benefits while the appeal and/or the HSD fair hearing process is pending.

a.	The CONTRACTOR shall continue the member’s benefits if all of the following are met:

(i)	The member or the provider files a timely appeal of the CONTRACTOR action (within 10 days of the date the CONTRACTOR mails the notice of action);

(ii)	The appeal involves the termination, suspension, or reduction of a previously authorized course of treatment;

(iii)	The services were ordered by an authorized provider;

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(iv)	The time period covered by the original authorization has not expired; and

(v)	The member requests extension of the benefits.

b.	The CONTRACTOR shall provide benefits until one of the following occurs:

(i)	The member withdraws the appeal;

(ii)	Ten days have passed since the date the CONTRACTOR mailed the resolution letter, providing the resolution of the appeal was against the member and the member has taken no further action;

(iii)	HSD issues a hearing decision adverse to the member;

(iv)	The time period or service limits of a previously authorized service has expired.

c.	If the final resolution of the appeal is adverse to the member, that is, the CONTRACTOR’S action is upheld, the CONTRACTOR may recover the cost of the services furnished to the member while the appeal was pending to the extent that services were furnished solely because of the requirements of this section, and in accordance with the policy set forth in 42 CFR Section 431.230(b).

d.	If the CONTRACTOR or HSD reverses a decision to deny, limit, or delay services, and these services were not furnished while the appeal was pending, the CONTRACTOR must authorize or provide the disputed services promptly and as expeditiously as the member’s health condition requires.

e.	If the CONTRACTOR or HSD reverses a decision to deny, limit or delay services and the member received the disputed services while the appeal was pending, the CONTRACTOR must pay for these services.

EXPEDITED RESOLUTION OF APPEALS

An expedited resolution of an appeal is an expedited review by the CONTRACTOR of a CONTRACTOR action.

1.	The CONTRACTOR shall establish and maintain an expedited review process for appeals when the CONTRACTOR determines that taking the time for a standard resolution could seriously jeopardize the member’s life or health or ability to attain, maintain, or regain maximum function. Such a determination is based on:

(i)	a request from the member;

(ii)	a provider’s support of the member’s request;

(iii)	a provider’s request on behalf of the member; or

(iv)	the CONTRACTOR’S independent determination.

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2.	The CONTRACTOR shall ensure that the expedited review process is convenient and efficient for the member.

3.	The CONTRACTOR shall resolve the appeal within three (3) working days of receipt of the request for an expedited appeal, if the request meets the definition of an expedited appeal.

4.	The CONTRACTOR may extend the timeframe by up to 14 calendar days if the member requests the extension, or the CONTRACTOR demonstrates to HSD that there is need for additional information, and the extension is in the member’s interest. For any extension not requested by the member, the CONTRACTOR shall make reasonable efforts to give the member prompt verbal notification and follow-up with a written notice within two (2) working days.

5.	The CONTRACTOR shall ensure that punitive action is not taken against a member or a provider who requests an expedited resolution or supports a member’s expedited appeal.

6.	The CONTRACTOR shall provide expedited resolution of an appeal in response to an oral or written request from the member or provider on behalf of the member.

7.	The CONTRACTOR shall inform the member of the limited time available to present evidence and allegations in fact or law.

8.	If the CONTRACTOR denies a request for an expedited resolution of an appeal, it shall:

(i)	transfer the appeal to the thirty (30) day timeframe for standard resolution, in which the 30-day period begins on the date the CONTRACTOR received the request; and

(ii)	make reasonable efforts to give the member prompt oral notice of the denial, and follow up with a written notice within two (2) calendar days;

(iii)	inform the member in the written notice of the right to file a grievance if the member is dissatisfied with the CONTRACTOR’S decision to deny an expedited resolution.

9.	The CONTRACTOR shall document in writing all oral requests for expedited resolution and shall maintain the documentation in the case file.

Special Rule for Certain Expedited Service Authorization Decisions:

In the case of certain expedited service authorization decisions that deny or limit services, the CONTRACTOR shall, within 72 hours of receipt of the request for

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service, automatically file an appeal on behalf of the member, make a best effort to give the member oral notice of the decision of the automatic appeal, and make a best effort to resolve the appeal.

OTHER RELATED CONTRACTOR PROCESSES

1.	Information About Grievance System to Providers and Subcontractors

The CONTRACTOR must provide information specified in 42 CFR Section, 438.10(g)(1) about the grievance system to all providers and subcontractors at the time they enter into a contract.

2.	Grievance and/or Appeal Files

a.	All grievance and/or appeal files shall be maintained in a secure, designated area and be accessible to HSD upon request, for review. Grievance and/or appeal files shall be retained for six (6) years following the final decision by the CONTRACTOR, HSD, an Administrative Law Judge, judicial appeal, or closure of a file, whichever occurs later.

b.	The CONTRACTOR will have procedures for assuring that files contain sufficient information to identify the grievance and/or appeal, the date it was received, the nature of the grievance and/or appeal, notice to the member of receipt of the grievance and/or appeal, all correspondence between the CONTRACTOR and the member, the date the grievance and/or appeal is resolved, the resolution, and notices of final decision to the member and all other pertinent information.

c.	Documentation regarding the grievance shall be made available to the member, if requested.

4.	REPORTING

a.	The CONTRACTOR shall provide information requested or required by the Centers for Medicare and Medicaid Services.

e.	The CONTRACTOR shall provide a quarterly report to HSD of all grievances received from or about Medicaid members, by the CONTRACTOR or its subcontractors in compliance with the timelines and procedures set forth in Section 2.12.(2).

5.

MCO PROVIDER GRIEVANCE PROCESS: The CONTRACTOR shall establish and maintain written policies and procedures for the filing of provider grievances. A provider shall have the right to file a grievance with the CONTRACTOR regarding utilization management decisions and/or provider payment issues. Grievances shall be resolved within 30 calendar

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days. A provider may not file a grievance on behalf of a member without written designation by the member as the member’s representative. See NMAC 8.205.12.13 for special rules for certain expedited service authorizations.

Article 2 (SCOPE OF WORK) Section 2.10.(2) is amended to read as follows:

2.10.(2)	Reinsurance

The CONTRACTOR shall have and maintain adequate protections against financial loss due to outlier (catastrophic) cases. The CONTRACTOR shall submit to HSD such documentation as is necessary to prove the existence of this protection, which may include policies and procedures of reinsurance. Information provided to HSD on the CONTRACTOR’s reinsurance must be computed on an actuarially sound basis.

Article 2 (SCOPE OF WORK) Section 2.10.(3) is amended to read as follows:

2.10.(3).	Third Party Liability

The CONTRACTOR is responsible for identification of other third party coverage of members and coordination of benefits with applicable third parties. The CONTRACTOR shall inform HSD of any member who has other health care coverage. The CONTRACTOR shall provide documentation to HSD enabling HSD to pursue its rights under State and Federal law. Documentation includes payment information on enrolled members as requested by HSD, Third Party Liability Unit of the MAD, to be delivered within 20 business days from receipt of the request. Other documentation to be provided by the CONTRACTOR, upon request by HSD, includes a quarterly listing of potential accident and personal injury cases that are known to the CONTRACTOR. The CONTRACTOR and HSD shall jointly develop and agree upon a reporting format to carry out the requirement of this subsection. However, if an agreed upon format cannot be developed HSD retains the right to make a final determination of the reporting format.

Article 2 (SCOPE OF WORK) Section 2.10.(6).B. is amended to read as follows:

2.10.(6).B.	Per Member Cash Reserve

The CONTRACTOR shall maintain three (3) percent of the monthly capitated payments per member with an independent trustee during each month of the first year of the Agreement; provided, however, that if this Agreement replaces or extends a previous agreement with HSD to provide Medicaid managed care, then continued maintenance of the per member cash reserve established and maintained by CONTRACTOR pursuant to such previous agreement shall be deemed to satisfy this requirement.

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The CONTRACTOR shall maintain this cash reserve for the duration of the Agreement. HSD shall adjust this cash reserve requirement annually, or as needed, based on the number of the CONTRACTOR’S members. Each CONTRACTOR shall maintain its own cash reserve account. This account may be accessed solely for payment for services to that CONTRACTOR’S members in the event that the CONTRACTOR becomes insolvent. Money in the reserve account remains the property of the CONTRACTOR and any interest earned (even if retained in the account) shall be the property of the CONTRACTOR.) The CONTRACTOR shall be permitted to invest, with HSD approval and consistent with DOI regulations and guidelines, for investment with cash reserve accounts.

Article 2 (SCOPE OF WORK) Section 2.12.(3).E. is amended to read as follows:

2.12.(3).E.	The CONTRACTOR is mandated to notify HSD immediately when any change in ownership can legally be disclosed. The CONTRACTOR shall submit a detailed work plan during the transition period or no later than the date of the approval of sale by the DOI that identifies areas of the contract that will be impacted by the change in ownership including management and staff.

The CONTRACTOR shall submit records involving any business restructuring when changes in ownership interest of 5% or more have occurred. These records shall include, but are not limited to, an updated list of names and addresses of all persons or entities having ownership interest of 5% or more. These records shall be provided no later than sixty (60) days following the change of ownership.

Article 2 (SCOPE OF WORK) Section 2.12.(5).C. is amended to read as follows:

2.12.(5).C.	Encounter Data Elements

Encounter data elements are based on the Medicaid-Medicare Common Data Initiative (McData Set), which is a minimum core data set for states and MCOs developed by CMS and HSD for use in managed care. Subject to the provisions of Section 4.2 of this Agreement, HSD may increase or reduce or make mandatory or optional, data elements as it deems necessary. The CONTRACTOR will be held harmless in conversion to HIPAA coded encounter data when delays are the result of HIPAA implementation issues at HSD. The transition to HIPAA codes and requirements does not relieve the CONTRACTOR of timely submission of encounter data.

Article 2 (SCOPE OF WORK) Section 2.12.(5).D. is amended to read as follows:

2.12.(5).D.	Encounter Data Formats

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The CONTRACTOR shall submit encounter data to HSD using the 837 and NCPDP formats.

Article 2 (SCOPE OF WORK) Section 2.13.(3).B. is amended to read as follows:

2.13.(3).B.	Transmitting a Provider Network File to HSD on a monthly basis, no later than the 28th day of each month, to include all contracted providers, non-contracted providers who have provided service to date, and providers who have been terminated. The file is a general replacement file each month with no deletions from the file until 3 years past the date of the provider’s termination or denied status. Once a provider is shown on the file, the provider should continue to be reported regardless of whether any encounters are reported for that provider or not;

Article 4 (HSD RESPONSIBILITY) Section 4.1.(18). is amended to read as follows:

4.1.(18).	Amend its fee-for-service and other provider agreements, or take such other action as may be necessary to encourage health care providers paid by HSD to enter into contracts with the CONTRACTOR at the applicable Medicaid reimbursement rate for the provider, absent other negotiated arrangements, and encourage any Medicaid participating provider who is not contracted with the CONTRACTOR to accept the applicable Medicaid reimbursement as payment in full for covered services provided to a member who is enrolled with the CONTRACTOR. The applicable Medicaid reimbursement rate is defined to exclude disproportionate share and medical education payments.

Article 4 (HSD RESPONSIBILITY) Section 4.1.(21) is amended to read as follows:

4.1.(21).	Cooperate with CONTRACTOR in CONTRACTOR’S efforts to achieve compliance with HIPAA requirements. The CONTRACTOR shall be held harmless for implementation delays when the CONTRACTOR is not responsible for the cause of the delay.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE) Section 5.2 is amended to read as follows:

5.2	The PARTIES to this contract understand and agree that the compensation and payment reimbursement for managed care is dependant upon federal and state funding and regulatory approvals. The Parties further understand that program changes effecting the rate of compensation for managed care are likely to occur during the term of this contract and further agree to the following if such program changes are implemented by HSD during the term of this contract:

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In the event that HSD initiates a programmatic change effecting compensation and payment reimbursement for managed care during the term of this contract HSD shall, prior to initiating any such change, provide the CONTRACTOR with as much notice as is possible, given the circumstance, of the contemplated change and the effect it will have on compensation and payment reimbursement for managed care.

Upon notice of a proposed program or benefit modification, the CONTRACTOR may request negotiations for a modification of the contract concerning changes in compensation and payment reimbursement for managed care and program changes, as provided in the notice from HSD. Such programmatic changes and any resulting negotiations and modifications shall be limited to the change in compensation and payment reimbursement for managed care and program changes, and shall not subject the entire contract to being reopened as provided for in Article 12 or 37.

If the CONTRACTOR does not request negotiations for a modification of the contract concerning the change in compensation and payment reimbursement for managed care and program changes, within fifteen (15) working days of the notice from HSD, then the change shall be implemented and become effective under Article 37 of this contract.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE) Section 5.6. is amended to read as follows:

5.6	Procedures

(1)	HSD shall distribute an aggregate amount to the CONTRACTOR for all members enrolled with the CONTRACTOR on or before the second Friday of each month.

(2)	Until a newborn receives a separate member identifier from HSD, the CONTRACTOR shall submit a payment request to HSD for the newborn member. HSD shall pay the CONTRACTOR the monthly rate for the newborn after receipt and verification of the claim by HSD.

(3)	HSD shall make a full monthly payment to the CONTRACTOR for the month in which the member’s enrollment is terminated. The CONTRACTOR shall be responsible for covered medical services provided to the member in any month for which HSD paid the CONTRACTOR for the member’s care under the terms of this Agreement.

(4)	HSD shall have the discretion to recoup payments for members who are incorrectly enrolled with more than one CONTRACTOR including members categorized as newborns or X5; payments made for members

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who die prior to the enrollment month for which payment was made; and/or payments for members whom HSD later determines were not eligible for Medicaid during the enrollment month for which payment was made. Notwithstanding the foregoing, in the absence of fraud on the part of CONTRACTOR, HSD shall not have the right to recoup any payment made to the CONTRACTOR if either the CONTRACTOR (and/or its subcontractors) provided any health care services to the member during two months or more than twenty-four months have elapsed since the payments were made unless HSD is required by a federal agency to go beyond the twenty-four month period. To allow for claim submission lags, HSD will not request a payment recoupment until 120 days has elapsed from the date of which the enrollment/claims payment error was made. In the event of an error, which causes payment(s) to the CONTRACTOR to be issued by HSD, the CONTRACTOR shall reimburse HSD within thirty (30) days of written notice of such error for the full amount of the payment, subject to the provision of Section 5.6(4) of the agreement. Interest shall accrue at the statutory rate on any amounts not paid and determined to be due after the thirtieth (30) day following the notice. Any process that automates the recoupment procedures will be mutually agreed upon in advance by HSD and the CONTRACTOR and documented in writing, prior to implementation of a new automated recoupment process. The CONTRACTOR has the right to dispute any recoupment requests in accordance with Article 15 (DISPUTES).

(5)	With the exception of newborns born while the mother is an enrolled member, HSD is responsible for payment of all inpatient facility and professional services provided from the date of admission until the date of discharge, if a member is hospitalized at the time of enrollment.

(6)	If the member is hospitalized at the time of disenrollment, the CONTRACTOR shall be responsible for payment of all covered acute inpatient facility and professional services from the date of admission to the date of discharge. The CONTRACTOR shall be responsible for coverage of such services until the member is discharged from the hospital. The CONTRACTOR shall be responsible for ensuring proper transition of care if the reason for disenrollment is the member’s selection of a different CONTRACTOR.

(7)	If a member is in a nursing home at the time of disenrollment, the CONTRACTOR shall be responsible for payment of all covered services until the date of discharge or the time the nature of the member’s care ceases to be sub acute or skilled nursing care, whichever first occurs. The CONTRACTOR shall be responsible for ensuring proper transition of care if the reason for disenrollment is the member’s selection of a different MCO.

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(8)	On a periodic basis, HSD shall provide the CONTRACTOR with coordination of benefits information for enrolled members. The CONTRACTOR shall:

A.	Not refuse or reduce services provided under this Agreement solely due to the existence of similar benefits provided under other health care contracts.

B.	Have the sole right of subrogation, and to recovery of and/or to attempt to recover any third-party resources available to Medicaid members but shall make records pertaining to Third Party Collections (TPL) for members available to HSD for audit and review.

C.	Notify HSD as set forth below when the CONTRACTOR learns (not identified in enrollment roster) that a member has TPL for medical are:

i.	Within fifteen (15) working days when a member is verified as having dual coverage under its managed care organization.

ii.	Within sixty (60) calendar days when a member is verified as having coverage with any other managed care organization or health carrier.

D.	Communicate and ensure compliance with the requirements of this section by subcontractors that provide services under the terms of this Agreement.

E.	Members shall not be charged for services covered under the terms of this Agreement, except as provided in the MAD Provider Policy Manual Section MAD-701.7, ACCEPTANCE OF RECIPIENT OR THIRD PARTY PAYMENTS.

F.	Payments provided for under this Agreement shall be denied for new members when, and for so long as, payment for those members is denied under 42 CFR Section 434.67(e).

(9)	In those instances where a duplicate payment is identified either by the CONTRACTOR or HSD, HSD retains the ability to recoup these payments within time periods allowed by law.

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Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE) Section 5.7.(5) is added to read as follows:

5.7.(5).	Reimbursement for Newborns

The CONTRACTOR is responsible for providing services for the first two months of life to a newborn who is born to an enrolled mother. The CONTRACTOR shall make best efforts to assist the mother with the enrollment of the newborn in the Medicaid system. The CONTRACTOR has six months to inform HSD that they have provided services to a newborn who has not been included on their roster. HSD shall be responsible to reimburse the CONTRACTOR for the first two months of life regardless of whether or not the member enrolls the newborn in the Medicaid system.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE) Section 5.7.(6) is added to read as follows:

5.7.(6).	Personal Care Option Assessment/Utilization Review Management Services

Payment for PCO services provided by the CONTRACTOR to manage PCO through assessment and utilization review shall be paid to the CONTRACTOR on a Fee-for-Service basis. The CONTRACTOR shall be responsible for their member PCO participant assessments including service plans and utilization review. The CONTRACTOR shall also be responsible for the assessments with service plans and utilizations review of other Medicaid clients as requested by HSD. If any of these utilization review decisions result in an HSD Fair Hearing, the CONTRACTOR shall be responsible for the Summary of Evidence and for attending the hearing.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE) Section 5.7.(7) is added to read as follows:

5.7.(7).	Native Americans

The CONTRACTOR shall be paid a negotiated rate to provide the transportation and pharmacy benefits to Native American enrollees not currently in Long Term Care services.

Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE) Section 5.7.(8) is added to read as follows:

5.7.(8)	Members with Dual-Eligibility (Medicare and Medicaid)

The CONTRACTOR shall be paid a negotiated rate to provide benefits for members with dual-eligibility. Such benefits may be limited to Medicaid benefits that are not covered by Medicare, including, but not limited to: transportation, vision, pharmacy, and dental.

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Article 5 (COMPENSATION & PAYMENT REIMBURSEMENT FOR MANAGED CARE) Section 5.9 is amended to read as follows:

5.9.	The CONTRACTOR shall accept the capitation rate paid each month by the HSD as payment in full for all services to be provided pursuant to this Agreement, including all administrative costs associated therewith. A minimum of eighty-five percent (85%) of all the CONTRACTOR’S income generated under this Agreement, including but not limited to Third Party Recoupments and Interest, shall be expended on the medical and behavioral health services required under this Agreement to be provided to the CONTRACTOR’S Medicaid members. If the CONTRACTOR does not expend a minimum of eighty-five percent (85%) on medical and behavioral health services of the Agreement, HSD will withhold an amount so that the CONTRACTOR’S ratio for service expenditures are eighty-five percent (85%). HSD will calculate the CONTRACTOR’S income at the end of the State Fiscal Year to determine if eighty-five percent (85%) was expended on the medical and behavioral health services required under the contract utilizing reported information and the Department of Insurance Reports. Administrative costs, to be no higher that fifteen (15) percent, and other financial information will be monitored on a regular basis by HSD.

Members shall be entitled to receive all covered services for the entire period for which payment has been made by HSD. Any and all costs incurred by the CONTRACTOR in excess of the capitation payment will be borne in full by the CONTRACTOR. Interest generated through investment of funds paid to the CONTRACTOR pursuant to this Agreement shall be the property of the CONTRACTOR.

Article (ENFORCEMENT) Section 8.1.(2).O.1 is amended to read as follows:

8.1.(2).O.1	Intermediate Sanctions

1.	Basis for imposition of Sanctions: HSD will impose the foregoing sanctions if HSD determines that the CONTRACTOR acts or fails to act as follows:

(a)	fails substantially to provide medically necessary services and items that the CONTRACTOR is required to provide, under law or under its contract with HSD, to a member covered under the contract;

(b)	imposes on members premiums or charges that are in excess of the premiums or charges permitted under the Medicaid program;

(c)

acts to discriminate among members on the basis of their health status or need for health care services. This includes termination of enrollment or refusal to reenroll a member, except as permitted by the Medicaid program, or any

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practice that would reasonably be expected to discourage enrollment by members whose medical condition or history indicate probable need for substantial future medical services;

(d)	intentionally misrepresents or falsifies information that it furnishes to HSD or CMS;

(e)	intentionally misrepresents or falsifies information that it furnishes to a member, potential member, or health care provider;

(f)	fails to comply with Federal requirements for physician incentive plans, including disclosures;

(g)	has distributed directly, or becomes aware of material distributed indirectly through any agent or independent subcontractor, marketing materials that have not been approved by HSD or that contain false or materially misleading information; or

(h)	fails to perform in any other contract areas.

Article 36 (NOTICE) Section 36.3 is amended to read as follows:

Gerald Landgraf, President and CEO

Cimarron Health Plan

8801 Horizon Boulevard NE

Albuquerque, NM 87113

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CONTRACTOR

By:		Date:
Title:

STATE OF NEW MEXICO

By:		Date:
Secretary
Human Services Department

Approved as to Form and Legal sufficiency:

By:		Date:
General Counsel
Human Services Department

OFFICE OF THE ATTORNEY GENERAL

By:		Date:

The records of the Taxation and Revenue Department reflect that the CONTRACTOR is registered with the Taxation and Revenue Department of the State of New Mexico to pay gross receipts and compensating taxes.

TAXATION AND REVENUE DEPARTMENT
ID NUMBER

By:	Date:

DEPARTMENT OF FINANCE AND ADMINISTRATION

By:	Date:
State Contracts Officer

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